    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 2000


                                                      REGISTRATION NO. 333-30582
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                               AMENDMENT NO. 3 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          INTROGEN THERAPEUTICS, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                             2834                            74-2704230
 (State or other jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer Identification
  incorporation or organization)      Classification Code Number)                  Number)

                        301 CONGRESS AVENUE, SUITE 1850
                              AUSTIN, TEXAS 78701
                                 (512) 708-9310
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                                 DAVID G. NANCE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          INTROGEN THERAPEUTICS, INC.
                        301 CONGRESS AVENUE, SUITE 1850
                              AUSTIN, TEXAS 78701
                                 (512) 708-9310
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:

            CHRISTOPHER J. OZBURN, ESQ.                           DANIELLE CARBONE, ESQ.
            WILLIAM B. OWENS, JR., ESQ.                             SHEARMAN & STERLING
                STACY A. FELD, ESQ.                                599 LEXINGTON AVENUE
         WILSON SONSINI GOODRICH & ROSATI,                       NEW YORK, NEW YORK 10022
             PROFESSIONAL CORPORATION                                 (212) 848-4000
     8911 CAPITAL OF TEXAS HIGHWAY, SUITE 3350
                AUSTIN, TEXAS 78759
                  (512) 338-5400

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
      SECURITIES TO BE REGISTERED          REGISTERED(1)           SHARE(2)              PRICE           REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par value.........      5,750,000              $14.00            $80,500,000            $21,252
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------


(1) Includes 750,000 shares of common stock which the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(3) The registration fee was paid in connection with the initial filing of this registration statement.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED OCTOBER 4, 2000


PROSPECTUS

                                5,000,000 SHARES

                                [INTROGEN LOGO]

                                  COMMON STOCK

     This is an initial public offering of shares of common stock of Introgen Therapeutics, Inc. We expect that the initial public offering price will be between $12.00 and $14.00 per share.

     We have applied for approval for trading and quotation of our common stock on the Nasdaq National Market under the symbol "INGN."

     OUR BUSINESS INVOLVES SIGNIFICANT RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 8.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          ---------------------------

                                                              PER SHARE       TOTAL
Public offering price.......................................  $             $
Underwriting discounts and commissions......................  $             $
Proceeds, before expenses, to Introgen......................  $             $

     The underwriters may also purchase up to an additional 750,000 shares of common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments.

                          ---------------------------

SG COWEN
              PAINEWEBBER INCORPORATED
                             PRUDENTIAL VECTOR HEALTHCARE
                                       A UNIT OF PRUDENTIAL SECURITIES

            , 2000

     The inside cover contains a depiction of loco-regional administration of INGN 201, Adenoviral p53. The image depicts a viral vector encoding the normal p53 therapeutic gene. The p53 gene is being injected into a tumor, causing transformation of the cancer cells, cell death and tumor shrinkage. The various steps are explained with captions:

     Caption 1 -- INGN 201, containing the p53 gene.

     Caption 2 -- Easy administration to tumors.

     Caption 3 -- P53 gene transfer into tumor cells.

     Caption 4 -- Tumor responding to treatment.

     The introduction to the graphic reads as follows:

     "INGN 201, our lead product candidate, combines the naturally occurring tumor suppressor gene referred to as p53 with our adenoviral delivery system, which uses a modified virus to deliver the gene to the target cell. INGN 201 is typically administered via injection."

     The company logo appears at the top of the page.

                               TABLE OF CONTENTS

Prospectus Summary....................     4
Risk Factors..........................     8
Expectations Regarding the Future.....    19
Use of Proceeds.......................    20
Dividend Policy.......................    20
Capitalization........................    21
Dilution..............................    22
Selected Financial Data...............    23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    24
Business..............................    29
Management............................    52
Certain Transactions..................    60
Principal Stockholders................    62
Description of Capital Stock..........    64
Shares Eligible for Future Sale.......    67
Underwriting..........................    69
Legal Matters.........................    71
Experts...............................    71
Where You Can Find Additional
  Information.........................    71
Financial Statements..................   F-1

                               PROSPECTUS SUMMARY

     The following summary highlights information we present more fully elsewhere in this prospectus. Except as we indicate otherwise, all of the information in this prospectus:

     - reflects a 1.6-for-1 forward stock split of our outstanding common stock that we will effect at the effective time of this offering;

     - reflects the automatic conversion of all outstanding shares of our preferred stock into 12,326,173 shares of common stock immediately prior to the closing of this offering; and

     - assumes the underwriters do not exercise their over-allotment option.

                          INTROGEN THERAPEUTICS, INC.

     We are a leading developer of gene therapy products for the treatment of cancer. We are capitalizing on the significant advances in the understanding of the human genome and the role that genetic function plays in the development of cancer. Our drug discovery and development programs have resulted in innovative approaches in which physicians use genes to treat cancer by directly addressing the genetic abnormalities associated with the disease.

     Our lead product candidate, INGN 201, combines the p53 gene, one of the most potent members of a group of naturally occurring genes, the tumor suppressor genes, that act to protect cells from becoming cancerous, with a gene delivery system that we have developed and extensively tested. The gene delivery system, or vector, uses a modified adenovirus, a common cold virus, to deliver genes like p53 to cancer cells. The critical importance of the p53 gene in controlling tumor growth indicates that INGN 201 is applicable to multiple cancers. We have commenced the first of our planned pivotal Phase III clinical trials of INGN 201 in head and neck cancer. Pivotal Phase III trials are typically the final phase required for United States Food and Drug Administration, or FDA, approval. We are also conducting a Phase II clinical trial in non-small cell lung cancer, a category that includes approximately 80% of the various kinds of lung cancer. Phase II trials are efficacy studies. We are also conducting several Phase I clinical trials, or safety studies, for additional cancer types, or indications. To date, doctors at clinical sites have treated over 400 patients with a total of over 3,000 doses of INGN 201, establishing a large safety database. We are developing INGN 201 and other p53 products as part of our collaboration agreement with Aventis Pharma.

     The cancer therapies we are developing, which are based on restoring normal cellular function through gene therapy, may offer safer and more effective treatments than are currently available. Cancer, the second leading cause of death in the United States, is primarily a genetic disease. Research has shown that tumor suppressor genes, which regulate cancer cell growth, are mutated or defective in cancer cells. In gene therapy for cancer, tumor suppressor genes are used to produce proteins that cause cancer cell death without affecting normal cells. This distinguishes gene therapy from conventional cancer treatments such as radiation and chemotherapy that cannot discriminate well between normal cells and cancer cells and therefore are often toxic at effective doses.

     We and Aventis have conducted a Phase II study with INGN 201 in 112 patients with head and neck cancer that is either recurrent, in that it grows back or recurs following initial treatment, or refractory, in that it recurs following two or more kinds of treatment, at 18 clinical centers in the United States and Europe. A preliminary analysis of the data from this study showed that INGN 201, which investigators administered locally, shrank tumors or stopped their growth in 25% of the treated patients. The analysis also showed that approximately 60% of individual tumors that the investigators injected with INGN 201 shrank or stopped growing, providing further evidence of activity using local administration. Tumors with non-mutated, or normal, p53 genes and those with mutant, or abnormal, p53 genes responded to treatment with INGN 201. The patients in the study tolerated the treatment well, without the significant side effects common in conventional cancer treatments. Based on these results, in June 2000 we initiated our first randomized, controlled pivotal Phase III study which we designed to demonstrate the efficacy of INGN 201 for treatment of patients with head and neck cancer who have failed conventional treatments. Physicians will treat patients in this study regardless of whether their tumors have mutant p53 genes. We have also designed a second pivotal Phase III study which combines INGN 201 with standard chemotherapy, which we plan to commence in 2000. We believe that the design of these studies will allow us to establish the effectiveness of INGN 201, administered both alone and in combination with standard chemotherapy treatments.

     In addition to our INGN 201 development program, we have identified and are developing additional gene therapy product candidates, including the genes mda-7, PTEN and CCAM, which we believe may be effective in treating certain cancers. Through our development experience with INGN 201, we have created an efficient process to evaluate new drug candidates and advance them from preclinical studies to human trials. In addition, we have developed a variety of technologies, which we refer to as enabling technologies, for administering gene therapy products to patients and for enhancing the effects of these products. We also have specialized manufacturing expertise and a manufacturing facility to support our continued product development and commercialization efforts.

     Our objective is to be the leader in the development of gene therapy products for the treatment of cancer and other diseases which, like cancer, result from cellular dysfunction and uncontrolled cell growth. To accomplish this objective, our strategy is to:

     - develop and commercialize INGN 201 for multiple cancer types, or indications;

     - develop our portfolio of gene therapy drug products;

     - expand our delivery system technologies;

     - leverage our manufacturing capabilities to produce additional gene therapy drug products;

     - establish targeted sales and marketing capabilities; and

     - expand our market focus to non-cancer indications.

     Our principal executive offices are located at 301 Congress Avenue, Suite 1850, Austin, Texas 78701, and our telephone number is (512) 708-9310. Our corporate web site is located at www.introgen.com. Statements and information contained on our web site are not part of this prospectus. We were incorporated in Delaware on June 17, 1993.

     "Introgen" and the Introgen logo are trademarks of Introgen Therapeutics, Inc. All other trademarks and service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

                                  THE OFFERING

Common stock we are offering............     5,000,000 shares

Common stock to be outstanding after
this offering...........................     21,460,353 shares

Underwriters' over-allotment option.....     750,000 shares

Use of proceeds.........................     We expect to use the net proceeds
                                             from this offering to conduct
                                             research and development, including
                                             clinical trials, advance our
                                             process development and
                                             manufacturing capabilities,
                                             initiate product marketing and
                                             commercialization programs, and for
                                             general corporate purposes,
                                             including working capital. See "Use
                                             of Proceeds."

Proposed Nasdaq National Market
symbol..................................     INGN

     The number of shares of common stock to be outstanding after the offering is based on 16,460,353 shares of common stock outstanding as of June 30, 2000. It does not include:

     - 2,597,155 shares of common stock subject to stock options outstanding as of June 30, 2000, with a weighted average exercise price of $0.54 per share; and

     - 163,600 shares of common stock subject to warrants outstanding as of June 30, 2000, with a weighted average exercise price of $4.96 per share.

                         SUMMARY FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following table contains a summary of our statement of operations data. The pro forma net loss per share data below gives effect to the pro forma basis of presentation described in Note 2 to our consolidated financial statements, including the conversion of each outstanding share of preferred stock into 1.92 shares of common stock upon the closing of this offering.

                                                                                 YEAR ENDED JUNE 30,
                                                              ----------------------------------------------------------
                                                                1996        1997        1998        1999         2000
                                                              ---------   ---------   ---------   ---------   ----------
STATEMENT OF OPERATIONS DATA:
Revenue from collaborations.................................  $  10,449   $  12,052   $   8,606   $   6,714   $    6,204
                                                              ---------   ---------   ---------   ---------   ----------
Revenue from product sales to affiliate.....................         --          --       2,505       1,475        2,184
Cost of product sales.......................................         --          --       1,729         994        1,476
                                                              ---------   ---------   ---------   ---------   ----------
  Gross margin on product sales.............................         --          --         776         481          708
Operating costs and expenses................................     11,992      15,589      12,186      10,516       14,776
                                                              ---------   ---------   ---------   ---------   ----------
Loss from operations........................................     (1,543)     (3,537)     (2,804)     (3,321)      (7,864)
Interest income, net........................................        211         421         789         675          140
                                                              ---------   ---------   ---------   ---------   ----------
Net loss....................................................  $  (1,332)  $  (3,116)  $  (2,015)  $  (2,646)  $   (7,724)
                                                              =========   =========   =========   =========   ==========
Basic and diluted net loss per share........................  $   (0.34)  $   (0.80)  $   (0.51)  $   (0.66)  $    (1.89)
                                                              =========   =========   =========   =========   ==========
Shares used in computing basic and diluted net loss per
  share.....................................................  3,909,376   3,909,376   3,922,768   4,005,893    4,095,623
                                                              =========   =========   =========   =========   ==========
Pro forma basic and diluted net loss per share..............                                                  $    (0.47)
                                                                                                              ==========
Shares used in computing pro forma basic and diluted net
  loss per share............................................                                                  16,421,796
                                                                                                              ==========

     The following table contains a summary of our consolidated balance sheet at June 30, 2000:

     - on an actual basis; and

     - on a pro forma as adjusted basis to reflect the conversion of all outstanding shares of preferred stock into 12,326,173 shares of common stock effective upon the closing of this offering and the receipt of the estimated net proceeds for the sale of the shares of common stock that we are offering, at an assumed initial public offering price per share of $13.00, after deducting the estimated underwriting discount and the estimated offering expenses.

                                                                   JUNE 30, 2000
                                                              -----------------------
                                                                           PRO FORMA
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
BALANCE SHEET DATA:
Cash and investments........................................  $ 11,765     $ 71,115
Working capital.............................................    10,263       69,613
Total assets................................................    24,855       84,205
Long-term obligations, net of current portion...............     8,021        8,021
Accumulated deficit.........................................   (18,744)     (18,744)
Total stockholders' equity..................................    13,592       72,942

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus, including our financial statements and the related notes. The risks and uncertainties described below are those that we currently believe may materially affect our company. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect our company.

                   RISKS RELATED TO OUR COMPANY AND BUSINESS

WE MAY ENCOUNTER DELAYS OR DIFFICULTIES IN OUR INGN 201 CLINICAL TRIALS, WHICH MAY DELAY OR PRECLUDE REGULATORY APPROVAL OF INGN 201.

     In order to commercialize INGN 201 for any cancer indication, we must obtain regulatory approvals for that indication. Satisfaction of regulatory requirements typically takes many years, and involves compliance with requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use. To obtain regulatory approvals, we must, among other requirements, complete clinical trials demonstrating that INGN 201 is safe and effective for a particular cancer indication.

     We and Aventis have commenced the first of our planned Phase III clinical trials of INGN 201 for the treatment of head and neck cancer, and are conducting a Phase II clinical trial of INGN 201 for the treatment of non-small cell lung cancer and six Phase I clinical trials of INGN 201 for other cancer indications. INGN 201 is our only product candidate in clinical trials. Current or future clinical trials may demonstrate that INGN 201 is neither safe nor effective.

     Any delays or difficulties we encounter in our INGN 201 clinical trials, in particular the Phase III clinical trial of INGN 201 for the treatment of head and neck cancer, may delay or preclude regulatory approval. Any delay or preclusion could also delay or preclude the commercialization of INGN 201. In addition, we or the United States Food and Drug Administration, or FDA, might delay or halt any of our clinical trials of INGN 201 at any time for various reasons, including:

     - INGN 201's failure to be more effective than current therapies;

     - presence of unforeseen adverse side effects of INGN 201, including its delivery system;

     - longer than expected time required to determine whether or not INGN 201 is effective;

     - death of patients during a clinical trial, even though the INGN 201 treatment may not have caused those deaths;

     - failure to enroll a sufficient numbers of patients in our clinical trials; or

     - our inability to produce sufficient quantities of INGN 201 to complete the trials.

     We may encounter delays or rejections in the regulatory approval process because of additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our product candidates or us.

     Outside the United States, our ability to market a product is contingent upon receiving clearances from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.

WE HAVE NOT INITIATED CLINICAL TRIALS FOR ANY OF OUR NON-INGN 201 PRODUCT CANDIDATES, AND ANY FAILURE OR DELAY ASSOCIATED WITH THOSE CLINICAL TRIALS WOULD INCREASE OUR PRODUCT DEVELOPMENT COSTS.

     We will need to conduct significant additional research and animal testing, referred to as preclinical testing, before any of our non-INGN 201 product candidates can advance to clinical trials. It will take us many years to complete preclinical testing and clinical trials, and failure could occur at any stage of testing. Acceptable results in early testing or trials may not be repeated later. Moreover, not all product candidates in preclinical testing or early stage clinical trials will receive timely, or any, regulatory approval. Our product development costs will increase if we experience delays in testing or regulatory approvals or if we need to perform more or larger clinical trials than planned. If the delays are significant, the increased development costs will affect negatively our financial results, and these delays could delay our commercialization efforts.

SERIOUS UNWANTED SIDE EFFECTS ATTRIBUTABLE TO GENE THERAPY MAY RESULT IN GOVERNMENTAL AUTHORITIES IMPOSING ADDITIONAL REGULATORY REQUIREMENTS OR A NEGATIVE PUBLIC PERCEPTION OF OUR PRODUCTS.

     Serious unwanted side effects attributable to treatment, which physicians classify as treatment-related adverse events, that occur in the field of gene therapy may result in greater governmental regulation of our product candidates and potential regulatory delays relating to the testing or approval of our product candidates. The death in 1999 of a patient undergoing gene therapy using an adenoviral vector to deliver a gene for disease treatment in a clinical trial which was unrelated to our clinical trials, was widely publicized. As a result of this death, the United States Senate held hearings concerning the adequacy of regulatory oversight of gene therapy clinical trials and to determine whether additional legislation is required to protect volunteers and patients who participate in such clinical trials. The Recombinant DNA Advisory Committee, or RAC, which acts as an advisory body to the National Institutes of Health, or NIH, evaluated and continues to evaluate the use of adenoviral vectors in gene therapy clinical trials. The RAC has made recommendations to the NIH director concerning prospective review of study designs and adverse event reporting procedures, and the FDA has requested that sponsors of clinical trials provide detailed procedures for supervising clinical investigators and clinical study conduct. In addition, the FDA has recently begun to conduct more frequent inspections at clinical trial sites. Implementation of any additional review and reporting procedures or other additional regulatory measures could increase the costs of or prolong our product development efforts or clinical trials.

     Following routine procedure, we report to the FDA and the NIH serious adverse events, whether treatment-related or not, that occur in our clinical trials, including deaths. In one of our Phase I studies conducted from 1995 to 1997, we reported two deaths for which the clinical investigator involved could not unequivocally rule out the possibility that the deaths were related to our gene therapy treatment; however, there was no evidence that our gene therapy was responsible for the deaths. We have not received any correspondence from any regulatory body or experienced any increased scrutiny of our clinical or other activities as a result of these deaths. However, reporting of serious adverse events that are determined to be treatment-related in gene therapy clinical trials conducted by us or by others could result in additional regulatory review or measures, which could increase the cost of or prolong our clinical trials.

     To date no governmental authority has approved any gene therapy product for sale in the United States or internationally. The commercial success of our products will depend in part on public acceptance of the use of gene therapies, which are a new type of disease treatment, for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene therapy is unsafe, and gene therapy may not gain the acceptance of the public or the medical community. Negative public reaction to gene therapy could also result in greater government regulation and stricter clinical trial oversight.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT TO INCUR SIGNIFICANT ADDITIONAL OPERATING LOSSES.

     We have generated operating losses since we began operations in June 1993. As of June 30, 2000, we had an accumulated deficit of approximately $18.7 million. We expect to incur substantial additional operating expenses over the next several years as our research, development, preclinical testing and clinical trial activities increase. We have no products that have generated any commercial revenue and our only revenues to date have been payments from our collaborator Aventis Pharma under collaborative agreements for research and development and sales to Aventis of INGN 201 for use in clinical trials. We do not expect to generate revenues from the commercial sale of products in the foreseeable future, and we may never generate revenues from the sale of products.

IF WE CONTINUE TO INCUR OPERATING LOSSES FOR A PERIOD LONGER THAN WE ANTICIPATE AND FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO ADVANCE OUR DEVELOPMENT PROGRAM AND COMPLETE OUR CLINICAL TRIALS.

     Developing a new drug and conducting clinical trials for multiple disease indications are expensive. We expect that we will fund our capital expenditures and operations over at least the next two years with our current working capital, the net proceeds of this offering and future payments, if any, under our collaborative agreements with Aventis. We may need to raise additional capital sooner, however, due to a number of factors, including:

     - an acceleration of the number, size or complexity of our clinical trials;

     - slower than expected progress in developing INGN 201;

     - higher than expected costs to obtain regulatory approvals;

     - higher than expected costs to pursue our intellectual property strategy;

     - higher than expected costs to further develop our manufacturing capability; and

     - higher than expected costs to develop our sales and marketing capability, if we choose to form a joint marketing operation with Aventis.

     We do not know whether additional financing will be available when needed, or on terms favorable to us or our stockholders. We may raise any necessary funds through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders will experience dilution. If we raise funds through debt financings, we may become subject to restrictive covenants. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

IF WE CANNOT MAINTAIN OUR CURRENT COLLABORATIVE RELATIONSHIP WITH AVENTIS, OUR PRODUCT DEVELOPMENT WOULD BE DELAYED.

     We rely to a significant extent on Aventis to fund and support the development of products which are part of our collaboration with Aventis. Under our collaboration agreements, Aventis agrees on an annual basis whether and to what extent it will continue to fund our early stage product development in North America, which includes preclinical research and development and Phase I clinical trials. If Aventis does not agree to continue to fund our early stage development, and we decide to continue this development, we would have to fund this development ourselves or obtain funding from other sources.

     Once we have completed Phase I clinical trials of a gene therapy product candidate, Aventis may elect to pursue later stage clinical development of that product candidate, which includes conducting Phase II and III clinical trials, commercializing the product, making all further submissions to existing Investigational New Drug, or IND, applications and preparing all product license applications. If Aventis does not make this election, neither we nor Aventis may develop or commercialize the product before October 2004 without the other's approval. Consequently, our development or commercialization efforts for the product could be delayed if Aventis fails to consent to our further development and commercialization. Aventis may terminate its collaboration agreements with us, in whole or in part with respect to individual products, at any time upon six months' notice. If Aventis were to breach or terminate its collaboration agreements with us or otherwise fail to conduct the collaborative activities successfully and in a timely manner, the research, development or commercialization of the affected products or research programs could be delayed or terminated.

IF WE CANNOT MAINTAIN OUR OTHER CORPORATE AND ACADEMIC ARRANGEMENTS AND ENTER INTO NEW ARRANGEMENTS, PRODUCT DEVELOPMENT COULD BE DELAYED.

     Our strategy for the research, development and commercialization of some of our product candidates may require us to enter into contractual arrangements with corporate collaborators in addition to Aventis, academic institutions and others. We have entered into sponsored research and/or collaborative arrangements with several entities including M.D. Anderson Cancer Center, National Cancer Institute and Corixa Corporation. Our success depends upon our collaborative partners performing their responsibilities under these arrangements. We cannot control the amount and timing of resources our collaborative partners devote to our research and testing programs or product candidates, which can vary because of factors unrelated to such programs or product candidates. These relationships may in some cases be terminated at the discretion of our collaborative partners with only limited notice to us. We may not be able to maintain our existing arrangements or enter into new arrangements or negotiate current or new arrangements on acceptable terms, if at all. Some of our collaborative partners may also be researching competing technologies independently from us to treat the diseases targeted by our collaborative programs.

IF WE ARE NOT ABLE TO CREATE AND CONTINUE EFFECTIVE COLLABORATIVE MARKETING RELATIONSHIPS WITH AVENTIS AND OTHERS, WE MAY BE UNABLE TO MARKET INGN 201 SUCCESSFULLY.

     If we elect to form a joint commercial operation with Aventis to market the products developed under our collaboration with Aventis in North America, we may be required to develop sales, marketing and distribution capabilities. In order to develop or otherwise obtain these capabilities, we may have to enter into marketing, distribution or other similar arrangements with additional third parties in order to successfully sell, market and distribute our products. To the extent that we enter into any such arrangements with third parties, our product revenues are likely to be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of such third parties. We have no experience in marketing or selling pharmaceutical products and we currently have no sales, marketing or distribution capability. We may be unable to develop sufficient sales, marketing and distribution capabilities to successfully commercialize our products.

     In markets where Aventis has exclusive marketing rights to INGN 201, including North America should we elect not to form a joint commercial operation, Aventis will pay us royalties on product sales. Further, any royalties we receive from product sales in the markets where Aventis has exclusive marketing rights will depend entirely on the efforts of Aventis. In those markets where we and Aventis have co-marketing rights, there is the potential that we will compete with Aventis in those markets. Aventis is a large, global pharmaceutical company with far greater financial and other resources than we have, and therefore, our ability to compete with Aventis will be limited.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITORS MAY BE ABLE TO TAKE ADVANTAGE OF OUR RESEARCH AND DEVELOPMENT EFFORTS TO DEVELOP COMPETING DRUGS.

     Our commercial success will depend in part on obtaining patent protection for our products and other technologies and successfully defending these patents against third party challenges. Our patent position, like that of other biotechnology and pharmaceutical companies, is highly uncertain. One uncertainty is that the United States Patent and Trademark Office, or PTO, or the courts, may deny or significantly narrow claims made under patents or patent applications. This is particularly true for patent applications or patents that concern biotechnology and pharmaceutical technologies, such as ours, since the PTO and the courts often consider these technologies to involve unpredictable sciences. Another uncertainty is that any patents that may be issued or licensed to us may not provide any competitive advantage to us and they may be successfully challenged, invalidated or circumvented in the future. In addition, our competitors, many of which have substantial resources and have made significant investments in competing technologies, may seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use and sell our potential products either in the United States or in international markets.

     Our ability to develop and protect a competitive position based on our biotechnological innovations, innovations involving genes, gene therapy, viruses for delivering the genes to cells, formulations, gene therapy delivery systems that do not involve viruses, and the like, is particularly uncertain. Due to the unpredictability of the biotechnological sciences, the PTO, as well as patent offices in other jurisdictions, has often required that patent applications concerning biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting their scope of protection against competitive challenges. Similarly, courts have invalidated or significantly narrowed many key patents in the biotechnology industry. Thus, even if we are able obtain patents that cover commercially significant innovations, our patents may not be upheld or our patents may be substantially narrowed.

     Through our exclusive license from the M.D. Anderson Cancer Center and The University of Texas System, we are currently seeking patent protection for adenoviral p53, including INGN 201, and its use in cancer therapy. We are also seeking patent protection for our adenovirus production technology. While we have received a notice of allowance from the PTO that it will issue to us a patent for the use of adenoviral p53 in cancer therapy and another patent for our adenovirus production technology, it is possible that the patents may not issue. We also control, through licensing arrangements, two issued United States patents for combination therapy involving the p53 gene and conventional chemotherapy or radiation. Our competitors may challenge the validity of one or more of our combination therapy patents, or the potential patents relating to adenoviral p53 or adenovirus production, in the courts or through an administrative procedure known as an interference. The courts or the PTO may not uphold the validity of our patents, we may not prevail in an interference proceedings regarding our patents and none of our patents may give us a competitive advantage.

     The PTO has notified us that two of our patent applications directed to our adenoviral p53 technology, and one other patent application directed to specific technologies that relate to vectors based on retroviruses, a different type of virus that uses RNA instead of DNA as its genetic material, and that do not relate to any of our current product candidates, have been allowed, but that their issuance is being suspended for the possible institution of interference proceedings. Another patent application directed to another adenoviral technology that also does not relate to any of our current product candidates is currently involved in an interference proceeding. An interference proceeding is instituted by the PTO to determine, as between two or more parties claiming the same patentable invention, which party has the right to the patent. If any of these or other patent applications become involved in an interference proceeding, there is a likelihood that it will take many years to resolve. Resolution of any such interference will require that we expend time, effort and money. Of the three suspended applications, only the two applications directed to the adenoviral p53 technologies are relevant to our current potential products. If an interference is declared with respect to one or both of the adenoviral p53 applications, and if the opponent ultimately prevails in the interference, the opponent will have a patent that could cover our potential INGN 201 product or its clinical use.

     The patent application that is currently involved in an ongoing interference proceeding does not relate to any of our product candidates. While the resolution of this interference will require that we expend time, effort and money, its outcome is not expected to affect any of our current commercialization efforts.

THIRD PARTY CLAIMS OF INFRINGEMENT OF INTELLECTUAL PROPERTY COULD REQUIRE US TO SPEND TIME AND MONEY TO ADDRESS THE CLAIMS AND COULD LIMIT OUR INTELLECTUAL PROPERTY RIGHTS.

     The biotechnology and pharmaceutical industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies have employed intellectual property litigation to gain a competitive advantage. We are aware of a number of issued patents and patent applications that relate to gene therapy, the treatment of cancer and the use of the p53 and other tumor suppressor genes. Schering-Plough Corporation, or its subsidiary Canji, Inc., controls various United States patent applications and a European patent and applications directed to therapy using the p53 gene, to adenoviruses that contain the p53 gene, or adenoviral p53, and to methods for carrying out therapy using adenoviral p53. In addition, Canji controls an issued United States patent and its international counterparts, including a European patent, involving a method of treating mammalian cancer cells lacking normal p53 protein by introducing a p53 gene into the cancer cell.

     While we believe that our potential products do not infringe any valid claim of the Canji p53 patents, Canji or Schering-Plough could assert a claim against us. We may also become subject to infringement claims or litigation arising out of other patents and pending applications of our competitors, if they issue, or additional interference proceedings declared by the PTO to determine the priority of inventions. The defense and prosecution of intellectual property suits, PTO interference proceedings and related legal and administrative proceedings are costly and time-consuming to pursue, and their outcome is uncertain. Litigation may be necessary to enforce our issued patents, to protect our trade secrets and know-how or to determine the enforceability, scope and validity of the proprietary rights of others. An adverse determination in litigation or interference proceedings to which we may become a party could subject us to significant liabilities, require us to obtain licenses from third parties, or restrict or prevent us from selling our products in certain markets. Although patent and intellectual property disputes are often settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, the necessary licenses may not be available to us on satisfactory terms, if at all. In particular, if we were found to infringe a valid claim of the Canji p53 issued United States patent, our business could be materially harmed.

     We and Aventis are currently involved in three opposition proceedings before the European Patent Office, or EPO, in which we are seeking to have the EPO revoke three different European patents owned or controlled by Canji. These European patents relate to the use of a p53 gene, or the use of tumor suppressor genes, in the preparation of therapeutic products. In one opposition involving the use of a p53 gene, the European patent at issue was upheld following an initial hearing. A second hearing to determine whether this patent should be revoked will be upcoming. The other two oppositions are in earlier stages and a hearing date has not been set. If we do not ultimately prevail in one or more of these oppositions, our competitors could seek to assert by means of litigation any patent surviving opposition against European commercial activities involving our potential products. If our competitors are successful in any such litigation, it could have a significant detrimental effect on our, or our collaborator's, ability to commercialize our potential commercial products in Europe.

COMPETITION AND TECHNOLOGICAL CHANGE MAY MAKE OUR PRODUCT CANDIDATES AND TECHNOLOGIES LESS ATTRACTIVE OR OBSOLETE.

     We compete with pharmaceutical and biotechnology companies, including Canji and Onyx Pharmaceuticals, Inc., which are pursuing other forms of treatment for the diseases INGN 201 and our other product candidates target. We also may face competition from companies that may develop internally or acquire competing technology from universities and other research institutions. As these companies develop their technologies, they may develop competitive positions which may prevent or limit our product commercialization efforts.

     Some of our competitors are established companies with greater financial and other resources than we have. Other companies may succeed in developing products earlier than we do, obtaining FDA approval for products more rapidly than we do or developing products that are more effective than our product candidates. While we will seek to expand our technological capabilities to remain competitive, research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy developed by us.

EVEN IF WE RECEIVE REGULATORY APPROVAL TO MARKET INGN 201, WE MAY NOT BE ABLE TO COMMERCIALIZE IT PROFITABLY.

     Our profitability will depend on the market's acceptance of INGN 201. The commercial success of INGN 201 will depend on whether:

     - INGN 201 is more effective than alternative treatments;

     - side effects of INGN 201 are acceptable to patients and doctors;

     - we produce and sell INGN 201 at a profit; and

     - we and Aventis market INGN 201 effectively, if we choose to form a joint marketing operation with Aventis.

IF WE ARE UNABLE TO MANUFACTURE OUR PRODUCTS IN SUFFICIENT QUANTITIES OR ARE UNABLE TO OBTAIN REGULATORY APPROVALS FOR OUR MANUFACTURING FACILITY, WE MAY BE UNABLE TO MEET DEMAND FOR OUR PRODUCTS AND LOSE POTENTIAL REVENUES.

     Completion of our clinical trials and commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We recently constructed a new manufacturing facility in Houston, Texas. We plan to use the facility to manufacture INGN 201 for our currently planned clinical trials and eventually for the initial commercial launch of INGN 201. We have no experience manufacturing INGN 201 in the volumes that will be necessary to support commercial sales. If we are unable to manufacture our product candidates in clinical or, when necessary, commercial quantities, then we will need to rely on third party manufacturers to manufacture compounds for preclinical, clinical and commercial purposes. These third party manufacturers must receive FDA approval before they can produce clinical material or commercial product. Our products may be in competition with other products for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority than ours. In addition, we may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms. There are very few contract manufacturers who currently have the capability to produce INGN 201, and the inability of any of these contract manufacturers to deliver our required quantities of INGN 201 timely and at commercially reasonable prices would negatively affect our operations.

     Before we can begin commercially manufacturing INGN 201 or any other product candidate, we must obtain regulatory approval of our manufacturing facility and process. Manufacturing of our INGN 201 for clinical and commercial purposes must comply with the FDA's Current Good Manufacturing Practices requirements, commonly known as CGMP, and foreign regulatory requirements. The CGMP requirements govern quality control and documentation policies and procedures. In complying with CGMP and foreign regulatory requirements, we will be obligated to expend time, money and effort in production, recordkeeping and quality control to assure that the product meets applicable specifications and other requirements. We must also pass a pre-approval inspection prior to FDA approval. Our manufacturing facilities have not yet been subject to an FDA or other regulatory inspection. Failure to pass a preapproval inspection may significantly delay FDA approval of our products. If we fail to comply with these requirements, we would be subject to possible regulatory action and may be limited in the jurisdictions in which we are permitted to sell our products. Further, the FDA and foreign regulatory authorities have the authority to perform unannounced periodic inspections of our manufacturing facility to ensure compliance with CGMP and foreign regulatory requirements. Our facility in Houston, Texas is our only manufacturing facility. If this facility were to incur significant damage or destruction, then our ability to manufacture INGN 201 or any other compound would be significantly hampered. This, in turn, could result in delays in our preclinical testing, clinical trials or commercialization efforts.

WE RELY ON ONLY ONE SUPPLIER FOR SOME OF OUR MANUFACTURING MATERIALS. ANY PROBLEMS EXPERIENCED BY ANY SUCH SUPPLIER COULD NEGATIVELY AFFECT OUR OPERATIONS.

     We rely on third party suppliers for some of the materials used in the manufacturing of INGN 201. Some of these materials are available from only one supplier or vendor. Any significant problem that one of our sole source suppliers experiences could result in a delay or interruption in the supply of materials to us until that supplier cures the problem or until we locate an alternative source of supply. Any delay or interruption would likely lead to a delay or interruption in our manufacturing operations, which could negatively affect our operations.

     The CellCube(TM) Module 100 bioreactor, which Corning (Acton, MA) manufactures, and Benzonase(R), which EM Industries (Hawthorne, NY) manufactures, are currently available only from these suppliers. Any significant interruption in the supply of either of these items would require a material change in our manufacturing process. We maintain inventories of these items, but we do not have a supply agreement with either manufacturer.

IF PRODUCT LIABILITY LAWSUITS ARE SUCCESSFULLY BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL DAMAGES AND DEMAND FOR THE PRODUCTS MAY BE REDUCED.

     The testing and marketing of medical products is subject to an inherent risk of product liability claims. Regardless of their merit or eventual outcome, product liability claims may result in:

     - decreased demand for INGN 201;

     - injury to our reputation and significant media attention;

     - withdrawal of clinical trial volunteers;

     - costs of litigation; and

     - substantial monetary awards to plaintiffs.

     We currently maintain product liability insurance with coverage of $2.0 million. This coverage may not be sufficient to protect us fully against product liability claims. We intend to expand our product liability insurance coverage to include the sale of commercial products if we obtain marketing approval for any of our product candidates. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against product liability claims could prevent or limit the commercialization of our products.

WE USE HAZARDOUS MATERIALS IN OUR BUSINESS, AND ANY CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS COULD HARM OUR BUSINESS.

     Our business involves the use of a broad range of hazardous chemicals and materials. Environmental laws impose stringent civil and criminal penalties for improper handling, disposal and storage of these materials. In addition, in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials, we could be subject to civil damages due to personal injury or property damage caused by the release or exposure. A failure to comply with environmental laws could result in fines and the revocation of environmental permits, which could prevent us from conducting our business.

                         RISKS RELATED TO THIS OFFERING

IF OUR OFFICERS, DIRECTORS AND LARGEST STOCKHOLDERS CHOOSE TO ACT TOGETHER, THEY MAY BE ABLE TO CONTROL OUR MANAGEMENT AND OPERATIONS IN A MANNER NOT IN THE BEST INTERESTS OF ALL OUR STOCKHOLDERS.

     Our officers, directors and our stockholders owning greater than 5% of our outstanding common stock immediately prior to this offering will together control approximately 68.6% of our outstanding common stock immediately after this offering. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of Introgen and might affect the market price of our common stock, even when such a change may be in the best interests of all stockholders.

PROVISIONS OF OUR CHARTER DOCUMENTS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN OUR CONTROL, EVEN IF THIS WOULD BE BENEFICIAL TO STOCKHOLDERS.

     Provisions of our amended and restated certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

     - a classified board of directors, in which our board is divided into three classes with three year terms with only one class elected at each annual meeting of stockholders, which means that holders of a majority of our common stock will need two annual meetings of stockholders to gain control of our board;

     - a provision which prohibits our stockholders from acting by written consent without a meeting;

     - a provision which permits only the board of directors, the president or the chairman to call special meetings of stockholders; and

     - a provision which requires advance notice of items of business to be brought before stockholders' meetings.

     These provisions can be amended only with the vote of the holders of at least two-thirds of our outstanding capital stock.

OUR STOCK PRICE MAY FLUCTUATE SUBSTANTIALLY, AND YOUR INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.

     An active public trading market may not develop following completion of this offering or, if developed, may not be sustained.

     The market price for the common stock following this offering will be affected by a number of factors, including:

     - the announcement of new products or services by us or our competitors;

     - quarterly variations in our or our competitors' results of operations;

     - failure to achieve operating results projected by securities analysts;

     - changes in earnings estimates or recommendations by securities analysts;

     - developments in our industry; and

     - general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

     In addition, stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. Many factors may have a significant adverse effect on the market price of our common stock, including:

     - results of our preclinical and clinical trials;

     - announcement of technological innovations or new commercial products by us or our competitors;

     - developments concerning proprietary rights, including patent and litigation matters;

     - publicity regarding actual or potential results with respect to products under development by us or by our competitors;

     - regulatory developments; and

     - quarterly fluctuations in our revenues and other financial results.

     We have not paid cash dividends since our inception and do not intend to pay cash dividends in the foreseeable future. Therefore, you will have to rely on appreciation in our stock price in order to achieve a gain on your investment.

POTENTIAL SALES OF SHARES ELIGIBLE FOR FUTURE SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

     If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. The shares sold in this offering will be freely tradable immediately upon completion of this offering. In addition, on the 181st day after completion of this offering, 16,441,153 shares of our common stock held by existing stockholders will be freely tradable. We intend to file a registration statement covering an aggregate of 8,480,000 shares issuable upon exercise of options to purchase common stock and common stock reserved for issuance under our stock plans within ninety days after the effective date of the registration statement of which this prospectus is a part. For an additional description of the eligibility of shares for sale into the public market following the offering, see "Shares Eligible for Future Sale."

ANY ACQUISITION WE MIGHT MAKE MAY BE COSTLY AND DIFFICULT TO INTEGRATE, MAY DIVERT MANAGEMENT RESOURCES OR DILUTE STOCKHOLDER VALUE.

     As part of our business strategy, we may acquire assets and businesses principally relating to or complementary to our current operations, and we have in the past evaluated and discussed such opportunities with interested parties. Any acquisitions that we undertake will be accompanied by the risks commonly encountered in business acquisitions. These risks include, among other things:

     - potential exposure to unknown liabilities of acquired companies;

     - the difficulty and expense of assimilating the operations and personnel of acquired businesses;

     - diversion of management time and attention and other resources;

     - loss of key employees and customers as a result of changes in management;

     - the incurrence of amortization expenses; and

     - possible dilution to our stockholders.

     In addition, geographic distances may make the integration of businesses more difficult. We may not be successful in overcoming these risks or any other problems encountered in connection with any acquisitions. As of the date of this prospectus, we have no present commitments or agreements for any material investment or acquisition, other than acquiring or maintaining rights to technologies in the ordinary course of our business.

AS A NEW INVESTOR, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in pro forma net tangible book value. After giving effect to the sale of the 5,000,000 shares of common stock we are offering at an assumed initial public offering price of $13.00 per share and after deducting underwriting discount and offering expenses, our pro forma as adjusted net tangible book value at June 30, 2000, would have been $72.9 million, or $3.40 per share. This represents an immediate increase in the pro forma as adjusted net tangible book value of $2.57 per share to existing stockholders and an immediate and substantial dilution of $9.60 per share to new investors, or approximately 73.85% of the assumed offering price of $13.00 per share. If the holders of outstanding options or warrants exercise those options or warrants, you will incur further dilution. See "Dilution."

                       EXPECTATIONS REGARDING THE FUTURE

     You should not rely on the expectations that we state or imply in this prospectus regarding the future. This prospectus contains expectations regarding the future that involve risks and uncertainties. We use such words as "anticipates," "believes," "plans," "expects," "future," "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these expectations regarding the future. This prospectus also contains expectations regarding the future that we attribute to third parties relating to their estimates regarding the growth of our markets. Our actual results could differ materially from the results contemplated by our stated or implied expectations regarding the future due to a number of factors, including those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the 5,000,000 shares of common stock in this offering will be approximately $59.4 million (approximately $68.4 million if the underwriters exercise their over-allotment option in full), at an assumed initial public offering price of $13.00 per share, after deducting the underwriting discount and estimated offering expenses.

     The principal purposes of this offering are to obtain additional working capital, to create a public market for our common stock and to facilitate future access by us to public markets. We expect to use the net proceeds from this offering to conduct research and development, including clinical trials, advance our process development and manufacturing capabilities, initiate product marketing and commercialization programs, and for general corporate purposes, including working capital. We are not currently able to estimate the allocation of proceeds specifically, and we will have broad discretion to use the proceeds as we see fit. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short term, interest bearing, investment grade securities or guaranteed obligations of the United States Government.

     We may use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, we have evaluated and expect to continue to evaluate and discuss with interested parties potential acquisitions of businesses, products or technologies. Other than acquiring or maintaining rights to technologies in the ordinary course of our business, we have no present agreements or commitments regarding any such transaction.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our capital stock. We currently expect to retain all of our future earnings, if any, to support the development of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000:

     - on an actual basis;

     - on a pro forma basis to reflect the conversion of all outstanding shares of our preferred stock into 12,326,173 shares of common stock; and

     - on an as adjusted basis to reflect the pro forma conversion and the authorization of 5,000,000 shares of undesignated preferred stock upon the closing of this offering and our receipt of the net proceeds from the sale of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

     You should read this table in conjunction with our financial statements and related notes included in this prospectus.

                                                                       JUNE 30, 2000
                                                              --------------------------------
                                                                          PRO       PRO FORMA
                                                              ACTUAL     FORMA     AS ADJUSTED
                                                              -------   --------   -----------
                                                                       (IN THOUSANDS)
Long-term obligations, net of current portion...............  $ 8,021   $  8,021    $  8,021
Stockholders' equity:
  Convertible preferred stock, $0.001 par value; 8,308,523
     shares authorized, actual, and 5,000,000 shares
     authorized, pro forma and pro forma as adjusted;
     6,419,896 shares issued and outstanding, actual; none
     issued and outstanding, pro forma and pro forma as
     adjusted...............................................        6         --          --
  Common stock, $0.001 par value; 50,000,000 shares
     authorized, actual, pro forma and pro forma as
     adjusted; 4,134,180 shares issued and outstanding,
     actual; 16,460,353 shares issued and outstanding, pro
     forma and 21,460,353 shares issued and outstanding, pro
     forma as adjusted......................................        4         16          21
  Additional paid-in capital................................   36,537     36,531      95,876
  Deferred compensation.....................................   (4,211)    (4,211)     (4,211)
  Accumulated deficit.......................................  (18,744)   (18,744)    (18,744)
                                                              -------   --------    --------
     Total stockholders' equity.............................   13,592     13,592      72,942
                                                              -------   --------    --------
          Total capitalization..............................  $21,613   $ 21,613    $ 80,963
                                                              =======   ========    ========

     The information in the table above does not include:

     - 2,597,155 shares of common stock subject to stock options outstanding as of June 30, 2000, with a weighted average exercise price of $0.54 per share; and

     - 163,600 shares of common stock subject to warrants outstanding as of June 30, 2000, with a weighted average exercise price of $4.96 per share.

                                    DILUTION

     Our pro forma net tangible book value at June 30, 2000, was $13.6 million, or $0.83 per share of common stock. Our pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding at June 30, 2000, assuming the conversion of all outstanding shares of our preferred stock.

     After giving effect to the sale of the 5,000,000 shares of common stock we are offering at an assumed initial public offering price of $13.00 per share and after deducting underwriting discount and offering expenses, our pro forma as adjusted net tangible book value at June 30, 2000, would have been $72.9 million, or $3.40 per share. This represents an immediate increase in the pro forma as adjusted net tangible book value of $2.57 per share to existing stockholders and an immediate and substantial dilution of $9.60 per share to new investors, or approximately 73.85% of the assumed offering price of $13.00 per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $ 13.00
  Pro forma net tangible book value per share at June 30,
     2000...................................................  $0.83
  Increase per share attributable to this offering..........   2.57
                                                              -----
Pro forma as adjusted net tangible book value per share
  after offering............................................              3.40
                                                                       -------
Dilution per share to new investors.........................           $  9.60
                                                                       =======

     The following table sets forth, as of June 30, 2000, on the pro forma as adjusted basis described above, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid both by existing stockholders and by the new investors purchasing shares of common stock in this offering:

                                    SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                 -----------------------   ------------------------     PRICE
                                   NUMBER     PERCENTAGE     AMOUNT      PERCENTAGE   PER SHARE
                                 ----------   ----------   -----------   ----------   ---------
Existing Stockholders..........  16,460,353      76.70%    $30,907,818      32.23%      $1.88
New Investors..................   5,000,000      23.30      65,000,000      67.77       13.00
                                 ----------     ------     -----------     ------
     Total.....................  21,460,353     100.00%     95,907,818     100.00%
                                 ==========     ======     ===========     ======

     The discussion and the tables above assume no exercise of stock options and warrants outstanding at June 30, 2000. At June 30, 2000, there were 2,597,155 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.54 per share and 163,600 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $4.96 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

     You should read the selected financial data set forth below in conjunction with our consolidated financial statements and related notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. We derived the statement of operations data for the fiscal years ended June 30, 1998, 1999 and 2000, and the balance sheet data as of June 30, 1999 and 2000, from the audited consolidated financial statements included in this prospectus. The consolidated statement of operations data for the years ended June 30, 1996 and 1997, and the balance sheet data as of June 30, 1996, 1997 and 1998, are derived from our audited consolidated financial statements that are not included in this prospectus. Historical results are not necessarily indicative of future results.

     Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding preferred stock into common stock as if the conversion had occurred upon its issuance.

                                                                               YEAR ENDED JUNE 30,
                                                         ---------------------------------------------------------------
                                                            1996         1997         1998         1999         2000
                                                         ----------   ----------   ----------   ----------   -----------
                                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue from collaborations............................  $   10,449   $   12,052   $    8,606   $    6,714   $     6,204
                                                         ----------   ----------   ----------   ----------   -----------
Revenue from product sales to affiliate................          --           --        2,505        1,475         2,184
Cost of product sales..................................          --           --        1,729          994         1,476
                                                         ----------   ----------   ----------   ----------   -----------
  Gross margin on product sales........................          --           --          776          481           708
Operating costs and expenses:
  Research and development.............................      11,020       12,954       10,361        7,539        10,075
  General and administrative...........................         866        2,400        1,561        2,590         2,630
  Amortization of deferred compensation................         106          235          264          387         2,071
                                                         ----------   ----------   ----------   ----------   -----------
    Total operating costs and expenses.................      11,992       15,589       12,186       10,516        14,776
                                                         ----------   ----------   ----------   ----------   -----------
Loss from operations...................................      (1,543)      (3,537)      (2,804)      (3,321)       (7,864)
Interest income, net...................................         211          421          789          675           140
                                                         ----------   ----------   ----------   ----------   -----------
Net loss...............................................  $   (1,332)  $   (3,116)  $   (2,015)  $   (2,646)  $    (7,724)
                                                         ==========   ==========   ==========   ==========   ===========
Basic and diluted net loss per share...................  $    (0.34)  $    (0.80)  $    (0.51)  $    (0.66)  $     (1.89)
                                                         ==========   ==========   ==========   ==========   ===========
Shares used in computing basic and diluted net loss per
  share................................................   3,909,376    3,909,376    3,922,768    4,005,893     4,095,623
                                                         ==========   ==========   ==========   ==========   ===========
Pro forma basic and diluted net loss per share.........                                                      $     (0.47)
                                                                                                             ===========
Shares used in computing pro forma basic and diluted
  net loss per share...................................                                                       16,421,796
                                                                                                             ===========

     The following table contains a summary of our balance sheet on an actual basis at June 30, 1996, 1997, 1998, 1999 and 2000.

                                                                                  JUNE 30,
                                                              -------------------------------------------------
                                                               1996      1997      1998       1999       2000
                                                              -------   -------   -------   --------   --------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and investments........................................  $ 7,024   $ 9,411   $16,848   $ 15,761   $ 11,765
Working capital.............................................    5,613     7,780    15,944     14,226     10,263
Total assets................................................    8,965     9,990    17,766     25,741     24,855
Long-term obligations, net of current portion...............      130        --        --      3,388      8,021
Accumulated deficit.........................................   (3,244)   (6,359)   (8,375)   (11,021)   (18,744)
Total stockholders' equity..................................    6,920     8,359    16,322     19,187     13,592

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our financial statements and related notes included in this prospectus.

OVERVIEW

     We are a leading developer of gene therapy products for the treatment of cancer. Our lead product candidate, INGN 201, combines the p53 gene, one of the most potent members of a group of naturally occurring genes, the tumor suppressor genes, that act to protect cells from becoming cancerous, with a gene delivery system that we have developed and extensively tested. We and Aventis have commenced the first of our planned pivotal Phase III clinical studies of INGN 201 in head and neck cancer. Pivotal Phase III trials are typically the final phase required for FDA approval. We are also conducting a Phase II clinical trial in non-small cell lung cancer, a category that includes approximately 80% of the various kinds of lung cancer. Phase II trials are efficacy studies. We are also conducting several Phase I clinical trials, or safety studies, in additional cancer types, or indications. In addition to our INGN 201 development program, we have identified and are developing additional gene therapy product candidates, including the genes mda-7, PTEN and CCAM and associated technologies for delivering gene therapy products into target cells, which we refer to as vectors. We are developing cancer therapies to restore normal cellular function through gene therapy, which may offer safer and more effective treatments than are currently available. We believe that our research and development expertise gained in gene therapy treatment for cancer is also applicable to other diseases which, like cancer, result from cellular dysfunction and uncontrolled cell growth.

     Since our inception in 1993, we have used our resources primarily to conduct research and development activities, primarily for INGN 201 and, to a lesser extent, for other product candidates. At June 30, 2000, we had an accumulated deficit of approximately $18.7 million. We anticipate that we will incur losses in the future, which are likely to be greater than losses incurred in prior years. We expect that cash needed for operating activities will increase as we continue to expand our research and development of various gene therapy technologies. Since inception, our only significant revenues have been payments from Aventis under collaborative research and development agreements for our early stage development work for INGN 201 and their purchases of INGN 201 product we manufacture for their use in later stage clinical trials. We have also earned interest income on cash placed in short-term investments.

     We have entered into two collaboration agreements with Rhone-Poulenc Rorer Pharmaceuticals Inc. to develop therapeutics based on p53 and on K-ras pathway inhibition. In December 1999, Rhone-Poulenc S.A., the ultimate parent company of Rhone-Poulenc Rorer Pharmaceuticals Inc., combined with Hoechst AG, and the parties have combined Hoechst Marion Roussel, the pharmaceutical business of Hoechst AG, with that of Rhone-Poulenc Rorer to form Aventis Pharma. Rhone-Poulenc Rorer Pharmaceuticals Inc. is now known as Aventis Pharmaceuticals Products Inc. Since 1994, we have earned a total of $46.7 million in collaborative research and development revenues from Aventis pursuant to the agreement relating to p53. We generally receive payments from Aventis for early stage development activities quarterly in advance. We record these payments as revenue as we perform the collaboration work and incur the related expenses. We record as deferred revenue collaborative research and development payments which we receive but for which the related expenses have not yet been incurred. Continued funding of early stage development programs under the collaboration agreements is subject to a mutually agreed budget on an annual basis.

     We also manufacture and sell INGN 201 to Aventis for their use in later stage clinical trials. We record revenue from these product sales upon completion of production and delivery and Aventis' acceptance of the product. To date, we have recorded $6.0 million in revenues from these product sales.

RESULTS OF OPERATIONS

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 2000 AND 1999

Revenues

     Revenue from Collaborations. Collaborative research and development revenues from Aventis were $6.2 million for fiscal 2000, compared to $6.7 million for fiscal 1999. This 7.6% decrease was due primarily to a decrease in early stage development program funding as INGN 201 continued to progress from early stage development activities we performed to later stage clinical development activities Aventis performed.

     Revenue from Product Sales to Affiliate. Revenues from product sales to Aventis were $2.2 million for fiscal 2000, compared to $1.4 million for fiscal 1999. This 48% increase was primarily due to increased sales of INGN 201 product to Aventis for their use in later stage clinical trials.

Expenses

     Cost of Product Sales. Cost of product sales was $1.5 million for fiscal 2000, compared to $994,000 for fiscal 1999. This 48% increase reflects costs associated with our increased sales of INGN 201 product to Aventis.

     Research and Development. Research and development expenses were $10.1 million for fiscal 2000, compared to $7.5 million for fiscal 1999. This 34% increase was due to the increase in research and development activities for our pipeline of gene therapy product candidates. We believe that continued investment in research and development is critical to attaining our strategic objectives, and we expect these expenses to continue to increase in the future.

     General and Administrative. General and administrative expenses, excluding amortization of deferred stock compensation, were $2.6 million for fiscal 2000, compared to $2.6 million for fiscal 1999. These expenses were unchanged because our general and administrative activities and resources in place in 1999 were adequate to meet the general and administrative needs of our operations in 2000. We expect general and administrative expenses to increase in the future as we add personnel, incur additional costs to support continued growth and implement additional internal systems necessary to support a public company. In addition, we expect to incur sales and marketing expenses not previously experienced in order to begin to establish our sales and marketing efforts, particularly if we elect to form a joint commercial operation with Aventis with respect to the commercialization of INGN 201.

     Amortization of Deferred Compensation. Amortization of deferred stock compensation was $2.1 million for fiscal 2000, compared with $387,000 for fiscal 1999. This 435% increase was due primarily to a compensation charge related to the accelerated vesting of options a board member held concurrent with the individual's resignation from our board. The increase was also due to the granting in fiscal 2000 of additional options to purchase our common stock at exercise prices below the deemed fair value of the common stock. For options currently outstanding, we expect to record amortization expense for deferred compensation of $1.4 million during fiscal 2001, $1.3 million during fiscal 2002, $1.0 million during fiscal 2003 and $455,000 during fiscal 2004. The amount of deferred compensation expense to be recorded in future periods may decrease if unvested options for which deferred compensation has been recorded are subsequently forfeited or may increase if additional options are issued.

Interest Income, Net

     Net interest income was $140,000 for fiscal 2000, compared with $675,000 for fiscal 1999. This 79% decrease resulted primarily from a decrease in interest income in fiscal 2000, which resulted from lower average cash and short-term investment balances and increased interest expense as a result of our borrowings to finance new facilities and equipment acquired during fiscal 2000.

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1999 AND 1998

Revenues

     Revenue from Collaborations. Collaborative research and development revenues from Aventis were $6.7 million for fiscal 1999, compared to $8.6 million for fiscal 1998. This 22% decrease was due primarily to a decrease in early stage development program funding, as INGN 201 continued to progress from early stage development activities we performed to later stage clinical development activities Aventis performed.

     Revenue from Product Sales to Affiliate. Revenues from product sales to Aventis were $1.5 million for fiscal 1999 compared with $2.5 million for fiscal 1998. This 41% decrease was primarily due to a decrease in sales of INGN 201 product to Aventis as Aventis relied upon previously purchased inventories to meet their needs in fiscal 1999.

Expenses

     Cost of Product Sales. Cost of product sales was $1.0 million for fiscal 1999, compared with $1.7 million for fiscal 1998. This 43% decrease resulted from a decrease in sales of INGN 201 product to Aventis in fiscal 1999.

     Research and Development. Research and development expenses were $7.5 million for fiscal 1999, compared with $10.4 million for fiscal 1998. This 27% decrease was primarily due to a decrease in early stage development program funding received from Aventis as a result of INGN 201 progressing from early stage development activities we performed to increased later stage clinical development activities Aventis performed.

     General and Administrative. General and administrative expenses, excluding amortization of deferred stock compensation, were $2.6 million for fiscal 1999, compared with $1.6 million for fiscal 1998. This 66% increase was primarily related to initial organization, administration and capitalization activities associated with the formation of our wholly-owned subsidiaries, Gendux, Inc. and Gendux AB, in fiscal 1999.

     Amortization of Deferred Stock Compensation. Amortization of deferred stock compensation was $387,000 for fiscal 1999, compared with $264,000 for fiscal 1998. This 47% increase was due primarily to the granting to directors, officers and employees in each of those fiscal years of additional options to purchase common stock at exercise prices below the deemed fair value of the common stock.

Interest Income, Net

     Net interest income was $675,000 for fiscal 1999, compared with $789,000 for fiscal 1998. This 14% decrease resulted primarily from lower cash and short-term investments balances due to a decrease in early stage development funding from Aventis.

INCOME TAXES

     We have incurred net operating losses since inception and consequently we have not paid any federal, state or foreign income taxes. As of June 30, 2000, we had federal net operating loss carryforwards of approximately $10.9 million. We also had federal research and development credit carryforwards of approximately $49,200. These net operating loss and credit carryforwards will expire at various dates from 2008 through 2020 if we do not utilize them before expiration. Our ability to utilize net operating losses and credits may be subject to significant annual limitations due to the change in the ownership provisions of federal and state tax laws. These annual limitations may result in the expiration of net operating losses and credits before we are able to use them.

LIQUIDITY AND CAPITAL RESOURCES

     We have incurred annual operating losses since our inception, and at June 30, 2000, we had an accumulated deficit of $18.7 million. Since inception through June 30, 2000, we have financed our operations using $46.7 million of collaborative research and development payments from Aventis, $14.4 million of private equity sales to Aventis, $16.5 million of private equity sales to others, $6.0 million of sales of INGN 201 product to Aventis for use in later stage clinical trials, $6.0 million in mortgage financing from a bank for our facilities, $4.3 million in leases from commercial leasing companies to acquire equipment pledged as collateral for those leases and $3.0 million from interest income earned on cash and short-term investments.


     From our inception through June 30, 2000, we have acquired buildings in the aggregate amount of $8.4 million and capital equipment in the aggregate amount of $5.0 million through a combination of cash purchases and financings under capital lease arrangements. We have debt obligations under notes payable and capital leases totaling approximately $8.8 million at June 30, 2000. These notes payable and capital leases finance the facilities we occupy and a significant portion of the equipment we use, which are pledged as collateral for this debt. We make monthly principal and interest payments on this debt. Our buildings and related debt are owned and held by TMX Realty Corporation, our wholly-owned subsidiary.

     We are in negotiations with M.D. Anderson Cancer Center to sublease to them approximately 10,000 square feet of space in our Houston facility at prevailing market rates. To finance development of the space to be subleased, we entered into a $3.5 million loan agreement with a bank in July 2000. This loan bears interest at prime and is payable in equal monthly installments over five years. As of August 1, 2000, no amounts have been drawn under this agreement.

     We expect that we will fund our capital expenditures and operations over at least the next two years with our current working capital, the net proceeds of this offering and future payments under our collaborative agreements with Aventis. However, changes in our research and development plans and other changes affecting our company may result in the expenditure of these funds in less than two years. In addition, these resources may not be sufficient to fund our operations to the point of commercial introduction of any of our product candidates. We may require substantial funds in the future to conduct additional research and development programs, preclinical studies and clinical trials for potential products, including the payment of existing obligations for technology option and license agreements and sponsored research totaling approximately $1.0 million, and to commercialize and market any products that are successfully developed. To meet our future capital requirements, we expect to seek additional funding through additional collaborative agreements, and we may seek additional funding through public or private sales of our securities, including equity securities, or through debt financing.

     At June 30, 2000, we had cash and short term investments of approximately $11.8 million, compared with $15.8 million at June 30, 1999. Net cash used by operating activities was $5.6 million, $2.0 million and $1.9 million for the years ended June 30, 2000, 1999 and 1998. The increase in 2000 compared to 1999 was primarily due to higher net losses from operations, and a decrease in accounts payable, offset by an increase in deferred revenue and non-cash depreciation and stock option compensation. The increase in 1999 compared to 1998 was primarily due to increases in INGN 201 product inventory for sale to Aventis for their use in later stage clinical trials, offset by increases in accounts payable.

     Net cash provided by investing activities was $2.6 million for the year ended June 30, 2000 and net cash used by investing activities was $5.4 million and $8.3 million for the years ended June 30, 1999 and 1998. The change in 2000 compared to 1999 is primarily due to a reduction in property and equipment additions during 2000. The change in 1999 compared to 1998 is primarily due to higher net purchases of short term investments in 1998 as a result of the initial availability of proceeds from the sale of our Series D preferred stock offset by the increase in 1999 of purchases of property and equipment related to our new facility.

     Net cash provided by financing activities was $2.6 million, $8.3 million and $9.6 million for the years ended June 30, 2000, 1999 and 1998. The decrease in 2000 compared to 1999 was primarily due to the sale of Series B preferred stock in 1999. The decrease in 1998 compared to 1997 was due to higher sales of preferred stock in 1998, particularly the sale of our Series D preferred stock, offset by proceeds received in 1999 from the mortgage note payable for our new facilities. At June 30, 2000, we had $6.0 million outstanding under a note payable for our facilities and $2.8 million under capital leases to finance the purchase of equipment.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Our exposure to market risk for changes in interest rates relates primarily to our short-term investments in United States Government obligations and our fixed rate long-term debt. Short-term investments are classified as held-to-maturity and are carried at amortized costs. We do not hedge interest rate exposure or invest in derivative securities.


     Based on our June 30, 2000 investment balances, the detrimental effect of a hypothetical 100 basis point increase in interest rates would be to decrease our net loss by approximately $100,000, for the year ended June 30, 2000.


     At June 30, 2000, the fair value of our fixed rate debt approximated its carrying value based upon discounted future cash flows using current market prices.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities," which will be effective for our fiscal year 2001. This Statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. SFAS 133 is not anticipated to have a significant impact on our operating results or financial condition when adopted, since we currently do not engage in hedging activities.

                                    BUSINESS

OVERVIEW

     We are a leading developer of gene therapy products for the treatment of cancer. We are capitalizing on the significant advances in the understanding of the human genome and the role that genetic function plays in the development of cancer. Our drug discovery and development programs have resulted in innovative approaches in which physicians use genes to treat cancer by directly addressing the genetic abnormalities associated with the disease.

     Our lead product candidate, INGN 201, combines the p53 gene, one of the most potent members of a group of naturally occurring genes, the tumor suppressor genes, that act to protect cells from becoming cancerous, with a gene delivery system that we have developed and extensively tested. The gene delivery system, or vector, uses a modified adenovirus, a common cold virus, to deliver genes like p53 to cancer cells. We and Aventis have commenced the first of our planned pivotal Phase III clinical studies of INGN 201 in head and neck cancer. Pivotal Phase III trials are typically the final phase required for FDA approval. We are also conducting a Phase II clinical trial in non-small cell lung cancer. Phase II trials are efficacy studies. We are also conducting several Phase I clinical trials, or safety studies, of INGN 201 in additional cancer indications. To date, doctors at clinical sites have treated over 400 patients with a total of over 3,000 doses of INGN 201, establishing a large safety database.

     In addition to our INGN 201 development program, we have identified and are developing additional gene therapy product candidates, including the genes mda-7, PTEN and CCAM, which we believe may be effective in treating certain cancers. We believe that our research and development expertise gained in gene therapy treatment for cancer is also applicable to other diseases which, like cancer, result from cellular dysfunction and uncontrolled cell growth. In addition, we have developed a variety of technologies, which we refer to as enabling technologies, for administering gene therapy products to patients and for enhancing the effects of these products. We also have specialized manufacturing expertise and a manufacturing facility to support our continued product development and commercialization efforts.

BACKGROUND

Gene Function and Genomics

     A typical living cell in the body contains thousands of different proteins essential to cellular structure, growth and function. The cell produces proteins according to a set of genetic instructions encoded by DNA, which contains all the information necessary to control the cell's biological processes. DNA is organized into segments called genes, with each gene containing the information required to produce one or more specific proteins. Production of a protein that a particular gene encodes requires gene expression, or activity. Many of the proteins inside a cell interact to form pathways that enable a cell to perform its various functions. The improper expression of one or more genes can alter these pathways and affect a cell's normal function, frequently resulting in disease.

     In recent years, scientists have made significant progress toward understanding the nature of the set of human genes, the human genome, and evaluating the role that genes play in both normal and disease states. The Human Genome Project and other commercial, academic and governmental initiatives are rapidly achieving the goal of sequencing all of the genes that comprise the human genome. As new genes are discovered and decoded, scientists are identifying and understanding their functions. These discoveries provide opportunities to develop therapeutic applications for individual genes, including treatment and prevention of disease.

Gene Therapy

     Gene therapy uses genes to regulate cellular function or to correct cellular dysfunction. These processes involve the introduction of genes into cells to restore missing gene functions, correct aberrant gene functions, augment normal gene activity, neutralize the activity of defective genes or induce cell death. In order to do this, a gene for disease treatment, or therapeutic gene, is often combined with a vector for gene delivery, which enables the gene to enter the target cell and make its gene product. For in vivo gene therapy, physicians typically inject the vector containing the therapeutic gene directly into a patient's tissue, body cavity or bloodstream.

     The genes used for disease treatment are typically the normal counterparts of genes that are defective or inadequately expressed in the diseased cell. In some cases the therapeutic gene will simply act to replace a missing protein or to augment the level of a protein that is otherwise inadequate to prevent disease. In other cases, the therapeutic gene will act to eliminate the diseased cells through a process that scientists have named apoptosis. Apoptosis, or cell death, is a normal process that the body uses to eliminate damaged cells and cells that are no longer necessary.

     The delivery system must be able to deliver a sufficient dose of genes for disease treatment to the correct tissue in order to cause a therapeutic effect. The most common delivery systems currently in use are modified versions of viruses such as adenoviruses. Scientists often use viruses as delivery systems because they have the ability to efficiently infect cells and carry their genetic material, or genome, into the cell where it will initiate a program to produce more virus. Scientists can modify these viruses by deleting pieces of the viral genome that are necessary for viral reproduction and replacing the deleted pieces with a therapeutic gene. The resulting "viral vector" retains the ability of the virus to efficiently deliver its genes, which now include a gene, or genes, for disease treatment, into cells, but has lost the ability to reproduce itself and spread to other cells. Scientists have also developed synthetic substances such as liposomes, which are structures made of fatty materials that have no viral pieces. The synthetic systems that lack any viral pieces, or non-viral systems, can also deliver genetic material to host cells. Scientists have developed these systems to mimic the characteristics of viral systems in order to expand the disease targets that can be treated with gene therapy.

     Many of the clinical trials currently ongoing which involve gene therapy use adenoviral vectors. Scientists create adenoviral vectors using adenoviruses, which are among several common cold viruses. These vectors have been modified so that their ability to reproduce and spread will be inhibited in a human host. The DNA of adenoviral vectors rarely becomes incorporated into the cell genome. Instead, it remains as an independent genetic unit and eventually disintegrates. This feature protects normal cells that might have taken up the viral vector. For cancer treatment, where the goal is to rapidly kill or repair the cancer cells, the relatively short life of the adenoviral vector and its ability to carry sufficient genes for disease treatment makes its use particularly appropriate.

Cancer, a Genetic Disease

     Cancer is the second leading cause of death in the United States, surpassed only by heart disease. In the United States, approximately 1.2 million people are newly diagnosed with cancer each year and over 550,000 people die from the disease. Although the prevalence of specific cancers varies among different populations, we believe that the overall incidence of cancer worldwide is similar to that experienced in the United States. According to the American Cancer Society, the direct costs of treating cancer patients were estimated at $37 billion in the United States in 1999.

     Cancer is a group of diseases in which the body's normal self-regulatory mechanisms no longer control the growth of some kinds of cells. Cells are frequently exposed to a variety of agents, from both external and internal sources, that damage DNA. Even minor DNA damage can have profound effects, causing certain genes to become overactive, to undergo partial or complete inactivation, or to function abnormally. Genes control a number of protective pathways in cells that prevent cells from becoming cancerous. For example, pathways that transmit signals for a cell to divide have on/off switches that allow control of cell division. Cells also have mechanisms that allow them to determine if their DNA has been damaged, and they have pathways to repair that damage.

     The failure of any of these protective pathways can lead to the development of cancer. Cancer is one of the more attractive initial applications for gene therapy, because in contrast to more complex genetic disorders, which may require long-term function of the transferred gene, the treatment for cancer restores just those functions that will lead to the destruction of the cancer cell. The introduction of normal tumor suppressor genes, such as p53, into cancer cells is among the most promising of these approaches.

     The p53 tumor suppressor gene

     Tumor suppressor genes are one class of genes that play a crucial role in preventing cancer and its spread. The best known and most studied of the tumor suppressor genes is the p53 gene. Initially mislabeled an oncogene, or cancer-causing gene, p53 is now known to be a powerful tumor suppressor gene that acts to block cancer development by preventing the accumulation of DNA damage. The p53 gene is involved in multiple cellular processes, including control of cell division, DNA repair, cell differentiation, genome integrity, apoptosis, and inhibition of blood vessel growth, or anti-angiogenesis. Angiogenesis refers to the process by which new blood vessels are formed, such as those that supply blood and nutrients to tumors to feed their growth. The p53 gene is capable of such wide-ranging effects because it orchestrates the activity of a host of other genes and proteins. If a cell suffers DNA damage, p53 responds to the damage by initiating a cascade of protective processes to either repair the DNA damage or to destroy the damaged cell through apoptosis. These p53-mediated processes prevent damaged cells from multiplying and progressing towards cancer. Therefore, the presence of a normally functioning p53 pathway allows the body to naturally suppress tumor growth. Most cancers have found ways to block the normal function of the p53 pathway; approximately 50% of human cancers have done this through mutation of the p53 gene itself. Scientists describe tumors with that mutation as p53 mutant tumors.

Current Treatment of Cancer

     Despite advancements in cancer research in recent years, better treatments for cancer are urgently needed. The conventional therapeutic approaches, including surgery, chemotherapy and radiation therapy, are ineffective or only partially effective in many cancer types. Surgery is inadequate for many patients because the cancer is inaccessible or impossible to remove completely. Surgery, although applicable to over half of all cancer cases, is also inadequate where the cancer has spread, or metastasized. For certain cancers such as head and neck cancer, surgery can be an effective treatment of the cancer but may result in severe disfigurement of and disability to the patient. Radiation therapy and chemotherapy are, by their nature, toxic procedures that damage normal as well as cancerous tissue. Physicians must carefully control administration of these treatments to avoid life-threatening side effects, and many patients are unable to withstand the most effective doses due to toxicity. These conventional therapies typically cause debilitating side effects such as bone marrow suppression, nausea, vomiting and hair loss, often requiring additional and costly medications to ameliorate such side effects. Further, the use of certain chemotherapies may be limited in tumors that have developed mechanisms to evade the action of the drugs, a phenomenon that scientists term multidrug resistance.

     Because of the limitations of current cancer therapies, the treatment of cancer is complex. Physicians refer to the first treatment regimen for a newly diagnosed cancer, usually surgery if it is possible, or radiation therapy, as primary treatment. If the primary treatment is not successful, the cancer will regrow or continue to grow; physicians call this recurrent disease. In most cases, recurrent cancer is not curable, with secondary treatment regimens, usually chemotherapy, only providing marginal benefits for a limited period of time. Physicians consider recurrent cancer that has proven resistant to a secondary treatment to be refractory. Most new cancer treatments are tested initially in patients with either recurrent or refractory disease because the effects of the new therapy are more quickly apparent.

     Given that established cancer therapies often prove to be incomplete, ineffective or toxic to the patient, there is a need for new treatment modalities that will either complement established therapies or replace them by offering better therapeutic outcomes. For example, for a limited number of cancers, immunotherapy, which seeks to stimulate a patient's own immune system to kill cancer cells, has rapidly become widely accepted by improving on the shortcomings of existing therapy. However, for a broad range of cancers additional approaches are needed to improve the toxicity and marginal benefits common to current cancer treatments. Gene therapy directly addresses the cellular dysfunction that causes cancer, compared with small molecule drugs or immunotherapeutic agents, which may act indirectly.

THE INTROGEN APPROACH

     We believe that the emerging field of gene therapy presents a new approach for treating many cancers without the toxic side effects common to traditional therapies. We have developed significant expertise in identifying therapeutic genes, which are genes that may be used to treat disease, and in using what we believe are safe and effective delivery systems to transport these genes to the cancer cells. We believe that we are able to treat a number of cancers in a way that kills cancer cells while not harming normal cells.

     Because most cancers are amenable to local treatment, we generally administer gene therapy directly into a patient's cancerous tumor using adenoviral vectors. We have initially focused on advanced cancers that lack effective treatments and where local tumor growth control, where the tumor stops growing or shrinks, is likely to lead to measurable benefit. Our clinical studies have shown that our gene therapy can be used alone and in combination with conventional treatments such as surgery, radiation therapy and chemotherapy. To date, we have treated over 400 patients with a total of over 3,000 doses of our lead product candidate, INGN 201, establishing a large safety database.

     We have developed INGN 201 by packaging the p53 gene into the adenoviral delivery system we have developed and extensively tested. Evidence from laboratory, preclinical and clinical studies suggests that the p53 tumor suppressor gene may be sufficient to slow, stop or kill many cancer cell types. We believe that INGN 201 holds promise as an effective anti-cancer therapeutic that would restore or augment normal tumor suppressor functions, both in combination with conventional cancer treatment and as a stand-alone treatment for patients who are resistant to or unable to receive conventional therapies.

THE INTROGEN STRATEGY

     Our objective is to be the leader in the development of gene therapy products for the treatment of cancer and other diseases which, like cancer, result from cellular dysfunction and uncontrolled cell growth. To accomplish this objective, we are pursuing the following strategies:

     - Develop and Commercialize INGN 201 for Multiple Cancer Indications. We plan to continue development of our lead product, INGN 201, in multiple cancer indications. We and Aventis have begun a pivotal Phase III clinical trial in head and neck cancer and are conducting a Phase II clinical trial in non-small cell lung cancer. We, Aventis and the National Cancer Institute are conducting six Phase I studies in other cancer types.

     - Develop Our Portfolio of Gene Therapy Drug Products. Utilizing our significant research, clinical, and regulatory expertise, we are pursuing additional gene therapy drug products for various cancers. We have established an efficient process for evaluating new drug candidates and rapidly progressing them from preclinical to clinical development. We have identified and licensed multiple genes, including mda-7, PTEN and CCAM, which we have combined with our adenoviral vector system and believe are attractive development targets for the treatment of various cancers.

     - Expand Our Delivery System Technologies. We believe that no single gene delivery system will be applicable to all clinical needs. At present, we have a broad portfolio of delivery technologies under development. We are leveraging our experience gained with our existing adenoviral vector systems to develop next generation vectors for both viral and non-viral delivery systems. To augment our portfolio, we will continue to examine new licensing opportunities and develop collaborations in the area of novel delivery and targeting technologies.

     - Leverage Our Manufacturing Capabilities to Produce Additional Gene Therapy Drug Products. We have developed significant expertise and capabilities in manufacturing and process development of therapeutic genes and delivery systems. We have built and validated a CGMP manufacturing facility. We believe that this facility is capable of supporting market launch of INGN 201. We and Aventis have also established formulation and process methodologies and quality release assays to produce clinical grade materials at commercial scale. We intend to utilize these processing and production capabilities to advance clinical development of our pipeline of gene therapy product candidates and commercialize gene therapy products.

     - Establish Targeted Sales and Marketing Capabilities. As part of our collaboration with Aventis, we have the right to elect to form a joint commercial operation to market INGN 201 in North America upon application for product approval. At this time, we believe that exercising this right will maximize the value of INGN 201 to us. Because the oncology market is characterized by a concentration of specialists in relatively few major cancer centers, it can be effectively addressed by a small, focused sales force. The marketing and sales infrastructure we develop to support our commercialization efforts with Aventis will give us the ability to more effectively pursue commercialization of additional oncology products.

     - Expand Our Market Focus to Non-Cancer Indications. Our long term strategy is to leverage our scientific, research and process competencies in gene function and vector development to pursue gene-based therapies for a variety of other diseases and conditions. We believe that gene therapy holds promise for diseases such as cardiovascular disease and rheumatoid arthritis, which, like cancer, result from cellular dysfunction or uncontrolled cell growth.

PRODUCT DEVELOPMENT PROGRAMS

     The following table summarizes the status of our gene therapy product development programs.
--------------------------------------------------------------------------------

                                       CANCER                  DEVELOPMENT               COMMERCIAL
       PRODUCT (GENE)                INDICATION                   STATUS                   RIGHTS
----------------------------------------------------------------------------------------------------------
  INGN 201 (P53)                    Head and Neck               Phase III             Introgen/Aventis
                                 Non-Small Cell Lung             Phase II
                                      Prostate                   Phase I
                                       Ovarian                   Phase I*
                                       Bladder                   Phase I*
                                Brain (glioblastoma)             Phase I*
                                       Breast                    Phase I*
                                   Bronchoalveolar               Phase I*
----------------------------------------------------------------------------------------------------------
  INGN 241 (MDA-7)             Various (solid tumors)          Preclinical                Introgen
                                       Breast                  Preclinical
                                        Lung                   Preclinical
----------------------------------------------------------------------------------------------------------
  INGN 251 (PTEN)**                  Colorectal                Preclinical                Introgen
                                Brain (glioblastoma)           Preclinical
----------------------------------------------------------------------------------------------------------
  INGN 231 (CCAM)**                   Prostate                 Preclinical                Introgen
----------------------------------------------------------------------------------------------------------
  BAK PROGRAM                          Various                   Research                 Introgen
----------------------------------------------------------------------------------------------------------
  P16 PROGRAM                        Pancreatic                  Research                 Introgen
----------------------------------------------------------------------------------------------------------
  DBCCR1** PROGRAM                     Bladder                   Research                 Introgen
----------------------------------------------------------------------------------------------------------
  RSK3** PROGRAM                       Ovarian                   Research                 Introgen
----------------------------------------------------------------------------------------------------------

------------------------------

  *  Conducted in conjunction with the National Cancer Institute.

 **  Exclusively licensed to Gendux AB, our indirect, wholly-owned subsidiary.

Indications for INGN 201 (p53)

     INGN 201, our lead product candidate, combines the p53 gene with an adenoviral vector for gene delivery. Physicians typically inject INGN 201 directly into the tumor. The importance of the p53 gene in controlling tumor growth suggests that INGN 201 is applicable to multiple cancers. Our initial development strategy for INGN 201 is to obtain approval for cancer indications, like head and neck and lung cancer, which have few or no treatment options available and have near term clinical endpoints.

     We have conducted a number of Phase I and Phase II studies to establish the safety and evaluate the efficacy of INGN 201 both alone and in combination with radiation therapy, chemotherapy and/or surgery. We evaluated efficacy by measuring tumors during each study to analyze whether tumors had regressed, remained stable or progressed during treatment. We supplemented these analyses, where possible, with microscopic tissue analysis, or biopsy, to determine the presence of residual cancer cells within the treated area. We further evaluated efficacy by measuring the survival time of the patients treated in all of these studies.

     Head and Neck Cancer

     Head and neck cancer has a worldwide incidence of approximately 400,000 new cases per year, encompassing cancers of the tongue, mouth, vocal cords and tissues surrounding them. In the United States, the annual incidence of squamous cell cancer, a cancer of cells that line the oral cavity, pharynx, and larynx, is approximately 42,000 with annual deaths of approximately 12,300. This cancer is frequently fatal, with most patients dying from local and regional disease, rather than from metastasis to other organs. Primary treatments for this cancer are surgery and radiation therapy. However, these treatments are debilitating and have permanent side effects, including loss of teeth, loss of voice or disfigurement. Moreover, a large number of patients with head and neck cancer experience recurrence. Once the disease recurs, few patients survive despite secondary treatment with conventional therapies, with median patient survival of less than 12 months. Although often used as a secondary treatment, there are no chemotherapy drugs available today which have been approved by the FDA for treatment of patients with recurrent head and neck cancer.

     Because physicians can administer INGN 201 locally, we believe it is an excellent candidate for treatment of head and neck cancer. Based on clinical results from our Phase I and Phase II trials, we and Aventis have commenced a registration program currently comprising two multinational pivotal Phase III studies that the FDA has reviewed. We intend these studies to demonstrate the efficacy of INGN 201 for treatment of patients with squamous cell carcinoma of the head and neck, regardless of whether the p53 gene is mutant or non-mutated, in whom standard treatment of surgery and radiation therapy have not been effective and who have recurrent or refractory disease. The first of these studies, which has begun enrolling and treating patients, will compare the efficacy of INGN 201 to a standard chemotherapy treatment in patients with refractory disease. The second study, which is expected to begin enrolling patients in 2000, will compare the efficacy of INGN 201 when it is used in combination with a standard chemotherapy treatment to that standard chemotherapy treatment used alone in patients with recurrent disease.

     The first Phase III study is being conducted at approximately 60 centers in the United States, Canada and Europe in 240 patients with refractory disease. Patients in the control group receive weekly methotrexate, a standard chemotherapy treatment for this condition, while patients in the treatment group receive twice weekly injections of INGN 201. The study's primary endpoint, or result that we will evaluate principally, is survival. The investigators will measure survival by how long the p53 treatment group patients live relative to how long the control group patients live. The second study, to be conducted at approximately 60 centers in the United States, Canada and Europe, will enroll 288 patients with newly diagnosed recurrent head and neck cancer. These patients will not have previously been treated with chemotherapy. The control group will receive a standard chemotherapy treatment with the drugs cisplatin and 5-fluorouracil and the treatment group will receive the same drugs and INGN 201. Each treatment will be repeated every three weeks, which is a standard interval for chemotherapy. The primary endpoint will be the duration of tumor growth control in the head and neck region as measured by a patient's tumor growth beyond the patient's baseline, or tumor size at the beginning of the study. These studies are complementary, with the primary endpoint in each serving as a secondary endpoint, or result that we will evaluate secondarily, in the other. An independent data safety monitoring board will oversee safety for the studies and conduct a specified interim data analysis for each study.

     We and Aventis have conducted a Phase II study in 112 patients with either recurrent or refractory head and neck cancers at 18 clinical centers in the United States and Europe, using the highest dose of INGN 201 tested in the Phase I study. This study did not have a treatment control arm and the main purpose of the study was to evaluate the safety, side effects and efficacy of INGN 201 administered alone to tumors of various sizes. The primary measure of efficacy was to assess patient response to INGN 201 by periodically measuring the size of all tumors in the patient compared to their size at the start of treatment. A positive response is defined as the disappearance of the tumor, shrinkage of the tumor or the absence of additional tumor growth beyond 25% of pre-treatment measurements, an accepted indicator of tumor growth control.

     In order to design pivotal Phase III studies and to identify the patient characteristics most amenable to INGN 201 treatment, we conducted a preliminary analysis on the first 88 patients treated and evaluated in our Phase II study. This analysis showed that approximately 25% of the patients that the investigators injected and evaluated had a positive response to treatment. In addition, because a subset of patients had multiple tumors treated, the preliminary analysis also evaluated individual tumor response. The analysis showed that 60% of the individual tumors that the investigators injected and evaluated had a positive response. Tumors with non-mutated p53 genes and those with mutant p53 genes both responded to INGN 201 treatment. The patients in this Phase II study tolerated INGN 201 well, without the significant side effects common to conventional cancer treatments. Side effects were consistent with those experienced in the Phase I study discussed below. We presented the results of the preliminary analysis at the 1999 meeting of the American Society of Clinical Oncology or ASCO.

     This preliminary analysis also provided important data with regard to the effect of INGN 201 on the median survival time of the patients. The data showed a median patient survival time from the start of treatment of 7.5 months for a subset of patients with refractory disease and tumors below a specified size. Patients with these characteristics comprise the population for our first Phase III study. Based on an historical expected survival time that our clinical advisors estimate to be 4 months, this median survival time of 7.5 months suggests an 88% increase in survival time for these patients.

     Previously, INGN 201 was tested in a Phase I safety study with patients with recurrent head and neck cancer. In this study, 33 patients received a total of 429 doses. This study demonstrated that physicians could safely inject INGN 201 into head and neck tumors repetitively over many months. Side effects were minimal, consisting of pain at the site of the injection and flu-like symptoms that could be readily treated without disrupting the administration of the drug. No patient had treatment stopped or reduced because of toxicity, even at the maximum dose. In 15 of these patients, we showed that surgery could be safely combined with INGN 201 without increasing the risk of wound infections or healing.

     Non-Small Cell Lung Cancer

     Lung cancer is the most common cause of cancer-related death in the United States, with an estimated 164,000 new cases diagnosed annually. An estimated 157,000 people will die from the disease in 2000. The five year survival rate for patients diagnosed with lung cancer is 14%. Non-small cell, or NSC, lung cancer comprises approximately 80% of all lung cancer cases. Surgery can be an effective treatment, but only a minority of patients are eligible because early stage diagnosis is uncommon. Only 30% of these patients will have a complete surgical resection of their disease. The remaining patients typically undergo a combination of surgery, radiation and chemotherapy. This combination treatment is only effective in a small percentage of cases. Of patients who have unresectable disease, 80% will again have active cancer cells three months after completing a full course of radiation. Due to the ineffective treatment of NSC lung cancer in many patients, a significant unmet need for better treatments exists. The opportunity for a new treatment to show benefit is great, particularly if it can be combined with existing treatments without increasing the toxicity of those treatments.

     We and Aventis are completing a Phase II study of INGN 201 in combination with radiotherapy as the primary treatment for patients who have newly diagnosed inoperable NSC lung cancer and who cannot tolerate chemotherapy. Radiotherapy is the standard treatment for patients in this condition. All patients in this study receive three INGN 201 injections into the tumor during a six week course of radiotherapy. These patients are being evaluated for the efficacy, safety and side effects of the treatment to ascertain whether the combination of INGN 201 with radiation is well tolerated. Objectives of this study are to determine if the addition of INGN 201 injected directly into the tumor with standard radiotherapy improves the response rate of the injected tumor in patients with inoperable NSC lung cancer, and to evaluate the tolerability of the combination treatment. An evaluation is being performed three months after treatment is completed, consisting of a radiograph to assess the size of the treated tumor mass, supplemented by a biopsy to assess for living cancer cells within the tumor at the site of treatment. The patients are then followed without further treatment for clinical evidence of disease progression.

     We conducted a preliminary analysis of the first 17 patients that the investigators treated and evaluated in this study. This preliminary analysis included both the radiographs and the tumor biopsies that we refer to above. The results of this analysis established an acceptable safety profile and showed evidence of local tumor control and reductions in tumor size. Fourteen of 17 patients that the investigators treated, or 82%, had radiographic evidence of local tumor growth control, including 11 complete or partial responses of the tumor that the investigators injected. Furthermore, the preliminary analysis showed that nine of these 11 patients had no living tumor cells in the biopsy that the investigator took from the site of gene therapy injection. We presented these results from the preliminary analysis at the May 2000 ASCO meeting. Based on the preliminary results of this Phase II study using gene therapy with radiation therapy, we and Aventis have designed a larger Phase II study to evaluate whether p53 enhances the effectiveness of radiation therapy and chemotherapy when investigators use them together to treat NSC lung cancer.

     We conducted a Phase I safety study in 53 patients with end-stage NSC lung cancer who had failed surgery, radiation and chemotherapy. In one arm of the study, 29 patients received INGN 201 injected into a single tumor site. In the other arm, 24 patients received INGN 201 in combination with cisplatin, a commonly used chemotherapeutic agent. The patients in this study tolerated the INGN 201 treatments well, and the most severe side effects noted were consistent with those experienced with the use of cisplatin alone.

     The image below shows a non-small cell lung cancer patient who experienced a reduction in tumor mass in response to INGN 201 in the Phase II clinical study we conducted with Aventis.

         CLINICAL RESPONSE IN LUNG CANCER PATIENT TREATED WITH INGN 201

                                 [ILLUSTRATION]
                  Pre-treatment                              Post-treatment

     This illustration depicts the clinical response in a non-small cell lung cancer patient treated with INGN 201, illustrated by two CT scanned images. One CT image shows a tumor before treatment with INGN 201, showing a tumor and collapsed lung segment. The second CT image shows the effect of the treatment on the tumor, showing normalization of the affected lung segment. The two images are explained with captions. Caption 1, appearing above the illustration:
Clinical Response in Lung Cancer Patient Treated with INGN 201. Caption 2, appearing to the right of the first image: Pre-treatment. Caption 3, appearing to the right of the second image: Post-treatment.

Prostate Cancer

     Prostate cancer is one of the most common forms of cancer. Approximately 265,000 new cases were diagnosed in the United States in 1996, and it is estimated that the number of new cases will grow to 390,000 in 2001. This increase in reported incidence is primarily due to more effective methods of diagnosis. Most of these patients with prostate cancer are treated with either surgery or radiation therapy. Because newer and simpler methods of diagnosis that detect the disease at an earlier stage exist today, there are a significant number of patients diagnosed with prostate cancer before it has metastasized who may benefit from local treatment therapies such as INGN 201.

     We and Aventis plan to conduct a randomized, controlled Phase II study for patients who have failed radiation therapy for prostate cancer. The study would enroll only patients who have local recurrence in the pelvic region, thus excluding those with metastases beyond the pelvic region. Patients in the study arm would be treated with a combination of INGN 201 injections and additional radiation therapy, while patients in the control arm would receive only radiation treatment. The goal of this study is to demonstrate the safety and efficacy of INGN 201 and radiation in reducing or eliminating further tumor growth in patients with localized disease who are not candidates for surgery.

     We have completed enrollment and treatment in a Phase I study of 30 patients where investigators injected INGN 201 into the prostate gland with a subsequent surgical resection of the gland. The patients tolerated the INGN 201 injections well. In a preliminary analysis, 27% of the patients showed measurable evidence of tumor shrinkage from the INGN 201 injections.

Other Cancers

     There are several other cancer indications for which INGN 201 is in earlier stages of clinical development. To evaluate the possible use of INGN 201 in these indications, we and Aventis have entered into a Cooperative Research and Development Agreement, or CRADA, with the National Cancer Institute, the NCI. Under this program the NCI has initiated clinical trials with INGN 201 at leading cancer centers using clinical protocols that we have developed with the NCI. These protocols are designed to demonstrate the safety of INGN 201 in these indications and by various routes of administration.

     Ovarian Cancer. There will be an estimated 23,000 new cases of ovarian cancer and 14,000 deaths in the United States in 2000. In approximately 80% of patients with advanced disease, the cancer remains localized within the peritoneal, or abdominal, cavity. This allows ready access to cancer cells for simple intraperitoneal administration, that is, administration into the abdominal cavity of gene therapeutic agents. The NCI has initiated Phase I clinical trials of INGN 201 in this population. We anticipate that these trials will be expanded to evaluate the use of INGN 201 in combination with surgery and/or chemotherapy.

     Bladder Cancer. There will be an estimated 53,000 new cases of bladder cancer in 2000 in the United States. The annual number of deaths from this indication in the United States is estimated to be 12,000. The anatomy of the bladder allows uniform delivery of high concentrations of gene therapeutic agents via catheter. The NCI has initiated a Phase I clinical trial using INGN 201 in this indication.

     Brain Cancer (Glioblastoma). An estimated 13,000 people die from cancers of the brain and central nervous system in the United States each year. Glioblastoma multiforme, or GBM, is a particularly deadly form of primary brain cancer that afflicts children as well as adults. This condition occurs in approximately 30% of all brain cancer patients in the United States. GBM is not effectively treated with conventional therapies because the lesions are deep within the brain and are large and grow rapidly. The NCI has initiated a Phase I clinical trial using INGN 201 in recurrent GBM.

     Breast Cancer. Physicians will diagnose an estimated 183,000 new cases of breast cancer in the United States in 2000, and more than 41,000 people are expected to die of the disease. The NCI has initiated a Phase I clinical trial using INGN 201 in patients with locally recurrent breast cancer involving the chest wall. Also, we and Aventis are designing Phase I and II studies using INGN 201 administered alone and in combination with chemotherapy in women who have locally advanced breast cancers.

     Bronchoalveolar Cancer. Physicians will diagnose an estimated 9,800 new cases of bronchoalveolar cancer in the United States in 2000. Bronchoalveolar cancer is a form of non-small cell lung cancer which spreads throughout the lungs, but does not spread elsewhere in the body. Current treatments are not effective for this condition. The NCI has initiated a Phase I clinical trial in bronchoalveolar cancer with INGN 201 administered by directly bathing the airway leading to the diseased lung segments.

Other p53 Product Development

     We are also exploring additional therapeutic approaches of combining the p53 gene with other vectors as part of our collaboration with Aventis. We have studied the p53 gene in combination with retroviral vectors in a Phase I clinical trial and observed no significant side effects. In addition, we are studying the use of the p53 gene in combination with non-viral delivery systems to evaluate the benefits of systemic and other administration of the p53 gene to treat cancer.

RESEARCH AND DEVELOPMENT PROGRAMS

Therapeutic Genes

     In addition to our clinical programs underway with INGN 201, we are conducting a number of preclinical and research programs involving a variety of therapeutic genes for the treatment of cancer. These programs involve genes that act through diverse mechanisms to inhibit the growth of or kill cancer cells. Our programs involving these genes are discussed below.

     mda-7

     mda-7 is a promising tumor suppressor which we believe, like p53, has broad potential to induce apoptosis in many types of cancer. We have combined the mda-7 gene with our adenoviral system to form INGN 241. Our preclinical studies have determined that INGN 241 suppresses growth of many cancer cells, including those of the breast, lung, colon, prostate and central nervous system, while not affecting growth of normal cells. Because INGN 241 kills cancer cells, even if other tumor suppressor genes, including p53 or p16, are not functioning properly, it appears that mda-7 functions via a novel mechanism of tumor suppression. Our preclinical program with INGN 241 includes studies at M.D. Anderson Cancer Center and Columbia University. We are preparing to file an IND application with the FDA to commence human clinical trials in solid tumors associated with various cancers. We have an exclusive license to the mda-7 gene for gene therapy applications from Corixa Corporation.

     PTEN

     Researchers have linked mutations in the PTEN tumor suppressor gene to a variety of common human cancers, including brain (GBM), prostate and breast cancers. We have combined PTEN with our adenoviral system to form INGN 251. Preliminary gene transfer studies have demonstrated that INGN 251 can inhibit the growth of colorectal, prostate and brain cancer cells and promote apoptosis in many of these cells. Our preclinical program with INGN 251 includes studies with Imperial Cancer Research Technology Limited in London, or ICRT. We are preparing to file an IND application with the FDA to commence human clinical trials. We obtained an exclusive option to license the PTEN gene from ICRT, which we have transferred to Gendux AB. Gendux AB has exercised the option and is negotiating the license with ICRT.

     CCAM

     CCAM is involved in a complex network of molecular interactions that regulate organ development and cell differentiation. CCAM is abnormally expressed in prostate, colon and breast cancers. We have combined the CCAM gene with our adenoviral system to form INGN 231. Preclinical results in animal models of prostate cancer show that INGN 231 inhibits tumor growth, suggesting that it may be a promising therapy for the treatment of patients with locally advanced prostate cancer. Our preclinical program with INGN 231 includes studies with investigators at the Karolinska Institute in Sweden and at

M.D. Anderson Cancer Center. We are preparing to file an IND application with the FDA to commence human clinical trials. We have exclusively licensed the INGN 231 technology from M.D. Anderson Cancer Center and have sublicensed it to Gendux AB.

     In addition to our preclinical programs, we are conducting research on additional genes, including BAK, p16, DBCCR1 and rsk3, which hold promise as therapeutic candidates. BAK is a pro-apoptotic gene which kills cancer cells. We are working with our collaborators at M.D. Anderson Cancer Center to identify and develop both viral and non-viral vectors containing this gene. We have exclusive rights to the BAK gene under a license with LXR Biotechnology, Inc. p16 is a widely known tumor suppressor gene. We have licensed the adenoviral vector containing the p16 gene from M.D. Anderson Cancer Center and have demonstrated that it inhibits tumor growth in animal models. We are also in early stages of research with two other genes, DBCCR1 and rsk3. We obtained exclusive options to license the DBCCR1 and rsk3 genes from ICRT, which we have transferred to Gendux AB.

INTROGEN ENABLING TECHNOLOGIES

     We have a portfolio of technologies referred to as enabling technologies, for administering gene therapy products to patients and for enhancing the effects of these products, which we plan to exploit to develop additional gene therapy products to treat cancer and other diseases which, like cancer, result from cellular dysfunction and uncontrolled cell growth.

Viral Delivery Systems

     Adenoviral Systems. We have demonstrated that our first product candidate, INGN 201, enters tumor cells and expresses its protein despite the body's natural immune response to the adenoviral vector. While the adenoviral vector system used is appropriate for the treatment of cancer by local administration, we have developed a number of additional systems that utilize modified adenoviral vectors for gene delivery. These systems also may be applicable to indications where activity of the gene for disease treatment is required for longer periods of time or where systemic administration may be necessary.

     - Viral Gene Expression Modulation System. We are developing this technology to block production of viral proteins in the patient to reduce immune response to the vector, thus prolonging the activity of the disease treatment gene.

     - Expanded Payload Systems. We are developing these technologies to allow the removal of very large pieces of the genome in order to increase the amount of genetic material that can be carried to the cell, allowing multiple genes to be incorporated into a single vector. Also, since many viral genes are deleted, we expect that the immune response against these vectors will be reduced.

     Retroviral Systems. Retroviral vectors are based on a different type of virus that has RNA rather than DNA as its genetic material. Retroviral vectors may be advantageous for particular clinical applications where the gene for disease treatment needs to be active for an extended period of time. We have clinical experience combining retroviral vectors with p53 and have established manufacturing capability for these delivery systems.

Non-Viral Delivery Systems

     We have in-licensed and are developing a non-viral delivery platform as a potential alternative to viral delivery for certain types of cancers, or clinical indications, particularly those that require systemic administration. Although we are not currently using non-viral vector technology in our clinical programs, we have completed proof-of-concept studies in animal models which suggest that this system may be a useful way to deliver tumor suppressor genes for systemic cancer treatment.

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Additional Enabling Technologies

     We are also developing a number of additional technologies that expand our capabilities.

     - Multi-Gene Vector System. This technology is designed to combine multiple genes with a vector. This has the potential to be used with both viral and non-viral delivery systems to allow the activity of more than one gene for disease treatment at a time.

     - Pro-Apoptotic Gene Delivery System. This technology is designed to allow the activity of pro-apoptotic, or apoptosis-inducing, genes during treatment only, while temporarily suppressing the ability of the gene for disease treatment to kill cells during production. This will facilitate production of the gene therapeutic at higher volumes.

     - Tissue-Specific Targeting Systems. This technology is designed to limit the activity of the gene for disease treatment to particular cell types. It is intended to be applied to both viral and non-viral vectors.

     - Selective Inhibition of Gene Expression. This technology is designed to block the dysfunctional activity or expression of certain genes, like cancer-promoting oncogenes.

     - Gene Screen Vector System. This technology is designed to aid in the rapid screening of genes for therapeutic potential. This system should allow us to quickly evaluate genes of unknown function for their potential as cancer treatments.

MANUFACTURING AND PROCESS DEVELOPMENT

     Commercialization of a gene therapeutic requires process methodologies, formulations, and quality release assays in order to produce high quality materials at a large scale. We believe that the expertise we have developed in the areas of manufacturing and process development represents a competitive advantage. We have developed scale-up methodologies for both upstream and downstream production processes, formulations that are safe and stable and quality release assays that ensure product quality.

     We own and operate a state of the art, CGMP manufacturing facility, which replaces an earlier pilot production facility and which we have validated. We are producing INGN 201 in this facility for use in our Phase III studies. The design and processes of this facility have been reviewed with the FDA. The validation of these processes is ongoing. We plan to use this facility for our market launch of INGN 201. Our production and quality personnel team has been in place for over three years. To date, we have produced approximately 20 batches of INGN 201 clinical material, including clinical material for use in our Phase III studies. The majority of our existing INGN 201 inventory was produced at our pilot facility. Currently, we are conducting analyses to demonstrate that the INGN 201 produced at our manufacturing facility is substantially equivalent to the INGN 201 produced at our pilot facility.

     Under our collaboration agreement with Aventis, we have the right to supply all INGN 201 product used or sold in North America. We supply product used in early stage development, which is paid for by Aventis at our cost. We sell product used in later stage clinical development to Aventis for our cost plus a stated markup, and we have the right to sell to Aventis or to an Introgen/Aventis joint commercial operation all INGN 201 for commercial sales in North America for our cost plus a stated markup. To date, material manufactured by us has been used for all of the patients treated in the worldwide Phase II studies with INGN 201.

     We manufacture non-INGN 201 early stage products at a separate facility. To date, we have produced over 30 batches of clinical-grade material for use in preclinical studies.

BUSINESS AND COLLABORATIVE ARRANGEMENTS

Aventis Pharma AG

     In October 1994, we entered into two collaboration agreements with Rhone-Poulenc Rorer Pharmaceuticals Inc. to develop therapeutics based on p53 and on K-ras pathway inhibition. In December

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

1999, Rhone-Poulenc S.A., the ultimate parent company of Rhone-Poulenc Rorer Pharmaceuticals Inc., combined with Hoechst AG, and the parties have combined Hoechst Marion Roussel, the pharmaceutical business of Hoechst AG, with that of Rhone-Poulenc Rorer to form Aventis Pharma. Rhone-Poulenc Rorer Pharmaceuticals Inc. is now known as Aventis Pharmaceuticals Products Inc. Aventis Pharma is a multibillion dollar, global pharmaceutical company.

     Through August 1, 2000, Aventis has provided us with over $53 million in the form of funding for early stage development programs and purchases of INGN 201 product for later stage clinical development and has purchased over $14 million of preferred stock from us. These purchases of preferred stock were made upon the achievement of the milestones contemplated in our stock purchase agreement with Aventis. While our collaboration agreements encompass development of therapeutics based on p53 and on K-ras pathway inhibition, we and Aventis have focused our efforts on the INGN 201 program and have relied on academic collaborations to develop the K-ras technology.

     Under our p53 collaboration, we are primarily responsible for conducting early stage development programs, which include preclinical research and development and Phase I clinical trials, for North America for potential gene therapy products. Through October 1997, Aventis was required to fund our early stage development programs pursuant to mutually approved budgets. Since October 1997, Aventis has agreed on an annual basis to continue to fund our early stage development program. If Aventis were to stop funding early stage development, it would only have rights limited to products for which Aventis has elected to proceed with later stage development at the time it discontinues early stage development funding.

     Once Phase I clinical trials of a potential gene therapy product are completed, Aventis may elect to pursue later stage clinical development of the product. If Aventis so elects, it becomes responsible for funding and conducting later stage clinical development. This includes conducting Phase II and III clinical trials, making all further submissions to existing Investigational New Drug applications and preparing all license applications with the FDA and other regulatory authorities. If Aventis elects not to pursue later stage clinical development, neither we nor Aventis may develop or commercialize the product before October 2004 without the other's approval.

     In 1997, after we had completed early stage development of INGN 201 for head and neck and non-small cell lung cancers, Aventis elected to proceed with later stage clinical development of INGN 201. As a result, Aventis is obligated to use its best efforts to commercialize INGN 201 for these indications and is currently funding later stage clinical development of INGN 201.

     In North America, we have the right to elect to form a joint commercial operation with Aventis to market the products developed under each of the collaboration agreements. Such a joint commercial operation could take the form of a joint venture company or any other arrangement agreed to by us and Aventis. We must make the election within a stated period after a license application is filed with the FDA. If we do not elect to form a joint commercial operation, Aventis would retain exclusive marketing rights in North America and would pay us royalties on product sales. In either case, we will retain exclusive manufacturing rights in North America.

     In Eastern and Western Europe, Aventis has exclusive marketing and manufacturing rights but must pay us royalties on product sales. In Japan, North and South Korea, Taiwan, China and India, both companies have the right, at their own expense, to seek regulatory approvals for and to market and manufacture the products that are developed under the collaboration.

     Unless a collaboration agreement is terminated, both we and Aventis are precluded from marketing or licensing, and Aventis is precluded from developing, any gene therapy products in the applicable field prior to October 2004, except according to the terms of the applicable collaboration agreement.

     The term of the collaboration agreements is, on a product-by-product and country-by-country basis, 12 1/2 years after first commercial sale of that product in that country. Aventis may terminate the collaboration agreements, in whole or in part with respect to individual collaboration products, at any time upon 180 days' notice. During the 180 day period following the notice of termination, Aventis will

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reimburse us for certain ongoing expenses and noncancellable commitments incurred prior to such notice of termination in accordance with the collaboration agreements. If Aventis terminates one of the collaboration agreements, then under certain circumstances we will have an exclusive, worldwide license to certain Aventis technology with the right to grant sublicenses and to commercialize products developed under the collaboration agreement. Further, if Aventis terminates a collaboration agreement for a particular field of use, then Aventis may not develop or commercialize any products in such field for three years, and we may pursue the development and commercialization of such later stage products and other products in such field.

Gendux, Inc. and Gendux AB

     We founded our wholly-owned subsidiary, Gendux, Inc., and its wholly-owned subsidiary Gendux AB, which is based in Stockholm, Sweden, in order to create a European presence with which to extend our technology and product development opportunities and enhance our interactions with European academic and commercial institutions. We have licensed certain rights to Gendux AB in the PTEN, DBCCR1, rsk3 and CCAM technologies and a nonexclusive license to use our vector technology in commercializing gene therapy products.

Academic and Other Collaborations

     Academic collaboration agreements have been a cost-effective way of expanding our intellectual property portfolio, generating data necessary for regulatory submissions, accessing industry expertise and finding new technology in-license candidates, all without building a large internal infrastructure.

     The University of Texas M.D. Anderson Cancer Center

     Many of our core technologies were developed by scientists at M.D. Anderson Cancer Center in Houston, Texas, one of the largest academic cancer centers in the world. We sponsor research conducted at M.D. Anderson Cancer Center to further the development of technologies that have potential commercial viability. Through these sponsored research agreements, we have access to M.D. Anderson Cancer Center's resources and expertise for the development of our technology. In addition, we have the right to include certain patentable inventions arising from these sponsored research agreements under our exclusive license with M.D. Anderson Cancer Center.

     We entered into this license agreement on July 20, 1994; it terminates on July 20, 2009. The agreement is also terminable upon our insolvency, either party's breach, or upon our notice on a patent-by-patent basis. The technologies we have licensed from M.D. Anderson Cancer Center under the exclusive license agreement relate to p53 and CCAM, among others. Under the agreement, we have agreed to pay M.D. Anderson Cancer Center royalties on sales of products utilizing these technologies and we are obligated to reimburse any of M.D. Anderson's costs that may be incurred in connection with obtaining patents related to the licensed technologies. Our strategy for product development is designed to take advantage of the significant multidisciplinary resources available at M.D. Anderson Cancer Center. These efforts have resulted in our becoming one of the largest corporate sponsors of activities at M.D. Anderson Cancer Center in recent years and have yielded to us exclusive patent and licensing rights to numerous technologies.

     National Cancer Institute

     In October 1998, we and Aventis entered into a cooperative research and development agreement, or CRADA, with the NCI. The CRADA has a flexible duration, but is terminable upon the mutual consent of the parties or upon 30 days notice of either party. NCI will sponsor and conduct preclinical and human clinical trials to evaluate the effectiveness and potential superiority to other treatments of INGN 201 against a range of designated cancers including breast cancer, ovarian cancer, bladder cancer, and brain (GBM) cancer. Under the CRADA, NCI will conduct five or more Phase I clinical trials and will provide most of the funding for these activities. We will supply NCI with INGN 201 product to be administered

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in these trials and will be reimbursed for such supply by Aventis. We and
Aventis each have co-exclusive rights to all preclinical and clinical data accumulated under the CRADA. The CRADA provides that NCI has certain rights to continue development of INGN 201 on its own if we elect to terminate the CRADA.

     Corixa Corporation

     In August 1999, we entered into a research and license agreement with Corixa Corporation pursuant to which we acquired an exclusive worldwide license to mda-7 for gene therapy applications. The agreement is effective until the expiration of the subject patents. It is terminable upon the breach or insolvency of either party, or upon our notice on a patent-by-patent or product-by-product basis. Under the agreement, we paid Corixa an initial license fee and have agreed to make additional payments upon the achievement of development milestones, as well as royalty payments on product sales. We have also agreed to make research payments to Corixa, which will perform research involving mda-7.

     Imperial Cancer Research Technology Limited

     In June 1998 and November 1998, we entered into two option agreements with Imperial Cancer Research Technology Limited, the ICRT. ICRT is the technology and licensing unit of the Imperial Cancer Research Fund, which conducts over one-third of all cancer research in the United Kingdom. The agreements are terminable upon either party's breach or insolvency, or by ICRT upon our failure to make required payments. Under the agreements, we have an option to obtain exclusive worldwide licenses to PTEN, rsk3 and DBCCR1 genes, which we have transferred to Gendux AB. We have paid ICRT an option fee and, to the extent we exercise our option and enter into a license agreement, we will pay a license issue fee and will make additional payments upon the achievement of certain development milestones, as well as royalty payments on product sales. During the option period, we will collaborate with ICRT to establish, among other objectives, the potential tumor suppressor activity of the genes. Gendux AB has exercised the option with respect to the PTEN gene and is negotiating the license with ICRT. In addition, we have an option to obtain an exclusive license to other patented subject matter and technology arising out of the research, subject to certain rights retained by ICRT and a non-exclusive license back to ICRT with certain improvements we make to the technology.

     The Karolinska Institute

     In June 1999, our subsidiary Gendux AB entered into a sponsored research agreement involving CCAM with the Karolinska Institute, which will expire one year following Karolinska's approval of the research program. The agreement is terminable upon the uncured breach of either party, or in the event the research program is no longer feasible or desirable. Karolinska is responsible for over 40% of the medical research in Sweden. In return for $50,000 of research funding, Gendux will receive an exclusive option to negotiate to obtain an exclusive license, with the right to sublicense, to any subject matter arising out of the research.

MARKETING AND SALES

     We are focusing our current product development and commercialization efforts on the oncology market. This market is characterized by its concentration of specialists in relatively few major cancer centers, which we believe can be effectively addressed by a small, focused sales force. We intend to build our initial marketing capability as part of the INGN 201 commercialization process. Under our collaboration with Aventis, we have the right to elect to form a joint commercial operation to market INGN 201 in North America within a defined time after the filing of an application for product approval. At this time, we believe that exercising this right will maximize INGN 201's value to us. Pursuant to the collaboration agreement with Aventis, we would share the costs and profits of the joint commercial operation.

     In conjunction with Aventis, we intend to focus our marketing and distribution efforts for INGN 201 on the North American market. We believe that our participation with Aventis to market and

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commercialize INGN 201 will allow us to further develop our marketing capabilities for additional products in North America. Outside of North America, we intend to seek corporate partners to market and distribute additional gene therapy products who will be responsible for developing, registering, and marketing those products in specific countries. We would retain rights to supply product and would also receive royalty payments on non-North American revenues.

PATENTS AND INTELLECTUAL PROPERTY

Our Portfolio

     Our success will depend in part on our ability to develop and maintain proprietary aspects of our technology. To this end, we have an intellectual property program directed at developing proprietary rights in technology that we believe may be important to our success. We also rely on a licensing program to ensure a continued strong technology development and technology transfer from companies and research institutions with whom we work. In addition to our collaboration with Aventis, we have entered into a number of exclusive license agreements or options with such companies and institutions, including M.D. Anderson Cancer Center, Sidney Kimmel, Corixa, the Imperial Cancer Research Fund, and LXR Biotechnology, Inc. In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality and proprietary information agreements.

     Patent applications in the United States, as well as their processing through the PTO, are, in most cases, maintained in secrecy until patents issue. Furthermore, publication of discoveries in the scientific or patent literature frequently occurs significantly later than the date on which the underlying discoveries were made. Many companies choose not to publish their scientific discoveries at all. Consequently, we cannot be certain that our patent applications lay claim to the first made inventions or that they were the first filed patent applications for such inventions. Similarly, we are unable to assess the United States patent applications of competitors and third parties or to predict which, if any, of those patent applications might issue as patents, with any degree of certainty. Moreover, the processing of patent applications directed to technologies such as genes and gene therapies in the PTO and patent offices in other jurisdictions will typically require a much longer period of time than patent applications involving other technologies, leading to additional uncertainty.

     We currently own or have an exclusive license to 12 issued United States patents, eight United States patent applications for which we have received a notice of allowance from the PTO and 32 pending United States patent applications. In addition, we own or license 13 issued and 134 pending foreign patent applications which generally parallel the United States portfolio. If we do not seek a patent term extension, the currently issued United States patents that we own or have exclusively licensed will expire between the years 2010 and 2017. The exclusive licenses that give us rights in the patents and applications that such licenses cover will expire no earlier than the life of any patent covered under the license.

Adenoviral p53 Compositions and Therapies

     In developing our patent portfolio, we have focused our efforts in part on protecting our potential products and how they will be used in the clinic. Arising out of our work with M.D. Anderson Cancer Center, we currently have an exclusive license to seven United States and corresponding international patent applications directed to adenoviruses that contain the p53 gene, referred to as adenoviral p53, adenoviral p53 pharmaceutical compositions and the use of adenoviral p53 compositions in various cancer therapies and protocols. With respect to one of these applications, we have received a formal notice of allowance from the PTO. Our collaborator, Aventis, owns a United States patent application, and corresponding international applications, directed to adenoviral p53 and its clinical applications. We also have an exclusive license to a United States patent application and corresponding international applications directed to the use of the p53 gene in the treatment of cancer patients whose tumors appear to express a normal p53 protein.

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Combination Therapy with the p53 Gene

     We have also focused our portfolio development on protecting clinical therapeutic strategies that combine the use of the p53 gene with traditional cancer therapies. In this regard, also arising out of our work with M.D. Anderson Cancer Center, we have an exclusive license to two issued United States patents, and one pending application and corresponding international applications, directed to cancer therapy using the p53 gene in combination with DNA damaging agents such as conventional chemotherapy or radiotherapy. This patent and applications concern the therapeutic application of the p53 gene either before, during or after chemotherapy or radiotherapy. Our collaborator, Aventis, has a United States application and corresponding international applications directed to therapy using the p53 gene together with taxanes such as Taxol(R) or Taxotere(R). Furthermore, we have exclusively licensed a United States patent application, and corresponding international applications, directed to the use of the p53 gene in combination with surgical intervention in cancer therapy.

Adenovirus Production, Purification and Formulation

     Another focus of our research has involved the development of procedures for the commercial scale production of our potential adenoviral-based gene therapy products, including that of our potential adenoviral p53 product. In this regard, we own a number of pending United States applications, and corresponding international applications, directed to commercial scale processes for producing adenoviral gene therapy compositions having a high level of purity, as well as to storage-stable formulations. These applications include procedures for preparing commercial quantities of recombinant adenoviruses for gene therapy and include procedures applicable to the p53 gene, as well as any of the other of our potential gene therapy products. With respect to one of these applications, we have received a formal notice of allowance from the PTO. Aventis also controls a United States application and corresponding international applications directed to processes for the production of purified adenoviruses, useful for gene therapy applications.

Other Tumor Suppressor Genes

     We either own or have exclusively licensed rights in a number of other patents and applications directed to the clinical application of various tumor suppressor genes other than the p53 gene, including the p16, PTEN, mda-7, C-CAM, BAK, FHIT and K-ras antisense genes. We have exclusively licensed or optioned rights in two issued United States patents covering the use of the BAK and mda-7 genes, and have received formal notices of allowances from the PTO in patent applications relating to the p16 and PTEN genes.

Other Therapeutic, Composition and Process Technologies

     We also own or have exclusively licensed a number of United States and international patent applications on a range of additional technologies. These include various applications relating to the p53 gene, combination therapy with 2-methoxyestradiol, antiproliferative factor technologies, retroviral delivery systems, stimulation of anti-p53, screening and product assurance technologies, as well as second generation p53 gene molecules. We have exclusively licensed a number of United States and international applications directed to various improved gene therapy vectors for use in gene therapy protocols, gene therapy employing more than one gene for disease treatment, as well as applications directed to the delivery of genes for disease treatment without the use of a vector, or "non-viral" therapy. We also have exclusive rights in an issued United States patent and corresponding international applications directed to a low toxicity analogue of IL-2, so-called F42K.

Trade Secrets

     We rely on trade secrets to protect technology where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. In addition, we generally require employees, academic collaborators and consultants to enter into confidentiality agreements. Despite these measures,

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we may not be able to adequately protect our trade secrets or other proprietary information. We are a party to various license agreements that give us rights to use specified technologies in our research and development processes. If we are not able to continue to license this technology on commercially reasonable terms, our product development and research may be delayed. In addition, in the case of technologies that we have licensed, we do not have the ability to make the final decisions on how the patent application process is managed, and accordingly are unable to exercise the same degree of control over this intellectual property as we exercise over our internally developed technology. Our research collaborators and scientific advisors have rights to publish data and information in which we have rights. If we cannot maintain the confidentiality of our technology and other confidential information in connection with our collaborations, then our ability to receive patent protection or protect our proprietary information will be diminished.

Competitive Environment

     We are aware of a number of issued patents and patent applications that relate to gene therapy, the treatment of cancer and the use of the p53 and other tumor suppressor genes. Schering-Plough, or its subsidiary Canji, controls various United States patent applications and a European patent directed to therapy using the p53 gene, to adenoviruses that contain the p53 gene, referred to as adenoviral p53, and to methods for carrying out therapy using adenoviral p53. In addition, Canji controls an issued United States patent and its international counterparts, including a European patent, involving a method of treating mammalian cancer cells lacking normal p53 protein by introducing a p53 gene into the cancer cell. Canji also controls a European patent that is directed to the use of tumor suppressor genes in cancer therapy, but which does not mention p53.

     While we believe that our potential products do not infringe any valid claim of the Canji p53 patents, Canji or Schering Plough could assert a claim against us. Furthermore, we may become subject to other patent infringement claims or litigation arising out of pending applications, should they issue, or become involved in potentially protracted interference proceedings declared by the PTO, or become involved in similar proceedings in foreign patent offices, to determine the priority of inventions or validity of an issued patent.

     The PTO has notified us that two of our patent applications directed to our adenoviral p53 technology, and one other patent application directed to specific retroviral technologies that do not relate to any of our current product candidates have been allowed, but that their issuance is being suspended for the possible institution of interference proceedings. The PTO has not officially instituted such proceedings or informed us who the other parties to these interferences will be.

     We are currently involved in an interference proceeding in order to determine the first inventor, and thus the party that is entitled to a patent on an invention relating to an adenovirus vector lacking adenoviral coding regions. The other parties involved in the interference include University of Michigan, New York University, and University of Pennsylvania. This technology does not relate to any of our current product candidates.

     In another area, Canji controls a United States patent and corresponding international applications, including a European counterpart, relating to the purification of viral or adenoviral compositions. We believe that our manufacturing process does not infringe any valid claims of this patent. Genzyme controls a United States application and corresponding international applications, including a European counterpart application, directed to the purification of adenoviral compositions. The relevance of this application to our activities is unclear due to the fact that prosecution of the United States application remains secret.

GOVERNMENT REGULATION

     The production and marketing of our proposed products and our research and development activities are subject to regulation for safety, effectiveness and quality by numerous governmental authorities in the United States and other countries. In the United States, drugs and research personnel are subject to rigorous FDA and NIH regulations. The Federal Food, Drug, and Cosmetic Act (the FDC Act), as

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amended, the regulations promulgated under the FDC Act, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of our products. Product development and approval within this regulatory framework take a number of years and involve the expenditure of substantial resources.

     The drug approval process. The steps required before our proposed products may be marketed in the United States include preclinical testing, the submission to the FDA of an IND application for clinical trials, clinical trials to establish the safety and effectiveness of the drug, the submission to the FDA of a BLA (for a biologic) or an NDA (for a drug) and the FDA approval of the BLA or NDA prior to any commercial sale of the drug. Our products will be regulated as biologics. In addition to obtaining FDA approval for each product, each domestic manufacturing establishment must be registered with, and approved by, the FDA. Domestic manufacturing establishments are subject to biennial inspections by the FDA and must comply with current Good Manufacturing Practice regulations, CGMP. To supply products for use in the United States, foreign manufacturing establishments, including third party facilities, must comply with CGMP and are subject to periodic inspection by the FDA or by corresponding regulatory agencies in such countries under reciprocal agreements with the FDA.

     Preclinical testing. Preclinical testing includes laboratory evaluation of product chemistry and formulation as well as animal studies to assess the potential safety and effectiveness of the product. Compounds must be adequately manufactured and preclinical safety tests must be conducted in compliance with FDA Good Laboratory Practices, or GLP regulations. The results of the preclinical tests are submitted to the FDA as part of an IND to be reviewed by the FDA prior to the commencement of human clinical trials. Submission of an IND may not result in FDA authorization to commence clinical trials, but the IND becomes effective if not rejected by the FDA within 30 days. The IND must indicate the results of previous testing, how, where and by whom the clinical studies will be conducted, the chemical structure of the compound, the method by which it is believed to work in the human body, any toxic effects of the compound found in the animal studies and how the compound is manufactured.

     Clinical trials. Clinical trials involve the administration of the investigational new drug to healthy volunteers or to patients, under the supervision of qualified principal investigators. All clinical trials must be conducted in accordance with Good Clinical Practices, or GCP, regulations, under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA for review as part of the IND prior to commencing the study. Further, each clinical trial must be conducted under the auspices of an independent review panel, the Institutional Review Board, or IRB, at the institution at which the trial will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects, informed consent and the possible liability of the institution. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA.

     Clinical trials are typically conducted in three sequential phases, but the phases often overlap. In Phase I, the initial introduction of the drug into healthy volunteers or patients, the drug is tested for safety or adverse effects, dosage tolerance, absorption, distribution, metabolism, excretion and clinical pharmacology. Phase II involves studies in a limited patient population to determine the effectiveness of the drug for specific, targeted indications, determine dosage tolerance and optional dosage and identify possible adverse effects and safety risks. When a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further evaluate clinical effectiveness and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. Phase III studies conducted to seek marketing approval by the FDA are called pivotal studies.

     National Institutes of Health. The NIH publishes guidelines concerning gene therapy products. The NIH guidelines require that human gene therapy protocols subject to the guidelines that involve a novel product, disease indication, route of administration or other component be discussed at the quarterly meetings of the NIH Recombinant DNA Advisory Committee, or RAC. Companies involved in clinical trials as sponsors are expected to report all serious adverse events to the NIH.

     Following routine procedure, we report to the FDA and the NIH serious adverse events, whether treatment-related or not, that occur in our clinical trials, including deaths. In one of our Phase I studies conducted from 1995 to 1997, we reported two deaths for which the clinical investigator involved could not unequivocally rule out the possibility that the deaths were related to our gene therapy treatment; however, there was no evidence that our gene therapy was responsible for the deaths. Often, gene therapy clinical trials include cancer patients who have failed all conventional treatments available to them, and who therefore have short life expectancies and who sometimes die before completion of their clinical trials. We have not received any correspondence from any regulatory body or experienced any increased scrutiny of our clinical or other activities as a result of these deaths.

     Marketing applications. After the completion of all three clinical trial phases, if the data indicate that the drug is safe and effective, a BLA or an NDA is filed with the FDA for approval of the marketing and commercial shipment of the drug. This marketing application must contain all of the information on the drug gathered to that date, including data from the clinical trials. It is often over 100,000 pages in length.

     The FDA reviews all marketing applications submitted to it before it accepts them for filing and may request additional information rather than accepting one for filing. In such event, the application must be resubmitted with the additional information and is again subject to review before filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the BLA or NDA. Under the FDC Act, the FDA has 180 days in which to review it and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification of information already provided in the submission. The FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. However, the FDA is not bound by the recommendation of an advisory committee. If FDA evaluations of the marketing application and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter. An approvable letter usually contains a number of conditions that must be met in order to secure final approval of the application. When and if those conditions have been met to the FDA's satisfaction, the FDA will issue an approval letter, authorizing commercial marketing of the drug for certain indications. Approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. If the FDA's evaluation of the submission or manufacturing facilities is not favorable, the FDA may refuse to approve the BLA or NDA or issue a not approvable letter.

     If the FDA approves the BLA or NDA, the drug becomes available for physicians to prescribe. Periodic reports must be submitted to the FDA, including descriptions of any adverse reactions reported. The FDA may request additional studies, referred to as Phase IV studies, to evaluate long-term effects. Phase IV clinical trials and post marketing studies may also be conducted to explore new indications and to broaden the application and use of the drug and its acceptance in the medical community.

     "Off-label" use. Physicians may prescribe drugs for uses that are not described in the product's labeling for uses that differ from those tested by us and approved by the FDA. Such "off-label" uses are common across medical specialties and may constitute the best treatment for many patients in various circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer's communications on the subject of off-label use. Companies cannot actively promote FDA-approved drugs for off-label uses. However, new regulations, if followed, provide a safe harbor from FDA enforcement action that would allow us to disseminate to physicians articles published in peer-reviewed journals, like The New England Journal of Medicine, that discuss off-label uses of approved products. We cannot disseminate articles concerning drugs that have not been approved for any indication.

     Orphan Drug Act. The Orphan Drug Act provides incentives to manufacturers to develop and market drugs for rare diseases and conditions affecting fewer than 200,000 people in the United States. The first developer to receive FDA Marketing Approval for an orphan drug is entitled to a seven-year exclusive marketing period in the United States following approval for that product. However, the FDA will allow the sale of a drug clinically superior to or different from another approved orphan drug, although for the same indication, during the seven-year exclusive marketing period.

     We believe that certain of our potential products may qualify for orphan drug designation. We cannot be sure that any of our potential products will ultimately receive orphan drug designation, or that the benefits currently provided by such a designation will not subsequently be amended or eliminated. The Orphan Drug Act has been controversial, and legislative proposals have from time to time been introduced in Congress to modify various aspects of the Orphan Drug Act, particularly the market exclusivity provisions. New legislation may be introduced in the future that could adversely affect the availability or attractiveness of orphan drug status for our potential products. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

     FDAMA. The Food and Drug Administration Modernization Act of 1997, the FDAMA, was enacted, in part, to ensure the timely availability of safe and effective drugs, biologics, and medical devices by expediting the FDA review process for new products. FDAMA established a statutory program for the approval of "fast track products." The fast track provisions essentially codify FDA's Accelerated Approval regulations for drugs and biologics. A "fast track product" is defined as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for such a condition. Under the new fast track program, the sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a "fast track product" at any time during the clinical development of the product. FDAMA specifies that the FDA must determine if the product qualifies for fast track designation within 60 days of receipt of the sponsor's request. Approval of an NDA for a fast track product can be based on a clinical endpoint or on a surrogate endpoint that is reasonably likely to predict clinical benefit. Approval of a fast track product may be subject to (1) post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint and (2) prior review of copies of all promotional material. If a preliminary review of the clinical data suggests efficacy, the FDA may initiate review of sections of an application for a "fast track product" before the application is complete. This "rolling review" is available if the applicant provides a schedule for submission of remaining information and pays applicable user fees.

     We may seek fast track designation to secure expedited review of appropriate products. It is uncertain whether we will obtain fast track designation. We cannot predict the ultimate effect, if any, of the new fast track process on the timing or likelihood of FDA approval of any of our potential products.

     International. Steps similar to those in the United States must be undertaken in virtually every other country comprising the market for our products before any such product can be commercialized in those countries. The approval procedure and the time required for approval vary from country to country and may involve additional testing. We cannot be sure that approvals will be granted on a timely basis, or at all. In addition, regulatory approval of prices is required in most countries other than the United States. There can be no assurance that the resulting prices would be sufficient to generate an acceptable return to us.

COMPETITION

     The biotechnology and pharmaceutical industries are subject to rapid and intense technological change. We face, and will continue to face, competition in the development and marketing of our product candidates from academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies. Competition may arise from other drug development technologies, methods of preventing or reducing the incidence of disease, including vaccines, and new small molecule or other classes of therapeutic agents. Developments by others may render our product candidates or technologies obsolete or noncompetitive.

     There are many companies, both publicly and privately held, including well-known pharmaceutical companies, as well as academic and other research institutions, engaged in developing products for human therapeutic applications. We are aware that Canji, Inc., a subsidiary of Schering-Plough Corporation, is currently conducting clinical trials with p53 related gene therapy products. Various small molecule drug and antisense approaches are being investigated by other companies in earlier stages of research and development. We are also aware that Onyx Pharmaceuticals, Inc. has conducted clinical studies of an adenovirus-based therapy for head and neck cancer. We also compete with universities and other research institutions in the development of products, technologies and processes. In many instances, we compete with other commercial entities in acquiring products or technologies from universities and other research institutions.

     We expect that competition among products approved for sale will be based, among other things, on product efficacy, safety, reliability, availability, price, patent position and sales, marketing and distribution capabilities. Our competitive position also depends upon our ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes and secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

HUMAN RESOURCES

     As of August 1, 2000, we employed approximately 53 persons engaged in research and development, regulatory affairs, clinical affairs, manufacturing and quality, finance, and corporate development activities. Our employees include 11 holders of the Ph.D. or M.D. degree. Many of our employees have extensive experience in the pharmaceutical and biotechnology industries.

     In addition to our full-time staff, we provide financial support through sponsored research agreements for approximately 20 research scientists and technicians at M.D. Anderson Cancer Center who serve as investigators for Introgen on clinical and preclinical research projects. We have also entered into part-time consulting arrangements with several M.D. Anderson Cancer Center scientists and clinicians.

     Our sponsored research projects with M.D. Anderson Cancer Center involve investigators in a wide range of specialties, including thoracic and cardiovascular surgery, neurology, gynecology, urology, and gastrointestinal medicine. The human resources devoted to development of our technology and products is further augmented by our collaborators at the numerous other institutions where sponsored research work is performed.

FACILITIES

     We lease from TMX Realty Corporation, our wholly owned subsidiary, facilities in Houston, Texas, totaling approximately 42,000 square feet, in two buildings: a 12,000 square foot, CGMP production facility designed to support INGN 201 product launch, as well as support multiple vector manufacturing, and a 30,000 square foot building which contains our research and development laboratories and administrative offices. We are in negotiations with M.D. Anderson Cancer Center to sublease to them approximately 10,000 square feet of space in our Houston facility at prevailing market rates. We also have a stand-alone pilot production facility where early stage clinical materials are produced. Our corporate offices are located in Austin, Texas. We expect our current facilities to satisfy our requirements for at least the next four years.

LEGAL PROCEEDINGS

     We are involved from time to time in legal proceedings relating to claims arising out of our operations in the ordinary course of business, including actions relating to intellectual property rights. We do not believe that the outcome of any present litigation, other than our opposition of three European patents owned by Canji discussed under "Risk Factors," will have a significant effect on our business. You can read the discussion of our opposition of these European patents under "Risk Factors."

SCIENTIFIC ADVISORY BOARD

     We receive guidance on a broad range of scientific, clinical and technical issues from our Scientific Advisory Board. Members of our Scientific Advisory Board are recognized experts in their respective fields of research and clinical medicine related to molecular oncology. The members of the Board are:

     Jack A. Roth, M.D., Chairman of the Scientific Advisory Board, is Chairman, Department of Thoracic and Cardiovascular Surgery at M.D. Anderson Cancer Center. Dr. Roth was one of our founders and is our Chief Medical Advisor. Dr. Roth is a widely recognized pioneer in the application of gene therapy to the treatment of cancer. He is the primary inventor of the technology upon which our gene therapy products are based. He received his M.D. from The Johns Hopkins University School of Medicine.

     Carol L. Prives, Ph.D., is a professor of biology at Columbia University. She is the Chair of the NIH Experimental Virology Study Section, a member of the NCI Intramural Scientific Advisory Board, and a member of the Advisory Board of the Dana-Farber Cancer Center in Boston. She is an editor of the Journal of Virology and serves on the editorial boards of three other prominent journals. She received her Ph.D. in biochemistry from McGill University.

     Daniel D. Von Hoff, M.D., is the Director of the Arizona Cancer Center in Tuscon, Arizona, and a professor of medicine in the Department of Medicine of the University of Arizona. Dr. Von Hoff is the President of the American Association for Cancer Research. Dr. Von Hoff is certified in medical oncology by the American Board of Internal Medicine.

     Elizabeth Grimm, Ph.D., is a professor of tumor biology at M.D. Anderson Cancer Center. Dr. Grimm has served as Cancer Expert, Surgical Branch of the NCI. She received her Ph.D. degree in microbiology from the University of California, Los Angeles School of Medicine.

     Michael J. Imperiale, Ph.D., is the Director of Cancer Biology Training Programs at the University of Michigan Cancer Center and holds a concurrent position in the Department of Microbiology and Immunology at the University of Michigan. Dr. Imperiale earned his Ph.D. degree in biological sciences from Columbia University and received postdoctoral training at the Rockefeller University Laboratory of Molecular Cell Biology where he studied the regulation of early adenovirus gene expression.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors as of August 1, 2000:

                      NAME                          AGE                       POSITION
------------------------------------------------    --     ----------------------------------------------
                                                           President, Chief Executive Officer and
David G. Nance(3)...............................    49     Director
James W. Albrecht, Jr...........................    46     Chief Financial Officer
J. David Enloe, Jr..............................    36     Vice President, Operations
Shawn L. Gallagher..............................    39     Vice President, Product Development
James A. Merritt, M.D. .........................    50     Vice President, Clinical Affairs
David L. Parker, Ph.D., J.D.....................    45     Vice President, Intellectual Property
John N. Kapoor, Ph.D.(1)(3).....................    56     Chairman of the Board
William H. Cunningham, Ph.D.(1)(2)..............    56     Director
Francois Meyer, Ph.D.(1)(2).....................    52     Director
Mahendra G. Shah, Ph.D..........................    55     Director

---------------

(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Member of Executive Committee

     DAVID G. NANCE has served as a member of our Board of Directors and as our President and Chief Executive Officer since Introgen's inception in June 1993. From 1992 to 1996, Mr. Nance served as the Managing Partner of Texas Biomedical Development Partners, the investment group that founded Introgen.

     JAMES W. ALBRECHT, JR. joined Introgen in November 1994 as our Vice President, Operations and Administration, and has served as our Chief Financial Officer since September 1995. From 1993 to 1996, he operated a consulting business providing chief financial officer services to the technology and real estate industries. Mr. Albrecht was previously with Arthur Andersen LLP as an accountant and is a Certified Public Accountant.

     J. DAVID ENLOE, JR. joined Introgen in March 1995. He has served as General Business Manager and Vice President, Administration, and is currently Vice President, Operations. From 1989 to 1995, he held various positions at Centrilift, a division of Baker Hughes, Inc., an energy services company, including Region General Manager, Southeast Asia, and was with Arthur Andersen LLP as an accountant prior to that time. Mr. Enloe is a Certified Public Accountant.

     SHAWN L. GALLAGHER joined Introgen in August 1996 as our Vice President, Manufacturing, and is currently Vice President, Product Development. From 1995 to 1996, he served as Director of Operations at Magenta Corporation, a biotechnology services company, now BioReliance Corp. From 1991 to 1995, he held various manufacturing management positions at ImmunoGen, Inc., a biotechnology company. Mr. Gallagher received a M.S. in chemical engineering from the University of California at San Diego.

     JAMES A. MERRITT, M.D. joined Introgen in February 1996 as our Vice President, Clinical Affairs. From 1994 to 1995, he served as Vice President of Medical Affairs at Viagene, Inc., a biotechnology company. From 1990 to 1994, Dr. Merritt held various positions with IDEC Pharmaceuticals Corp., most recently as Senior Director, Clinical Sciences. Dr. Merritt has served on the editorial board of the journal, Anti-Cancer Drugs, since 1990. He received his M.D. from the University of Vermont and is board certified in internal medicine and medical oncology.

     DAVID L. PARKER, PH.D., J.D. joined Introgen in March 1999 as our Vice President, Intellectual Property. Since January 2000, Dr. Parker has been a partner with the law firm Fulbright & Jaworski LLP. From 1992 to January 2000, he was a shareholder of the patent law firm Arnold White & Durkee

Professional Corporation and was previously an associate with that firm. Since 1997, Dr. Parker has served as an adjunct professor at The University of Texas School of Law. Dr. Parker received his Ph.D. in molecular pharmacology and molecular biology from Baylor College of Medicine and his J.D. from The University of Texas School of Law.

     JOHN N. KAPOOR, PH.D. has served as our Chairman of the Board of Directors since Introgen's inception in June 1993. In 1990, Dr. Kapoor founded EJ Financial Enterprises, Inc., a healthcare investment company and is presently its Chairman of the Board. He is also presently Chairman of the Board of Akorn, Inc., NeoPharm, Inc. and OptionCare, Inc. and is a director of Integrated Surgical Systems, Inc. Dr. Kapoor received his Ph.D. in medicinal chemistry from the State University of New York at Buffalo.

     WILLIAM H. CUNNINGHAM, PH.D. has served as a member of our Board of Directors since July 2000. Dr. Cunningham served as Chancellor and Chief Executive Officer of The University of Texas System from 1992 to 2000, in addition to holding the Lee Hage and Joseph D. Jamail Regents Chair in Higher Education Leadership. He served as President of The University of Texas at Austin, a component institution of UT System from 1985 to 1992. He is currently a Professor of Marketing at UT Austin. Dr. Cunningham serves on a number of public commissions and boards, public and private corporate boards and in a number of advisory roles to corporations, notably John Hancock Funds, Chase Bank of Texas and Jefferson Pilot, a Fortune 500 company. Dr. Cunningham received a Ph.D. from Michigan State University, as well as an M.B.A. In 1993, he received an Honorary Doctor of Laws Degree and the Distinguished Alumnus Award from Michigan State University.

     FRANCOIS MEYER, PH.D. has served as a member of our Board of Directors since 1998. Since 1998, Dr. Meyer has served as Vice President, Research of Aventis, a pharmaceutical company. From 1996 to 1997, he served as Vice President, Discovery for Gencell, Aventis' gene and cell therapy division. From 1993 to 1996, Dr. Meyer was Vice President of the Gene/Cell Therapy Business of Sandoz Ltd., now Novartis AG. Dr. Meyer received a Ph.D. in molecular biology from the University of Zurich.

     MAHENDRA G. SHAH, PH.D. has served as a member of our Board of Directors since Introgen's inception in June 1993. From 1993 to 1999, Dr. Shah also served as our Vice President, Corporate and Business Development. He currently provides consulting services to Introgen pursuant to a consulting agreement with EJ Financial Enterprises, Inc. See "Certain Transactions." From 1991 to the present, he has served as Vice President, Corporate Development of EJ Financial Enterprises, Inc., a healthcare investment company. Dr. Shah also presently serves as the Chief Executive Officer and Chairman of the Board of Directors of First Horizon Pharmaceutical Corporation. Dr. Shah received a Ph.D. in industrial pharmacy from St. John's University.

     John N. Kapoor, one of our directors and a principal stockholder, was previously the chairman and president of Lyphomed Inc. Fujisawa Pharmaceutical Co. Ltd. was a major stockholder of Lyphomed from the mid-1980s until 1990, at which time Fujisawa completed a tender offer for the remaining shares of Lyphomed, including the shares held by Dr. Kapoor. In 1992, Fujisawa filed suit in federal district court in Illinois against Dr. Kapoor alleging that between 1980 and 1986, Lyphomed filed a large number of allegedly fraudulent new drug applications with the FDA, and that Dr. Kapoor's failure to make certain disclosures to Fujisawa constituted a violation of federal securities laws and the Racketeer Influenced and Corrupt Organizations Act. Fujisawa also alleged state law claims. Dr. Kapoor countersued, and in 1999, the litigation was settled on terms mutually acceptable to the parties. The terms of the settlement are subject to a confidentiality agreement.

     Officers serve at the discretion of the Board of Directors. There are no family relationships between any of our directors or executive officers of the Company.

BOARD COMPOSITION

     We currently have five directors. Upon completion of this offering, our Board of Directors will be divided into three classes, each with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

     Our class I directors, whose terms will expire at the 2001 annual meeting of stockholders, are Francois Meyer, Ph.D. and William H. Cunningham, Ph.D. Our class II director, whose term will expire at the 2002 annual meeting of stockholders, is Mahendra G. Shah, Ph.D. Our class III directors, whose terms will expire at the 2003 annual meeting of stockholders, are John N. Kapoor, Ph.D. and David G. Nance.

     We are parties to a stock purchase agreement with Aventis, pursuant to which Aventis has purchased shares of our preferred stock. Under this agreement, so long as Aventis continues to hold 15% of our outstanding common stock, we must nominate a person designated by Aventis and reasonably acceptable to us for election to our Board of Directors.

BOARD COMMITTEES

     Our Board of Directors has established an audit committee, a compensation committee and an executive committee.

Audit Committee

     The audit committee makes recommendations to our Board of Directors regarding the selection of independent auditors, reviews the scope of audit and other services by our independent auditors, reviews the accounting principles and auditing practices and procedures to be used for our financial statements and reviews the results of those audits. The members of our audit committee are William H. Cunningham, Ph.D., John N. Kapoor, Ph.D., and Francois Meyer, Ph.D.

Compensation Committee

     The compensation committee makes recommendations to our Board of Directors regarding our stock plans and the compensation of officers. The members of the compensation committee are William H. Cunningham, Ph.D. and Francois Meyer, Ph.D.

Executive Committee

     The executive committee acts on behalf of our Board of Directors to the extent permitted under Delaware law. The members of our executive committee are David G. Nance and John N. Kapoor, Ph.D.

DIRECTOR COMPENSATION

     Our non-employee directors are reimbursed for expenses incurred in connection with attending board and committee meetings but do not receive cash compensation for their services as board or committee members. We have in the past granted and will continue to grant non-employee directors options to purchase our common stock pursuant to the terms of our stock plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     None of the members of the compensation committee is currently, or has ever been at any time since our formation, one of our officers or employees. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our Board of Directors or compensation committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors, executive officers and controller, in addition to the indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or arising out of such person's services as a director or executive officer of us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by us during the fiscal years ended June 30, 1999 and 2000, to our Chief Executive Officer and our four other most highly compensated executive officers. The executive officers listed in the table below are referred to as the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                       ------------
                                                                ANNUAL COMPENSATION     SECURITIES
                                                       FISCAL   -------------------     UNDERLYING
             NAME AND PRINCIPAL POSITION                YEAR     SALARY      BONUS      OPTIONS(#)
             ---------------------------               ------   ---------    ------    ------------
David G. Nance.......................................   2000    $271,337      $  0        27,840
  President and Chief Executive Officer                 1999     265,494       500       109,000
James A. Merritt, M.D................................   2000     196,337       250        21,888
  Vice President, Clinical Affairs                      1999     191,743       500        54,000
James W. Albrecht, Jr................................   2000     176,397         0        21,888
  Chief Financial Officer                               1999     175,869       500        66,000
Shawn L. Gallagher...................................   2000     166,337       250        21,888
  Vice President, Product Development                   1999     156,660       500        66,000
J. David Enloe, Jr...................................   2000     161,344       250        83,200
  Vice President, Operations                            1999     138,960       500        12,000

                   OPTION GRANTS IN YEAR ENDED JUNE 30, 2000

     The following table sets forth information relating to stock options granted during the fiscal year ended June 30, 2000 to the Named Executive Officers. Also shown below is the potential realizable value over the terms of the options (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the options were granted to their expiration dates based on an assumed initial public offering price of $13.00 per share. The potential realizable value is net of the applicable exercise price. These calculations are required by the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock. All options were granted under our 1995 Stock Plan. We granted options to purchase a total of 399,306 shares of common stock during fiscal 2000.

                         INDIVIDUAL GRANTS
                         -------------------------
                                        PERCENT OF                                POTENTIAL REALIZABLE
                                          TOTAL                                     VALUE AT ASSUMED
                         NUMBER OF       OPTIONS                                  ANNUAL RATES OF STOCK
                         SECURITIES     GRANTED TO                                  APPRECIATION FOR
                         UNDERLYING     EMPLOYEES      EXERCISE                        OPTION TERM
                         OPTIONS        IN FISCAL     PRICE PER     EXPIRATION   -----------------------
         NAME            GRANTED           YEAR         SHARE          DATE          5%          10%
         ----            ------------   ----------   ------------   ----------   ----------   ----------
David G. Nance.........     27,840           7.0%       $1.25        2/13/10     $  554,730   $  903,927
James A. Merritt,
  M.D..................     21,888           5.5         1.25        2/13/10        436,132      710,674
James W. Albrecht,
  Jr. .................     21,888           5.5         1.25        2/13/10        436,132      710,674
Shawn L. Gallagher.....     21,888           5.5         1.25        2/13/10        436,132      710,674
J. David Enloe, Jr. ...     19,200           4.8         1.25        2/13/10        382,572      623,398
J. David Enloe, Jr. ...     64,000          16.0         0.52        6/30/09      1,321,960    2,124,714

       AGGREGATE OPTION EXERCISES DURING FISCAL YEAR ENDED JUNE 30, 2000
                        AND 2000 YEAR-END OPTION VALUES

     The following table sets forth information for our Chief Executive Officer and our Named Executive Officers during the fiscal year ended June 30, 2000, relating to option exercises in that period and the number and value of securities underlying exercisable and unexercisable options held at June 30, 2000. None of the Named Executive Officers exercised stock options in the year ended June 30, 2000.

                                               NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                               OPTIONS AT JUNE 30, 2000           JUNE 30, 2000(1)
                                               ---------------------------   ---------------------------
                    NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                    ----                       -----------   -------------   -----------   -------------
David G. Nance...............................    197,200        139,440       2,478,523      1,720,028
James A. Merritt, M.D........................    117,600         86,688       1,480,095      1,065,969
James W. Albrecht, Jr. ......................    103,200        101,088       1,294,305      1,245,699
Shawn L. Gallagher...........................     84,000        120,288       1,052,202      1,486,599
J. David Enloe, Jr. .........................     81,600         97,600       1,034,310      1,204,130

---------------

(1) Value of unexercised in-the-money options are based on an assumed initial public offering price of $13.00, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the aggregate exercise price payable for these shares.

EMPLOYEE BENEFIT PLANS

1995 Stock Plan and 2000 Stock Option Plan

     Our 1995 Stock Plan was adopted by our Board of Directors in January 1995 and by our stockholders in April 1995. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. We have reserved an aggregate of 3,200,000 shares of common stock for issuance under this plan. As of June 30, 2000, options to purchase 2,597,155 shares of common stock were outstanding, 205,603 shares had been issued pursuant to the exercise of options and stock purchase rights, and 397,242 shares were available for future grant. Our Board of Directors has determined that no further options will be granted under the 1995 Stock Plan, although options granted under the 1995 Stock Plan will remain outstanding in accordance with their terms.

     Our 2000 Stock Option Plan was adopted by our Board of Directors in February 2000, subject to stockholder approval. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. We have initially reserved an aggregate of 4,800,000 shares of common stock for issuance under this plan. All of these shares are available for future grant. The share reserve will automatically be increased on the first day of each fiscal year beginning on or after July 1, 2001 by an amount equal to the lesser of 1,600,000 shares, 5% of the outstanding shares on the date of the annual increase, or a lesser amount determined by our Board of Directors.

     The compensation committee of our Board of Directors administers our stock plans and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options. The exercise price of nonstatutory options is determined by the compensation committee. The exercise price of incentive stock options cannot be lower than 100% of the fair market value of our common stock on the date of grant and, in the case of incentive stock options granted to holders of shares representing more than 10% of our voting power, not less than 110% of the fair market value. The term of an incentive stock option cannot exceed 10 years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years.

     Options granted under our 1995 Stock Plan will accelerate and become fully vested in the event we are acquired. Options granted under our 2000 Stock Option Plan stock plans will accelerate and become fully vested in the event we are acquired, unless the successor corporation assumes or substitutes other options in their place. Our Board of Directors may not, without the adversely affected optionee's prior written consent, amend, modify or terminate our stock plans if the amendment, modification or termination would impair the rights of optionees. Our 1995 Stock Plan and our 2000 Stock Option Plan will terminate in 2005 and 2010, respectively, unless terminated earlier by our Board of Directors.

2000 Employee Stock Purchase Plan

     Our Board of Directors adopted our 2000 Employee Stock Purchase Plan in February 2000, subject to stockholder approval. This plan provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions.

     A total of 480,000 shares of common stock has been initially reserved for issuance under this plan. The share reserve will automatically be increased on the first day of each fiscal year beginning on or after July 1, 2001, by an amount equal to the lesser of 480,000 shares, 1.5% of the outstanding shares of common stock on the date of the annual increase, or a lesser amount determined by our Board of Directors.

     The Board of Directors or a committee appointed by the board administers the purchase plan. The board or its appointed committee has full and exclusive authority to interpret the terms of the purchase plan and determine eligibility for the purchase plan.

     Employees are eligible to participate in the purchase plan if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the purchase plan if such employee:

     - immediately after such grant, would own stock possessing five percent or more of the total combined voting power or value of all classes of our capital stock, or

     - immediately after such grant, would have the right to purchase stock under all of our employee stock purchase plans at a rate which exceeds $25,000 worth of stock for each calendar year.


     The purchase plan, which is intended to qualify under Section 423 of the United States Internal Revenue Code, contains consecutive sixth-month offering periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before April 30, 2001.


     The purchase plan permits participants to purchase common stock through payroll deductions of up to 10% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions and excludes payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single offering period is 10,000 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the purchase plan is 85% of the lower of the fair market value of the common stock at the beginning or end of the offering period. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will withdraw from the current offering period following the exercise and will automatically re-enroll in a new offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     A participant may not transfer rights granted under the purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the purchase plan.

     The purchase plan provides that, if we merge with or into another corporation or sell substantially all of our assets, a successor corporation may assume or substitute for each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date, occurring before the proposed date of our merger or sale, will be set.

     The purchase plan will terminate in 2010. However, the Board of Directors has the authority to amend or terminate the purchase plan, except that, subject to specified exceptions, no such action may adversely affect any outstanding rights to purchase stock under the purchase plan.

401(k) Plan

     In July 1997, our Board of Directors adopted a Retirement Savings and Investment Plan covering our full-time employees located in the United States. This plan is intended to qualify under Section 401(k) of the United States Internal Revenue Code, so that contributions to this plan by employees, and the investment earnings thereon, are not taxable to employees until they are withdrawn. Under this plan, employees may elect to reduce their current compensation by up to the lesser of 20% of their annual compensation or the statutorily prescribed annual limit ($10,500 in 2000) and to have the amount of such reduction contributed to this plan. We do not currently make additional matching contributions on behalf of plan participants.

CHANGE OF CONTROL AGREEMENTS

     In August 1996, our Board of Directors approved a resolution that provided that all of the options granted under our 1995 Stock Plan shall immediately vest and become exercisable upon the merger or reorganization of our Company with or into another corporation, entity or person, or the sale of all or substantially all our assets to another corporation, entity or person, unless after such merger, reorganization or sale of assets, at least 51% of the capital stock or equity interest in such other corporation, entity or person are owned by persons who owned in the aggregate 51% of our capital stock immediately prior to such merger, reorganization or sale of assets.

EMPLOYMENT AGREEMENTS

     We have an employment agreement with David G. Nance, under which he serves as our President and Chief Executive Officer. Under this agreement, until the closing of this offering, Mr. Nance will receive an aggregate base salary at the rate of $275,000 per annum. Upon the closing of this offering, his base salary will be raised 10% effective as of August 1, 2000, by an additional 10% effective August 1, 2001, and by an additional 10% effective August 1, 2002. Under this agreement, Mr. Nance will be granted options to purchase 80,000 shares of our common stock pursuant to our 2000 Stock Plan upon the closing of this offering, and on August 1, 2001 and August 1, 2002. Such options will be exercisable at a price determined by our plan administrator, and will be fully vested when granted. This agreement continues through July 31, 2003 and renews automatically for one year terms until either party gives timely written notice of non-renewal.

                              CERTAIN TRANSACTIONS

PREFERRED STOCK FINANCINGS

     We have issued shares of our preferred stock in private placement transactions as follows: in August 1994, we issued a total of 3,011,423 shares of Series A preferred stock at a purchase price of $0.175 per share; from October 1994 to June 1999, we issued a total of 1,757,063 shares of Series B preferred stock at purchases prices ranging from $5.72 to $10.67 per share; from March 1996 to June 1996, we issued a total of 551,410 shares of Series C preferred stock at a purchase price of $8.65 per share, and in October 1997, we issued a total of 1,100,000 shares of Series D preferred stock at a purchase price of $10.00 per share. These shares convert into 12,326,173 shares of our common stock.

     In August 1994, David G. Nance, our President and Chief Executive Officer and one of our directors and a principal stockholder, and John N. Kapoor, Ph.D., one of our directors and a principal stockholder, purchased shares of our Series A preferred stock at a price of $0.175 per share. From October 1994 to June 2000, Rhone-Poulenc Rorer International (Holdings) Inc. purchased a total of 1,757,063 shares of our Series B preferred stock at purchase prices ranging from $5.72 to $10.67 per share. Mr. Nance beneficially owns 887,312 shares of Series A preferred stock, which convert into 1,703,637 shares of our common stock, and Dr. Kapoor beneficially owns 1,814,040 shares of Series A preferred stock, which convert into 3,482,955 shares of our common stock. See "Principal Stockholders" for more detail on the shares beneficially owned by these stockholders. Rhone-Poulenc Rorer International (Holdings) Inc. owns 1,757,063 shares of Series B preferred stock, which convert into 3,373,560 shares of our common stock, as well as 310,071 shares of Series A preferred stock which it purchased from Mr. Nance and Dr. Kapoor and which convert into 595,333 share of our common stock.

     Holders of our preferred stock are entitled to registration rights with respect to the shares of common stock that they will hold following this offering. See "Description of Capital Stock--Registration Rights."

CONSULTING AGREEMENTS

     Dr. Jack A. Roth beneficially owns 1,159,596 shares of our common stock. Dr. Roth is also Chairman of the Department of Thoracic and Cardiovascular Surgery at M.D. Anderson Cancer Center, with which we have a licensing agreement and several research agreements. We have a consulting agreement with Dr. Roth under which he provides his technical knowledge, expertise and assistance in the development and commercialization of our products and abides by confidentiality and noncompetition provisions. For these services, we pay Dr. Roth $150,000 per year with such compensation increasing annually starting October 1, 2001 in varying increments until it reaches $200,000 per year, subject to adjustment for inflation. This agreement continues to September 2009, but we may terminate this agreement upon one year's advance notice.

     Mahendra G. Shah, Ph.D., one of our directors, is an employee of EJ Financial Enterprises, Inc., one of our stockholders. John N. Kapoor, Ph.D., another of our directors, is the sole shareholder of EJ Financial Enterprises. We have a consulting agreement with EJ Financial Enterprises pursuant to which EJ Financial Enterprises provides the services of Dr. Shah to us for $175,000 per year. The agreement provides that Dr. Shah will assist with business development, license negotiation, market analysis and general corporate development. This agreement is automatically renewable each July 1 for one-year terms, unless either party gives 30 days' advance notice of termination.

OTHER ARRANGEMENTS

     The Board of Regents of The University of Texas System is one of our stockholders. The Board of Regents of The University of Texas System, M.D. Anderson Cancer Center and Introgen are parties to the Patent and Technology License Agreement and several sponsored research agreements. For information on this relationship, see "Business of Introgen -- Collaborative Agreements and Licensing Agreements -- The University of Texas M.D. Anderson Cancer Center."

     David L. Parker, Ph.D., J.D., our Vice President, Intellectual Property, was a shareholder of Arnold White & Durkee during that period of time. Since January 2000, Dr. Parker has been a partner with the law firm Fulbright & Jaworski LLP, which provides legal services to us. We paid Arnold White & Durkee legal fees in the amounts of $774,135, $613,886 and $367,068 in the fiscal years ended June 30, 1998, 1999 and 2000 and we paid Fulbright & Jaworski LLP fees in the amount of $59,945 in the fiscal year ended June 30, 2000.

     Francois Meyer, Ph.D, one of our directors, is an employee of Aventis, which is a holder of more than 5% of our outstanding stock. We have several agreements with Aventis, including a stock purchase agreement pursuant to which Aventis has purchased over $14.5 million of our Series B preferred stock. Under this agreement, so long as Aventis continues to hold 15% of our outstanding common stock, we must nominate a person designated by Aventis and reasonably acceptable to us for election to our Board of Directors and include a person designated by Aventis and reasonably acceptable to us on our Scientific Advisory Board.

     We are in negotiations with M.D. Anderson Cancer Center to sublease to them approximately 10,000 square feet of space in our Houston facility at prevailing market rates.

POLICY REGARDING TRANSACTIONS WITH AFFILIATES

     We believe the foregoing transactions were in our best interests. It is our policy that future transactions with affiliates, including any loans we make to our officers, directors, principal stockholders or other affiliates will be on terms no less favorable to us than we could have obtained from unaffiliated third parties. These transactions will be approved by a majority of our Board of Directors, including a majority of the independent and disinterested members, or, if required by law, a majority of our disinterested stockholders.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock, as of June 30, 2000, by the following individuals or groups:

     - each person, or group of affiliated persons, known to us to own beneficially more than 5% of our outstanding common stock;

     - our Chief Executive Officer and each of our Named Executive Officers;

     - each of our directors; and

     - all of our directors and executive officers as a group.

     Except as otherwise noted, and subject to applicable community property laws, to our knowledge, the persons named in this table have sole voting and investing power for all of the shares of common stock held by them.

     This table lists applicable percentage ownership based on 16,460,353 shares of common stock outstanding as of June 30, 2000, as adjusted to reflect the conversion of all outstanding shares of preferred stock into 12,326,173 shares of common stock upon the closing of this offering, and also lists the applicable percentage ownership based on 21,460,353 shares of common stock outstanding after the completion of this offering. Options to purchase shares of our common stock that are exercisable within 60 days of June 30, 2000 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

     Unless otherwise indicated, the address for each stockholder on this table is c/o Introgen Therapeutics, Inc., 301 Congress Avenue, Suite 1850, Austin, Texas 78701.


                                                                            PERCENT BENEFICIALLY OWNED
                                                                SHARES      ---------------------------
                                                             BENEFICIALLY      BEFORE         AFTER
                     BENEFICIAL OWNER                           OWNED       THE OFFERING   THE OFFERING
                     ----------------                        ------------   ------------   ------------
Rhone-Poulenc Rorer International (Holdings) Inc.(1).......   3,968,893         23.9%          18.4%
  500 Arcola Road
  Collegeville, PA 19426
John N. Kapoor, Ph.D.(2)...................................   3,550,154         21.3           16.4
  225 Deerpath, #250
  Lake Forest, IL 60045
David G. Nance(3)..........................................   3,247,816         19.3           14.9
The Board of Regents of The University of Texas
  System(4)................................................   1,197,998          7.2            5.5
  201 West 7th Street
  Austin, TX 78701
Jack A. Roth, M.D.(5)......................................   1,159,596          7.0            5.4
  2324 Bolsover
  Houston, TX 77005
Nomura International PLC...................................     952,281          5.7            4.4
  Nomura House
  1 St. Martin's-le-Grand
  London ED1A 4NP
  England
Mahendra G. Shah, Ph.D.(6).................................     352,179          2.1            1.6
James A. Merritt, M.D.(7)..................................     117,600            *              *
James W. Albrecht, Jr.(8)..................................     104,800            *              *
Shawn L. Gallagher(9)......................................      84,000            *              *
J. David Enloe, Jr.(10)....................................      97,600            *              *
William H. Cunningham, Ph.D.(11)...........................         933            *              *

                                                                            PERCENT BENEFICIALLY OWNED
                                                                SHARES      ---------------------------
                                                             BENEFICIALLY      BEFORE         AFTER
                     BENEFICIAL OWNER                           OWNED       THE OFFERING   THE OFFERING
                     ----------------                        ------------   ------------   ------------
Francois Meyer(12).........................................       9,600            *              *
All directors and executive officers as a group (10
  people)(13)..............................................   7,382,903         42.3           32.9


---------------

* Less than 1% of the outstanding shares of common stock.

 (1) In December 1999, Rhone-Poulenc S.A., the ultimate parent company of Rhone-Poulenc Rorer Pharmaceuticals Inc., combined with Hoechst AG, and the parties have combined Hoechst Marion Roussel, the pharmaceutical business of Hoechst AG, with that of Rhone-Poulenc Rorer to form Aventis Pharma. Rhone-Poulenc Rorer Pharmaceuticals Inc. is now known as Aventis Pharmaceuticals Products Inc.

 (2) Consists of 359,245 shares held by EJ Financial Enterprises, Inc., 1,792,106 shares held by EJ Financial Investments IV, L.P., 1,331,604 shares held by EJ Financial Investments VI, L.P., and 67,200 shares held by Dr. Kapoor subject to stock options that are exercisable within 60 days of June 30, 2000. EJ Financial Investments IV, L.P. and EJ Financial Investments, VI, L.P. are partnerships controlled by their general partner, EJ Financial Enterprises. Dr. Kapoor is President of EJ Financial Enterprises. Dr. Kapoor disclaims beneficial ownership of the shares held by EJ Financial Enterprises, EJ Financial Investments IV, L.P. and EJ Financial Investment VI, L.P.


 (3) Consists of 835,011 shares held by David G. Nance, trustee, 1,346,979 shares held by Developtech Resources Corporation, 18,130 shares held by Domecq Technologies, Inc., 850,496 shares held by Debouchement, Ltd., and 197,200 shares held by Mr. Nance subject to stock options that are exercisable within 60 days of June 30, 2000. Mr. Nance is President and Chief Executive Officer of Developtech Resources Corporation, Domecq Technologies, Inc., and Debouchement, Ltd. Mr. Nance holds the right to vote for each entity and has dispositive control over the shares.


 (4) Includes 38,400 shares subject to stock options that are exercisable within 60 days of June 30, 2000.

 (5) Includes 579,797 shares held by Roth 1994 Investment Trusts. Dr. Roth holds the right to vote for each entity and has dispositive control over the shares.


 (6) Consists of 170,400 shares subject to stock options that are exercisable within 60 days of June 30, 2000 and an option to purchase from EJ Financial Enterprises, Inc. a total of 181,779 shares of our common stock owned by EJ Financial Enterprises.



 (7) Consists of 117,600 shares subject to stock options that are exercisable within 60 days of June 30, 2000.



 (8) Includes 103,200 shares subject to stock options that are exercisable within 60 days of June 30, 2000.



 (9) Consists of 84,000 shares subject to stock options that are exercisable within 60 days of June 30, 2000.



(10) Consists of 97,600 shares subject to stock options that are exercisable within 60 days of June 30, 2000.



(11) Consists of 933 shares subject to stock options that are exercisable within 60 days of June 30, 2000.



(12) Consists of 9,600 shares subject to stock options that are exercisable within 60 days of June 30, 2000.


(13) Consists of shares described in the notes above, as applicable to our directors and current executive officers.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our Restated Certificate of Incorporation, which will become effective upon the closing of this offering, authorizes the issuance of 50,000,000 shares of common stock, $0.001 par value, and authorizes the issuance of 5,000,000 shares of undesignated preferred stock, $0.001 par value. From time to time, our Board of Directors may establish the rights and preferences of the undesignated preferred stock.

     As of June 30, 2000, 16,460,353 shares of common stock were issued and outstanding, assuming the conversion of all outstanding shares of preferred stock, and held by approximately 125 stockholders.

     Immediately after the closing of this offering, we will have 21,460,353 shares of common stock outstanding, assuming no exercise of the options to acquire 2,597,155 additional shares of common stock or the warrants to purchase 163,600 shares of common stock that were outstanding as of June 30, 2000.

COMMON STOCK

     Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Introgen, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

PREFERRED STOCK

     The Board of Directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the Board of Directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

     - restricting dividends on our common stock;

     - diluting the voting power of our common stock;

     - impairing the liquidation rights of our common stock; or

     - delaying or preventing a change in control of Introgen without further action by the stockholders.

     Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

WARRANTS

     As of June 30, 2000, the Company has two outstanding warrants to purchase an aggregate of 163,600 shares of common stock at a weighted average exercise price of $4.96 per share. These warrants are currently exercisable and will expire on March 31, 2001.

REGISTRATION RIGHTS

Demand Registration

     According to the terms of agreements between us and holders of our Series A, Series B, Series C and Series D Preferred Stock, beginning 180 days after the closing of this offering, the holders of 12,326,173 shares of common stock will have the right to require us to register their shares with the Securities and Exchange Commission so that those shares may be resold to the public. To demand such registration, holders who together hold an aggregate of at least 50% of the shares having such registration rights must request that the registration statement register shares for an aggregate offering price of at least $10,000,000, net of underwriting discounts and commissions. We are not required to effect more than two demand registrations. We may defer the filing of a demand registration once in any twelve-month period, for a period up to 90 days with respect to a request for registration by holders of our common stock issued upon conversion of Series A, Series B, and Series C Preferred Stock and up to 120 days with respect to a request for registration by holders of our common stock issued upon conversion of our Series D Preferred Stock.

Piggyback Registration

     In addition, if we register in an underwritten offering any securities for public sale, other than a registration relating solely to employee benefit plans, a registration relating solely to a Rule 145 transaction, or any registration on any registration form that does not permit secondary sales, holders of demand registration rights will have the right to include their shares in the registration statement.

Form S-3 Registration

     At any time after we become eligible to file a registration statement on Form S-3 or any comparable or successor form, holders of shares of common stock having demand and piggyback registration rights may require us to file Form S-3 registrations, if the aggregate offering proceeds, net of underwriting discounts and commissions, are at least $1,000,000. We may defer one request in any twelve-month period for a period of up to 120 days.

     The registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to bear the expenses of all registrations, except underwriting discounts and commissions. However, we will not pay for any expenses of any demand registration if the request is subsequently withdrawn by the holders requesting such registration, unless a majority of the holders of registration rights agree to forfeit the right to one demand registration. The stockholders rights agreement also contains our commitment to indemnify the holders of registration rights for losses attributable to statements or omissions by us incurred in connection with the registrations under the agreement. The registration rights terminate 6 years from the closing of this offering.

EFFECT OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS, AND THE DELAWARE ANTI-TAKEOVER LAW

     Provisions of Delaware law and our certificate of incorporation and bylaws could make the acquisition of Introgen and the removal of incumbent officers and directors more difficult. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Introgen to negotiate first with our board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Introgen outweigh the disadvantages of discouraging these proposals because negotiation of any proposals of this type could result in an improvement of their terms.

Election and Removal of Directors

     Our Board of Directors is divided into three classes. The directors in each class will serve for a three-year term, with our stockholders electing one class each year. For a more detailed description of this system, see "Management--Board Composition." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Introgen, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Stockholder Meetings

     Under our bylaws, only the Board of Directors, the chairman of the board, the chief executive officer or the president may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

     Our bylaws establish advance notice procedures for stockholder proposals and for the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the board.

Delaware Anti-Takeover Law

     Introgen is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in the manner specified in Section 203. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own 15% or more of a corporation's voting stock. The existence of this provision may have an antitakeover effect by discouraging takeover attempts not approved in advance by our Board of Directors but which could result in a premium over the market price for the shares of common stock held by stockholders.

Elimination of Stockholder Action by Written Consent

     Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

No Cumulative Voting

     Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

     The authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Introgen. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Introgen.

Amendment of Charter Provisions

     The amendment of any of the above provisions of our certificate of incorporation and bylaws would require approval by holders of at least 66 2/3% of our outstanding common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is EquiServe Trust Company.

LISTING

     We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "INGN."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. As described below, shares currently outstanding will be available for sale immediately after this offering.

SALES OF RESTRICTED SECURITIES

     Upon completion of this offering, we will have outstanding 21,460,353 shares of common stock, based upon shares outstanding as of June 30, 2000, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, the shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The 16,460,353 remaining shares of common stock held by existing stockholders are "restricted shares" as defined in Rule 144. Over 97% of these restricted shares are subject to lock-up agreements providing that the stockholder will not offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock owned as of the date of this prospectus or acquired directly from us by the stockholder or with respect to which they have or may acquire the power of disposition for a period of 180 days after the date of this prospectus without the prior written consent of SG Cowen Securities Corporation. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k)and 701, none of the shares subject to lock-up agreements will be resellable until 181 days after the date of this prospectus. SG Cowen Securities Corporation may, in its sole discretion, and at any time without notice, release all or any portion of the restricted shares subject to lock-up agreements.

     Beginning 181 days after the date of this prospectus, approximately 16,441,153 restricted shares will be eligible for sale in the public market. All of these shares are subject to volume limitations under Rule 144, except 3,256,338 shares eligible for sale under Rule 144(k) and 693,484 shares eligible for sale under Rule 701.

     In addition, as of June 30, 2000, there were outstanding warrants to purchase 163,600 shares of common stock.

Rule 144

     In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1.0% of the number of shares of common stock then outstanding, which will equal approximately 214,600 shares immediately after this offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

     Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144. Any employee, officer or director of or consultant to us who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their Rule 701 shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their Rule 701 shares. However, certain Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or the receipt of the written consent of SG Cowen Securities Corporation more than 90 days after the date of this prospectus.

     After this offering, we intend to file a registration statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our employee stock plans. Any shares of common stock issued upon exercise of outstanding vested options or issued pursuant to our employee stock purchase plan, other than common stock issued to our affiliates or subject to lock-up agreements, will be available for immediate resale in the open market following the effectiveness of such registration statement.

LOCK-UP AGREEMENTS

     Our directors, executive officers, stockholders holding an aggregate of 15,968,499 shares and holders of options to purchase 2,647,719 shares of common stock have agreed that for a period of 180 days following the date of this prospectus, without the prior written consent of SG Cowen Securities Corporation, to not:

     - directly or indirectly, offer, sell, assign, transfer, encumber, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise dispose of, other than by operation of law, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including, without limitation, common stock which may be deemed to be beneficially owned in accordance with the rules and regulations promulgated under the Securities Act), whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement dated
            , 2000, the underwriters named below, through their representatives SG Cowen Securities Corporation, PaineWebber Incorporated and Prudential Securities Incorporated have severally agreed to purchase from us the number of shares of common stock set forth opposite their names at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters expect to deliver the shares against
payment in New York, New York on        , 2000.

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
SG Cowen Securities Corporation.............................
PaineWebber Incorporated....................................
Prudential Securities Incorporated..........................
                                                              ---------
          Total.............................................  5,000,000
                                                              =========

     The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the common stock offered by us if any shares are purchased, other than those covered by the over-allotment option described below.

     At our request, the underwriters have reserved up to 5% of the shares of common stock for sale at the initial public offering price to our employees, friends and family members of our employees and employees of companies with which we do business. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the shares sold hereby.

     The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may offer the common stock to securities dealers at that price less
a concession not in excess of $     per share. Securities dealers may reallow a
concession not in excess of $     per share to other dealers. After the shares
of the common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

     We have granted to the underwriters an option to purchase up to an aggregate of 750,000 additional shares of common stock at the public offering price set forth on the cover of this prospectus to cover over-allotments, if any. The option is exercisable for a period of 30 days. If the underwriters exercise the over-allotment option, the underwriters have severally agreed to purchase shares in approximately the same proportion as shown in the tables above.

     The following table shows the per share and total public offering price, the underwriting discount to be paid by us to the underwriters and the proceeds from the sale of shares to the underwriters before our expenses. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                        WITHOUT    WITH
                                                            PER SHARE   OPTION    OPTION
                                                            ---------   -------   ------
Public offering price.....................................
Underwriting discount.....................................
Proceeds, before expenses, to Introgen....................

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

     Our directors, executive officers, stockholders holding an aggregate of 15,968,499 shares of common stock and holders of options to purchase 2,647,719 shares of common stock have agreed that for a period of 180 days following the date of this prospectus, without the prior written consent of SG Cowen Securities Corporation, not to directly or indirectly, offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, other than by operation of law, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, including, without limitation, common stock which may be deemed to be beneficially owned in accordance with rules and regulations promulgated under the Securities Act. SG Cowen Securities Corporation may, in its sole discretion, and at any time without notice, release all or a portion of the shares subject to lock-up agreements.

     The representatives may engage in over-allotment, open market purchases, stabilizing transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. In connection with this offering, the underwriters may make short sales by selling more shares than they are obligated to purchase under the underwriting agreement. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the price of shares in the open market compared to the price at which they may purchase shares under the over-allotment option. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Any of these activities may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     The underwriters have advised us that they do not intend to confirm sales in excess of 5% of the common stock offered hereby to any account over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price range will be determined by negotiations between us and the underwriters. Among the factors considered in these negotiations will be prevailing market conditions, the market capitalizations and the stages of development of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, our results of operation in recent periods, the present state of our development and other factors deemed relevant.

     One of the representatives, Prudential Securities Incorporated, also markets securities online through its PrudentialSecurities.com division. Clients of Prudential Advisor(SM), a full service brokerage firm program, may view offering terms and the prospectus online and place orders through their financial advisors. Other than the prospectus in electronic format, the information on this web site is not part of this prospectus or the registration statement of which this prospectus forms a part and has not been approved and/or endorsed by us or any underwriter in such capacity and should not be relied on by prospective investors.


     Each underwriter has represented and agreed to the following:



     - it has not offered or sold, and for six months after the date we issue the common stock, will not offer or sell any shares of common stock to persons in the United Kingdom except to persons who are ordinarily involved in acquiring, holding, managing or disposing of investments, as principal or agent, for business purposes or in other circumstances which have not resulted and will not result in a public offer in the United Kingdom within the Public Offers of Securities Regulations 1995 (as amended) (the "POS Regs");



     - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the POS Regs in any act it has taken or will take with respect to the shares of common stock in, from or otherwise involving the United Kingdom; and



     - it has only distributed and will only distribute to any person in the United Kingdom any document received by it in connection with the issuance of the common stock if that person is of a kind described in
       Article 11(3) of the Financial Service Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise be distributed.


     SG Cowen Securities Corporation provides financial advisory services to us from time to time in the ordinary course of its business.

     We estimate that our out-of-pocket expenses for this offering, not including the underwriting discount, will be approximately $1,100,000.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for Introgen by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas. Shearman & Sterling, New York, New York is acting as counsel for the underwriters in connection with various legal matters relating to the shares of common stock offered by this prospectus. As of June 30, 2000, investment partnerships and certain members of Wilson Sonsini Goodrich & Rosati beneficially owned an aggregate of 30,000 shares of our common stock.

                                    EXPERTS

     The consolidated financial statements included in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1. This prospectus, which forms a part of the Registration Statement, does not contain all the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Introgen, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including exhibits and schedule filed therewith, at the Securities and Exchange Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public References Section of the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Introgen, that file electronically with the Securities and Exchange Commission.

                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-4
Consolidated Statements of Stockholders' Equity.............   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Introgen Therapeutics, Inc.:

We have audited the accompanying consolidated balance sheets of Introgen Therapeutics, Inc. (a Delaware corporation), and subsidiaries as of June 30, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of Introgen Therapeutics, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Introgen Therapeutics, Inc., and subsidiaries as of June 30, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States.


ARTHUR ANDERSEN LLP


Austin, Texas
July 21, 2000 (except with respect to the
              matter discussed in the first
              paragraph of Note 3, as to
              which the date is August 31, 2000)

                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                       JUNE 30,
                                                              ---------------------------
                                                                  1999           2000
                                                              ------------   ------------
                                         ASSETS
Current Assets:
  Cash......................................................  $  2,145,676   $  1,788,612
  Short-term investments....................................    13,615,328      9,976,469
  Inventory.................................................     1,624,611      1,734,329
  Other current assets......................................         6,589          4,808
                                                              ------------   ------------
         Total current assets...............................    17,392,204     13,504,218
Property and equipment, net of accumulated depreciation of
  $1,761,506 and $2,988,387, respectively...................     8,060,745     10,152,572
Other assets................................................       287,952      1,197,733
                                                              ------------   ------------
         Total assets.......................................  $ 25,740,901   $ 24,854,523
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $  2,014,813   $    262,977
  Accrued liabilities.......................................       263,788      1,026,330
  Deferred revenues from affiliate..........................       798,187      1,205,655
  Current portions of capital lease obligations and note
    payable.................................................        89,330        746,192
                                                              ------------   ------------
         Total current liabilities..........................     3,166,118      3,241,154
Capital lease obligations, net of current portion...........       231,617      2,149,281
Note payable, net of current portion........................     3,156,295      5,871,750
Commitments and contingencies
Stockholders' Equity:
  Convertible preferred stock, $.001 par value; aggregate
    liquidation preference of $28,884,232 at June 30, 2000;
    8,308,523 shares authorized, 6,419,896 shares issued and
    outstanding.............................................         6,419          6,419
  Common stock, $.001 par value; 50,000,000 shares
    authorized; 4,006,235 and 4,134,180 shares issued and
    outstanding, respectively...............................         4,006          4,134
  Additional paid-in capital................................    31,975,159     36,536,575
  Deferred compensation.....................................    (1,778,161)    (4,210,412)
  Accumulated deficit.......................................   (11,020,552)   (18,744,378)
                                                              ------------   ------------
         Total stockholders' equity.........................    19,186,871     13,592,338
                                                              ------------   ------------
         Total liabilities and stockholders' equity.........  $ 25,740,901   $ 24,854,523
                                                              ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED JUNE 30,
                                                        ---------------------------------------
                                                           1998          1999          2000
                                                        -----------   -----------   -----------
Collaborative research and development
  revenues from affiliate.............................  $ 8,606,240   $ 6,713,653   $ 6,204,061
                                                        -----------   -----------   -----------
Product sales to affiliate............................    2,504,847     1,475,282     2,183,600
Cost of product sales.................................    1,729,130       993,748     1,475,790
                                                        -----------   -----------   -----------
     Gross margin on product sales....................      775,717       481,534       707,810
                                                        -----------   -----------   -----------
Costs and expenses:
  Research and development............................   10,360,699     7,539,514    10,074,755
  General and administrative..........................    1,825,481     2,976,955     4,700,841
                                                        -----------   -----------   -----------
     Loss from operations.............................   (2,804,223)   (3,321,282)   (7,863,725)
Interest income.......................................      791,247       680,748       722,352
Interest expense......................................       (2,417)       (5,363)     (582,453)
                                                        -----------   -----------   -----------
Net loss..............................................  $(2,015,393)  $(2,645,897)  $(7,723,826)
                                                        ===========   ===========   ===========
Net loss per share, basic and diluted.................  $     (0.51)  $     (0.66)  $     (1.89)
                                                        ===========   ===========   ===========
Shares used in computing basic and
  diluted net loss per share..........................    3,922,768     4,005,893     4,095,623
                                                        ===========   ===========   ===========
Pro forma net loss per share, basic and diluted                                     $     (0.47)
                                                                                    ===========
Shares used in computing pro forma basic and diluted
  net loss per share                                                                 16,421,796
                                                                                    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                SERIES A             SERIES B            SERIES C            SERIES D
                                              CONVERTIBLE          CONVERTIBLE         CONVERTIBLE         CONVERTIBLE
                                            PREFERRED STOCK      PREFERRED STOCK     PREFERRED STOCK     PREFERRED STOCK
                                           ------------------   ------------------   ----------------   ------------------
                                            SHARES     AMOUNT    SHARES     AMOUNT   SHARES    AMOUNT    SHARES     AMOUNT
                                           ---------   ------   ---------   ------   -------   ------   ---------   ------
Balance, June 30, 1997...................  3,011,423   $3,011   1,278,829   $1,279   551,410    $551           --   $  --
Issuance of common stock in connection
 with exercise of outstanding stock
 options.................................         --      --           --      --         --      --           --      --
Issuance of Series D preferred stock in
 October 1997 in connection with private
 placement, net of offering costs of
 $1,304,293..............................         --      --           --      --         --      --    1,100,000   1,100
Deferred compensation relating to
 issuance of certain stock options.......         --      --           --      --         --      --           --      --
Amortization of deferred compensation....         --      --           --      --         --      --           --      --
Net loss.................................         --      --           --      --         --      --           --      --
                                           ---------   ------   ---------   ------   -------    ----    ---------   ------
Balance, June 30, 1998...................  3,011,423   3,011    1,278,829   1,279    551,410     551    1,100,000   1,100
Issuance of Series B preferred stock in
 June 1999 in accordance with stock
 purchase agreement with affiliate.......         --      --      478,234     478         --      --           --      --
Issuance of common stock in connection
 with exercise of outstanding stock
 options.................................         --      --           --      --         --      --           --      --
Deferred compensation relating to
 issuance of certain stock options.......         --      --           --      --         --      --           --      --
Amortization of deferred compensation....         --      --           --      --         --      --           --      --
Net loss.................................         --      --           --      --         --      --           --      --
                                           ---------   ------   ---------   ------   -------    ----    ---------   ------
Balance, June 30, 1999...................  3,011,423   3,011    1,757,063   1,757    551,410     551    1,100,000   1,100
Issuance of common stock in connection
 with exercise of outstanding stock
 options and warrants....................         --      --           --      --         --      --           --      --
Deferred compensation relating to
 issuance of certain stock options.......         --      --           --      --         --      --           --      --
Amortization of deferred compensation and
 stock-based compensation................         --      --           --      --         --      --           --
Net loss.................................         --      --           --      --         --      --           --      --
                                           ---------   ------   ---------   ------   -------    ----    ---------   ------
Balance, June 30, 2000...................  3,011,423   $3,011   1,757,063   $1,757   551,410    $551    1,100,000   $1,100
                                           =========   ======   =========   ======   =======    ====    =========   ======


                                              COMMON STOCK      ADDITIONAL
                                           ------------------     PAID-IN       DEFERRED     ACCUMULATED
                                            SHARES     AMOUNT     CAPITAL     COMPENSATION     DEFICIT         TOTAL
                                           ---------   ------   -----------   ------------   ------------   -----------
Balance, June 30, 1997...................  3,909,377   $3,909   $15,349,530   $  (639,626)   $(6,359,262)   $ 8,359,392
Issuance of common stock in connection
 with exercise of outstanding stock
 options.................................     45,529      46         18,186            --             --         18,232
Issuance of Series D preferred stock in
 October 1997 in connection with private
 placement, net of offering costs of
 $1,304,293..............................         --      --      9,694,607            --             --      9,695,707
Deferred compensation relating to
 issuance of certain stock options.......         --      --         21,490       (21,490)            --             --
Amortization of deferred compensation....         --      --             --       263,778             --        263,778
Net loss.................................         --      --             --            --     (2,015,393)    (2,015,393)
                                           ---------   ------   -----------   -----------    ------------   -----------
Balance, June 30, 1998...................  3,954,906   3,955     25,083,813      (397,338)    (8,374,655)    16,321,716
Issuance of Series B preferred stock in
 June 1999 in accordance with stock
 purchase agreement with affiliate.......         --      --      5,102,279            --             --      5,102,757
Issuance of common stock in connection
 with exercise of outstanding stock
 options.................................     51,329      51         21,203            --             --         21,254
Deferred compensation relating to
 issuance of certain stock options.......         --      --      1,767,864    (1,767,864)            --             --
Amortization of deferred compensation....         --      --             --       387,041             --        387,041
Net loss.................................         --      --             --            --     (2,645,897)    (2,645,897)
                                           ---------   ------   -----------   -----------    ------------   -----------
Balance, June 30, 1999...................  4,006,235   4,006     31,975,159    (1,778,161)   (11,020,552)    19,186,871
Issuance of common stock in connection
 with exercise of outstanding stock
 options and warrants....................    127,945     128         58,398            --             --         58,526
Deferred compensation relating to
 issuance of certain stock options.......         --      --      3,929,018    (3,929,018)            --             --
Amortization of deferred compensation and
 stock-based compensation................         --      --        574,000     1,496,767                     2,070,767
Net loss.................................         --      --             --            --     (7,723,826)    (7,723,826)
                                           ---------   ------   -----------   -----------    ------------   -----------
Balance, June 30, 2000...................  4,134,180   $4,134   $36,536,575   $(4,210,412)   $(18,744,378)  $13,592,338
                                           =========   ======   ===========   ===========    ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED JUNE 30,
                                                    ------------------------------------------
                                                        1998           1999           2000
                                                    ------------   ------------   ------------
Cash flows from operating activities:
     Net loss.....................................  $ (2,015,393)  $ (2,645,897)  $ (7,723,826)
     Adjustments to reconcile net loss to net cash
       used in operating activities-
       Depreciation...............................       447,471         14,167      1,710,559
       Compensation related to issuance of certain
          stock options...........................       263,778        387,041      2,070,767
       Changes in assets and liabilities-
          Decrease (increase) in receivable from
            affiliate.............................       (66,468)        66,468             --
          Decrease (increase) in inventory........      (465,969)    (1,158,642)      (109,718)
          Decrease (increase) in other assets.....         3,814       (246,311)      (908,000)
          Increase (decrease) in accounts
            payable...............................      (703,530)     1,757,701     (1,751,836)
          Increase (decrease) in accrued
            liabilities...........................       115,416         51,037        762,542
          Increase (decrease) in deferred revenue
            from affiliate........................       532,972       (176,181)       407,468
                                                    ------------   ------------   ------------
  Net cash used in operating activities...........    (1,887,909)    (1,950,617)    (5,542,044)
                                                    ------------   ------------   ------------
Cash flows from investing activities:
     Purchases of property and equipment..........      (258,012)    (7,441,013)    (1,021,904)
     Purchases of short-term investments..........   (15,461,069)   (24,644,122)   (21,585,141)
     Maturities of short-term investments.........     7,381,996     26,691,096     25,224,000
                                                    ------------   ------------   ------------
  Net cash provided by (used in) investing
     activities...................................    (8,337,085)    (5,394,039)     2,616,955
                                                    ------------   ------------   ------------
Cash flows from financing activities:
     Proceeds from sale of convertible preferred
       stock......................................     9,695,707      5,102,757             --
     Proceeds from issuances of common stock......        18,232         21,254         58,526
     Proceeds from issuance of note payable.......            --      3,185,993      2,814,007
     Principal payments under capital lease
       obligations and note payable...............      (130,964)        (5,162)      (304,508)
                                                    ------------   ------------   ------------
  Net cash provided by financing activities.......     9,582,975      8,304,842      2,568,025
                                                    ------------   ------------   ------------
Net increase (decrease) in cash...................      (642,019)       960,186       (357,064)
Cash, beginning of year...........................     1,827,509      1,185,490      2,145,676
                                                    ------------   ------------   ------------
Cash, end of year.................................  $  1,185,490   $  2,145,676   $  1,788,612
                                                    ============   ============   ============
Supplemental disclosure of cash flow information:
     Cash paid for interest.......................  $      2,417   $     45,555   $    607,959
                                                    ============   ============   ============
Supplemental disclosure of noncash investing and
  financing activity:
     Purchases of equipment under capital lease
       obligations................................  $         --   $    296,411   $  2,780,482
                                                    ============   ============   ============
     Retirement of fully depreciated assets.......  $         --   $         --   $    483,678
                                                    ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2000

1. FORMATION AND BUSINESS OF THE COMPANY:

     Introgen Therapeutics, Inc., a Delaware corporation, and its subsidiaries (Introgen) develops gene therapy products for the treatment of cancer. Introgen's lead product candidate, INGN 201, combines the naturally occurring p53 tumor suppressor gene with its extensively tested adenoviral delivery system. Introgen is beginning pivotal Phase III clinical studies of INGN 201 in head and neck cancer, conducting a Phase II clinical trial in non-small cell lung cancer and conducting several Phase I clinical trials in additional cancer indications. In addition to Introgen's INGN 201 development program, Introgen has identified and is developing additional gene therapy drug products, including the genes mda-7, PTEN and CCAM and associated technologies for delivering gene therapy products into target cells, referred to as vectors. Introgen is developing cancer therapies based on restoring normal cellular function through gene therapy, which may offer safer and more effective treatments than are currently available.

     Introgen is manufacturing and selling to an affiliate a gene therapy-based product for use in clinical trials. Introgen has not yet generated any significant revenues from unaffiliated third parties, nor is there any assurance of future product revenues. Introgen's research and development activities involve a high degree of risk and uncertainty, and its ability to successfully develop, manufacture and market its proprietary products is dependent upon many factors. These factors include, but are not limited to, the need for additional financing, the reliance on collaborative research and development arrangements with corporate and academic affiliates, and the ability to develop manufacturing, sales and marketing experience. Additional factors include uncertainties as to patents and proprietary technologies, competitive technologies, technological change and risk of obsolescence, development of products, competition, government regulations and regulatory approval, and product liability exposure. As a result of the aforementioned factors and the related uncertainties, there can be no assurance of Introgen's future success.

     Introgen has research collaboration agreements and a stock purchase agreement with Aventis Pharma AG, formerly Rhone-Poulenc Rorer Pharmaceuticals, Inc. (Aventis or affiliate). Pursuant to the terms of the stock purchase agreement under which the final scheduled stock purchase was completed in June 1999, Aventis has purchased approximately $14.5 million of Introgen preferred stock.

     Development and commercialization of certain products are being pursued in conjunction with Aventis pursuant to a collaboration arrangement, the funding of which is subject to extension from time to time upon mutual agreement by Introgen and Aventis. Under this arrangement, Introgen is primarily responsible for completing the early stage development programs related to these products, and Aventis is primarily responsible, if it so elects, for the later stage clinical development of these products. In accordance with the terms of this arrangement, prior to fiscal 1999, Introgen paid $2 million of the costs for early-stage research and development activities using its own funds. In North America, Introgen retains exclusive manufacturing rights and may elect to form a joint commercial operation with Aventis to market collaboration products. Introgen is entitled to royalties on product sales arising from Aventis' exclusive marketing and manufacturing rights in Europe. Both parties have the right, at their own expense to seek regulatory approvals for and market and manufacture products that are part of the collaboration in Japan, Korea, Taiwan, China and India. Introgen and Aventis have agreed that they will not market or license, and Aventis will not develop, any gene therapy products in the field covered by their collaboration arrangement prior to October 2004, except according to the terms of the applicable collaboration arrangement. Aventis can terminate this agreement upon six months' notice, subject to certain wind-down provisions.

                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Introgen Therapeutics, Inc. and all of its subsidiaries. Intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Short-Term Investments

     At June 30, 1999 and 2000, short-term investments consist of U.S. Government obligations with various maturity dates not exceeding one year. All short-term investments have been classified as held-to-maturity and are carried at amortized cost, which approximates fair value.

Inventory

     Inventory consists of vials of gene therapy-based product and is accumulated in batches for inventory costing. The inventory is held for sale to Aventis for use in clinical trials and is stated at the lower of cost or market. Cost is determined for each inventory batch based upon direct materials used and an allocation of direct and indirect labor and overhead. At each balance sheet date, Introgen reviews for obsolete, slow-moving or other impairments that could impact the realizability of its inventory.

Property and Equipment

     Property and equipment are carried at cost, less accumulated depreciation. Maintenance, repairs and minor replacements are charged to expense as incurred. Significant renewals and betterments are capitalized. Depreciation for equipment is computed using accelerated methods over the estimated useful economic lives of the equipment (five to seven years). Leasehold improvements are depreciated over the shorter of the remaining term of the lease or the estimated useful life of the assets. Construction in process at June 30, 1999, related to Introgen's new research, manufacturing and administrative facility which was completed in December 1999 and is being depreciated over 15 years using an accelerated method. As of June 30, 1999, and June 30, 2000, Introgen has capitalized $40,192 and $143,311, respectively, of interest related to the construction of its facility.

     Property and equipment consisted of the following as of June 30, 1999 and 2000:

                                                                       JUNE 30
                                                              -------------------------
                                                                 1999          2000
                                                              -----------   -----------
Facility....................................................  $        --   $ 8,431,389
Laboratory equipment........................................    1,307,196     4,709,570
Leasehold improvements......................................      483,678            --
Construction in process.....................................    8,031,377            --
                                                              -----------   -----------
          Total property and equipment......................    9,822,251    13,140,959
Less- Accumulated depreciation..............................   (1,761,506)   (2,988,387)
                                                              -----------   -----------
          Net property and equipment........................  $ 8,060,745   $10,152,572
                                                              ===========   ===========

                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES

     As of June 30, 1999 and 2000, $296,411 and $3,076,893, respectively, of equipment is held under capital lease obligations and is being depreciated over the applicable lease term (see Note 7).

Revenue Recognition

     Collaborative research payments received are recognized as revenue as Introgen performs its obligations related to such research agreements. Deferred revenue is recorded for cash received for which the related expenses have not been incurred.

     Introgen has a written agreement with its affiliate for the sale of gene-therapy based product at specified prices and payment terms with no rights to return delivered and accepted product. Revenue from product sales to the affiliate is recognized upon completion of production and delivery requirements and acceptance by the affiliate and when collection is reasonably assured. Deferred revenue is recorded for cash received from the affiliate for product which has not been delivered to and accepted by the affiliate.

Research and Development Costs

     Research and development costs include the costs of conducting basic research, developing product applications, conducting preclinical investigations and performing clinical trials to obtain data for regulatory filings for product approvals. Research and development costs are expensed as incurred.

Net Loss Per Share

     Net loss per share is computed using the weighted average number of shares of common stock outstanding. Due to losses incurred in all periods presented, the shares associated with stock options, warrants and the convertible preferred stock are not included because they are antidilutive.


     Pro forma net loss per share is computed using the weighted average number of common shares outstanding for the applicable period, including the pro forma effects of the automatic conversion of each outstanding share of preferred stock into 1.92 shares of Introgen's common stock effective upon the closing of Introgen's proposed initial public offering (see Note 9) as if such conversion occurred on the dates of original issuance.


     The following table sets forth the computation of basic and diluted, and pro forma basic and diluted, net loss per share for the year ended June 30, 2000:

Numerator --
  Net loss..................................................   $(7,723,826)
                                                               ===========
Denominator --
  Weighted average common shares............................     4,095,623
                                                               ===========
  Denominator for basic and diluted calculation.............     4,095,623
  Weighted average effect of pro forma securities --
     Series A convertible preferred stock...................     5,781,925
     Series B convertible preferred stock...................     3,373,560
     Series C convertible preferred stock...................     1,058,689
     Series D convertible preferred stock...................     2,111,999
                                                               -----------
  Denominator for pro forma basic and diluted calculation...    16,421,796
                                                               ===========
Net loss per share --
  Basic and diluted.........................................   $     (1.89)
  Pro forma basic and diluted...............................         (0.47)

                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES

3. STOCKHOLDERS' EQUITY:

Stock Split


     In August 2000, Introgen's Board of Directors approved a stock dividend to effect a stock split of 1.6 shares for every 1 share of common stock outstanding. An amount equal to the increased par value of the common shares has been reflected as a transfer from additional paid-in capital to common stock. Retroactive effect has been given to the stock split in stockholders' equity and in all share and per share data as of the earliest date presented in the accompanying consolidated financial statements.


Convertible Preferred Stock

     Preferred stock outstanding at June 30, 1999 and 2000, is as follows:

                                                                  JUNE 30
                                                              ---------------
                                                               1999     2000
                                                              ------   ------
Series A convertible preferred stock; liquidation preference
  of $1.00 per share; 3,011,423 shares authorized...........  $3,011   $3,011
Series B convertible preferred stock; liquidation preference
  of $5.75 per share; 2,114,100 shares authorized...........   1,757    1,757
Series C convertible preferred stock; liquidation preference
  of $8.65 per share; 1,183,000 shares authorized...........     551      551
Series D convertible preferred stock; liquidation preference
  of $10.00 per share; 2,000,000 shares authorized..........   1,100    1,100

     Each share of preferred stock is convertible at the option of the holder into 1.92 shares of common stock. All shares of preferred stock automatically convert into common stock on the same basis upon the closing of a public offering with total proceeds of at least $10 million.

Series A Convertible Preferred Stock

     Holders of Series A preferred stock (Series A Preferred) may receive dividends of $0.10 per share per annum, noncumulative, at the discretion of Introgen's board of directors. The holders of Series A Preferred have preference in declaration and payment of any dividend over the holders of Series B preferred stock, Series C preferred stock, Series D preferred stock and common stock. To date, no dividends have been declared.

     In the event of any liquidation, dissolution or winding up of Introgen, the holders of Series A Preferred are entitled to receive preference over any distribution to the holders of Series B preferred stock, Series C preferred stock, Series D preferred stock and common stock in the amount of $1.00 per share. The holders of Series A Preferred have registration rights as defined in the stock purchase agreement and have the right to vote on all stockholder matters on an as-if-converted basis. In addition, the holders of Series A Preferred shares, voting as a separate class, are entitled to elect one director of Introgen.

Series B Convertible Preferred Stock

     In accordance with the stock purchase agreement with Introgen, Aventis has purchased 1,757,063 shares of Series B preferred stock (Series B Preferred) from Introgen for approximately $14.5 million and 310,071 shares of Series A Preferred from Texas Biomedical Development Partners (TBDP) for approximately $2.6 million during the period from inception of this agreement through June 30, 2000. These purchases were made at prices ranging from $5.72 to $10.67 per share. There are no additional stock purchases by Aventis scheduled under this stock purchase agreement. The prices of these

                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES transactions were determined on the date of the common stock purchase agreement, which was October 1994.

     Holders of Series B Preferred may receive dividends of $0.575 per share per annum, noncumulative, at the discretion of Introgen's board of directors. The holders of Series B Preferred have preference in declaration and payment of any dividend over the holders of Series C preferred stock, Series D preferred stock and common stock. To date, no dividends have been declared.

     In the event of any liquidation, dissolution or winding up of Introgen, the holders of Series B Preferred are entitled to receive preference over any distribution to the holders of Series C preferred stock, Series D preferred stock and common stock in the amount of $5.75 per share. The holders of Series B Preferred have registration rights as defined in the stock purchase agreement and have the right to vote on all stockholder matters on an as-if-converted basis. In addition, the holders of Series B Preferred shares, voting as a separate class, are entitled to elect one director of Introgen.

Series C Convertible Preferred Stock

     Series C preferred stock (Series C Preferred) was issued to third parties in connection with Introgen's private placement of securities during the year ended June 30, 1996. Series C Preferred carries the same rights as the Series B Preferred except (a) the dividend rate is $0.865 per share per annum, noncumulative, and the distribution amount in the event of liquidation, dissolution or winding up of Introgen is $8.65 per share, both of which are preferential to the holders of Series D preferred stock and common stock, and
(b) the holders of Series C Preferred are not entitled to elect any directors voting as a separate class. To date, no dividends have been declared.

Series D Convertible Preferred Stock

     Holders of Series D Preferred (Series D Preferred) may receive dividends of $1.00 per share per annum, noncumulative, at the discretion of Introgen's board of directors. The holders of Series D Preferred have preference in declaration and payment of any dividend over the holders of common stock. To date, no dividends have been declared.

     In the event of any liquidation, dissolution or winding up of Introgen, the holders of Series D Preferred are entitled to receive preference over any distribution to the holders of common stock in the amount of $10.00 per share. The holders of Series D Preferred have registration rights and have the right to vote on all stockholder matters on an as-if-converted basis.

Employee Stock Purchase Plan

     In February 2000, Introgen's board of directors adopted the 2000 Employee Stock Purchase Plan (the Stock Purchase Plan), subject to stockholder approval. Under the Stock Purchase Plan, 480,000 shares of common stock are reserved for purchase by eligible employees, at 85 percent of the appropriate market price. The Stock Purchase Plan provides for annual increases in the number of shares available for issuance on the first day of each fiscal year, beginning with fiscal year 2001, equal to the lesser of 480,000 shares, 1.5 percent of the outstanding shares of common stock on the date of the annual increase or such lesser amount as may be determined by the board of directors. The Stock Purchase Plan provides that eligible employees may authorize payroll deductions of up to 10 percent of their qualified compensation. The maximum number of shares that an employee may purchase in a single offering period is 10,000 shares. The Stock Purchase Plan will terminate in 2010 and may be amended or terminated by the board of directors. As of June 30, 2000, no shares of common stock had been purchased pursuant to the Stock Purchase Plan.

                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES

Incentive Stock Option Plans

     In February 2000, Introgen's board of directors adopted the 2000 Stock Option Plan (the Stock Option Plan), subject to stockholder approval. The Stock Option Plan provides for the granting of options, either incentive or nonstatutory, or stock purchase rights to employees, directors and consultants of Introgen to purchase up to 4,800,000 shares of Introgen's common stock. The Stock Option Plan provides for annual increases in the number of shares available for issuance beginning in fiscal 2001, equal to the lesser of 1,600,000 shares, 5 percent of the outstanding shares on the date of the annual increase, or a lesser amount determined by the board of directors. The exercise price for all option grants shall be no less than the fair value at the date of grant, with the exception of incentive stock options granted to holders of shares representing more than 10 percent of Introgen's voting power, in which case the exercise price shall be no less than 110 percent of the fair value. In the event of a merger, reorganization or change in controlling ownership of Introgen, all options outstanding under the Stock Option Plan shall be fully vested, unless the successor corporation assumes or substitutes other options in their place. The Stock Option Plan will terminate in 2010 and may be amended or terminated by the board of directors. As of June 30, 2000, no shares of common stock had been granted pursuant to the Stock Option Plan.

     Introgen also sponsors the 1995 Stock Plan which, as amended, provides for the granting of options, either incentive or nonstatutory, or stock purchase rights to employees, directors and consultants of Introgen to purchase up to 3,200,000 shares of Introgen's common stock. The exercise price shall be no less than the fair value at the date of the grant for incentive stock options and shall be determined by the Plan Administrator for nonstatutory options. Options granted generally vest annually over four years from the date of a recipient's commencement of services to Introgen. In the event of a merger, reorganization or change in controlling ownership of Introgen, all options outstanding under the 1995 Stock Plan shall be fully vested.

     Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," allows companies to adopt one of two methods for accounting for stock options. Introgen has elected the method that requires disclosure only of stock-based compensation. Because of this election, Introgen continues to account for its employee stock-based compensation plans under Accounting Principles Board (APB) Opinion No. 25 and the related interpretations. Accordingly, deferred compensation is recorded for stock-based compensation grants based on the excess of the market value of the common stock on the measurement date over the exercise price. The deferred compensation is amortized over the vesting period of each unit of stock-based compensation grant, generally four years. If the exercise price of the stock-based compensation grants is equal to the estimated fair value of Introgen's stock on the date of grant, no compensation expense is recorded.

     Introgen records the fair value of options issued to non-employee consultants at the fair value of the options issued. Introgen has not incurred significant compensation expense relating to non-employee consultant grants. Any expense is recognized over the service period or at the date of issuance if the options are fully vested and no performance obligation exists.

     During the years ended June 30, 1998, 1999 and 2000, Introgen recorded aggregate deferred compensation of $191,215, $1,919,358 and $4,177,281, respectively. Introgen recognized $263,778, $387,041 and $1,496,767 of these amounts as compensation expense during the years ended June 30, 1998, 1999 and 2000, respectively. Additionally, during the years ended June 30, 1998, 1999 and 2000, Introgen reversed $169,725, $151,494 and $248,263, respectively, of deferred compensation and additional paid in capital for unamortized deferred compensation related to the forfeiture of nonvested options by terminated employees. For each respective year, total amortization expense was revised to the extent amortization had previously been recorded for nonvested options.

                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES

     In December 1999, Introgen accelerated the vesting of options held by a board member concurrent with the individual's resignation from Introgen's board. Introgen accelerated these options in recognition of the individual's contributions to the board and recognized approximately $574,000 of compensation expense for the fair value of the previously unvested options as of the remeasurement date.

     The fair value of options granted during fiscal years 1998, 1999 and 2000 was estimated on the applicable grant dates using the Black-Scholes option pricing model. Significant weighted average assumptions used to estimate fair value for all years include risk-free interest rates ranging from 4.3 percent to
6.7 percent; expected lives of seven years; no expected dividends; and volatility factors ranging from 58.0 percent to 63.9 percent. Had compensation expense been determined consistent with the provisions of SFAS No. 123, Introgen's net loss would have been increased to the following pro forma amounts:

                                                         YEARS ENDED JUNE 30,
                                                 ------------------------------------
                                                    1998         1999         2000
                                                 ----------   ----------   ----------
Net loss --
  As reported..................................  $2,015,393   $2,645,897   $7,723,826
                                                 ==========   ==========   ==========
  Pro forma....................................  $2,024,817   $2,714,932   $7,781,545
                                                 ==========   ==========   ==========
Basic and diluted EPS --
  As reported..................................  $    (0.51)  $    (0.66)  $    (1.89)
                                                 ==========   ==========   ==========
  Pro forma....................................  $    (0.52)  $    (0.68)  $    (1.90)
                                                 ==========   ==========   ==========

     Because SFAS No. 123 does not apply to options granted prior to July 1, 1995, the resulting pro forma compensation costs may not be representative of the costs to be expected in future years.

     The following is a summary of option activity under these plans:

                                                                            WEIGHTED
                                                                            AVERAGE
                                                                OPTIONS     EXERCISE
                                                              OUTSTANDING    PRICE
                                                              -----------   --------
Balance, June 30, 1997......................................   1,282,916      .408
  Granted...................................................     244,945      .469
  Exercised.................................................     (45,529)     .401
  Canceled..................................................    (118,513)     .433
                                                               ---------
Balance, June 30, 1998......................................   1,363,819      .418
  Granted...................................................   1,351,440      .519
  Exercised.................................................     (51,329)     .408
  Canceled..................................................    (232,819)     .511
                                                               ---------
Balance, June 30, 1999......................................   2,431,111      .465
  Granted...................................................     399,306      .939
  Exercised.................................................    (108,745)     .455
  Canceled..................................................    (124,517)     .512
                                                               ---------
Balance, June 30, 2000......................................   2,597,155      .546
                                                               =========
Exercisable at June 30, 2000................................   1,367,008      .439
                                                               =========

     The weighted average fair values of options granted during the years ended June 30, 1998, 1999 and 2000 were $1.03, $1.80 and $11.18, respectively. As of
June 30, 1999 and 2000, the weighted average remaining contractual life for options outstanding was 7.9 years and 6.9 years, respectively, and there were 672,028 options and 397,242 options, respectively, available for grant under the Plan.

                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES

Warrants

     In connection with the issuance of the Series C Preferred, Introgen issued warrants to purchase 163,600 shares of common stock at a weighted average exercise price of $4.96 per share to third parties who assisted in the sale of the Series C Preferred. The warrants expire in March 2001.

     In connection with the issuance of the Series D Preferred, Introgen issued warrants to purchase 132,000 shares of common stock at exercise prices ranging from $6.25 per share to $7.81 per share to third parties who assisted in the sale of the Series D Preferred. The warrants expired in October 1999.

4. FEDERAL INCOME TAXES:

     Introgen recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized differently between the financial statements and tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of liabilities and assets using enacted tax rates and laws in effect in the years in which the differences are expected to reverse. Deferred tax assets are evaluated for realization based on a more-likely-than-not criteria in determining if a valuation should be provided.

     The reconciliation of the statutory federal income tax rate to Introgen's effective income tax rate for the years ended June 30, 1998, 1999 and 2000, is as follows:

                                                              YEARS ENDED JUNE 30,
                                                              ---------------------
                                                              1998    1999    2000
                                                              -----   -----   -----
Statutory rate..............................................  (34.0)% (34.0)% (34.0)%
Increase in deferred tax valuation allowance................   29.1    29.8    24.8
Stock option compensation not deductible....................    4.4     5.0     9.1
Research and development tax credits........................     --    (1.4)     --
Other.......................................................    0.5     0.6     0.1
                                                              -----   -----   -----
                                                                 --%     --%     --%
                                                              =====   =====   =====

     The components of Introgen's deferred tax assets are as follows:

                                                                     JUNE 30,
                                                             -------------------------
                                                                1999          2000
                                                             -----------   -----------
Net operating loss carryforwards...........................  $ 2,187,300   $ 3,702,400
Research and development tax credits.......................       49,200        49,200
Technology license.........................................       63,300        58,000
Tax basis of property and equipment in excess of book
  basis....................................................      823,900     1,158,000
Accrued liabilities........................................       26,000        29,500
Capital leases.............................................      137,700       137,900
Inventory..................................................           --        60,200
Other......................................................       47,900        51,100
                                                             -----------   -----------
          Total deferred tax assets........................    3,335,300     5,246,300
Less -- Valuation allowance................................   (3,335,300)   (5,246,300)
                                                             -----------   -----------
          Net deferred tax assets..........................  $        --   $        --
                                                             ===========   ===========

     As of June 30, 2000, Introgen has generated net operating loss (NOL) carryforwards of approximately $10.9 million and research and development credits of approximately $49,200 available to reduce future income taxes. These carryforwards begin to expire in 2008. A change in ownership, as defined by federal income tax regulations, could significantly limit Introgen's ability to utilize its

                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES carryforwards. Introgen's ability to utilize its current and future NOLs to reduce future taxable income and tax liabilities may be limited. Additionally, because United States tax laws limit the time during which these carryforwards may be applied against future taxes, Introgen may not be able to take full advantage of these attributes for federal income tax purposes. As Introgen has had cumulative losses and there is no assurance of future taxable income, a valuation allowance has been established to fully offset the deferred tax asset at June 30, 1999 and 2000. The valuation allowance increased $788,300 and $1.9 million for the years ended June 30, 1999 and 2000, respectively, primarily due to Introgen's losses.

5. NOTE PAYABLE:

     In November 1998, Introgen entered into a $6 million note payable agreement with a bank which is secured by Introgen's facility for which construction was complete as of June 30, 2000. Interest was capitalized as incurred while the facility was under construction. Interest only at an annual rate of 8.5 percent is payable through November 1999, after which time interest at an annual rate of
7.5 percent plus principal based on a 25-year amortization period are payable monthly until November 2009, at which time the remaining outstanding principal is due and payable. The 7.5 percent interest rate is fixed until November 2004, at which time it is subject to a one-time adjustment to a rate equal to the then-current rate of the five-year United States Treasury bond note plus 2 percent, with such adjusted interest rate not to exceed 8.5 percent. As of June 30, 1999 and 2000, Introgen had borrowings on the note totaling $3,185,993 and $5,958,769, respectively. Aggregate annual maturities of the note payable as of June 30, 2000 are as follows:

Year ending June 30 --
  2001..................................................   $   87,019
  2002..................................................       93,871
  2003..................................................      101,264
  2004..................................................      108,048
  2005..................................................      117,748
  Thereafter............................................    5,450,819
                                                           ----------
                                                           $5,958,769
                                                           ==========

6. LICENSE AND RESEARCH AGREEMENTS:

Patent and Technology License Agreement
With The University of Texas System

     Introgen has a license agreement with the board of regents of The University of Texas System (the System) and The University of Texas M.D. Anderson Cancer Center (UTMDACC), a component institution of the System, whereby Introgen has an exclusive, worldwide license to use certain technology. Beginning with the first commercial sale of a product incorporating the licensed technologies, Introgen will pay UTMDACC, for the longer of 15 years or the life of the patent, a royalty based on net sales by Introgen or its affiliates or by sublicense agreement of products incorporating any of such technologies. Introgen is obligated by the agreement to reimburse any of UTMDACC's costs that may be incurred in connection with obtaining patents related to the licensed technologies.

Other Technology Option and License Agreements

     Introgen has technology option and license agreements with various other third parties. If Introgen chooses to maintain its rights to develop and use all the technologies covered by these agreements (recognizing it is not obligated to do so), Introgen will be obligated to pay up to approximately $75,000 to these third parties during the year ended June 30, 2001. Introgen has technology option and license agreements with two additional third parties, both of which require annual payments of $20,000 until

                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES cancelled at Introgen's option. If Introgen licenses these technologies and if certain product development or clinical study milestones are met, or if commercial product sales occur using these technologies, additional fees and/or royalties may be payable to these third parties.

Sponsored Research

     Introgen funds certain research performed by UTMDACC to further the development of technologies that could have potential commercial viability. By sponsoring and funding this research, Introgen has the right to include certain patentable inventions arising therefrom under its patent and technology license agreement with the System. During the years ended June 30, 1998, 1999 and 2000, Introgen paid approximately $2,239,000, $820,000 and $815,600, respectively, for this research.

7. COMMITMENTS AND CONTINGENCIES:

Lease Commitments

     Introgen is obligated under various capital and operating leases for land, office and laboratory space and equipment which expire at various dates through September 2026. The amounts payable under capital leases were drawn under two lease lines of credit with commercial leasing companies which were used to finance equipment acquisitions. Amounts drawn under both lines are payable monthly over 48 months from the time of the draw. The lines of credit bear interest at a fixed interest rate applicable to each draw determined based on the average interest rate of four-year United States Treasury securities plus
6.22 percent to 6.91 percent (11.3 percent to 13.25 percent at June 30, 2000). This lease line of credit is secured by the equipment being financed. As of June 30, 1999 and 2000, amounts due under the capital lease totaled $291,249 and $2,808,454, respectively.

     Operating leases consist primarily of a ground lease for the land on which Introgen's new facility is located. Annual rent under this lease is $136,188. The primary term of this lease continues through September, 2026.

     During the years ended June 30, 1998, 1999 and 2000, Introgen incurred lease expenses of approximately $740,000, $688,300 and $380,200, respectively. Future minimum lease payments under noncancelable operating leases and the present value of future minimum capital lease payments as of June 30, 2000, are as follows:

                                               OPERATING     CAPITAL
                                                 LEASES       LEASES
                                               ----------   ----------
Year ending June 30 --
  2001.......................................  $  291,824   $  975,012
  2002.......................................     244,481      975,012
  2003.......................................     139,356      970,984
  2004.......................................     138,300      585,170
  2005.......................................     136,188           --
  Thereafter.................................   2,213,055           --
                                               ----------   ----------
Total minimum lease payments.................  $3,163,204    3,506,178
                                               ==========
Less -- Amount representing interest.........                  697,724
                                                            ----------
Capital lease obligations....................               $2,808,454
                                                            ==========

Insurance

     Introgen is subject to numerous risks and uncertainties because of the nature and status of its operations. Introgen maintains insurance coverage for events and in amounts that it deems appropriate.

                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES

Management believes that uninsured losses, if any, would not be materially adverse to Introgen's financial position or results of operations.

Employment Agreement

     Introgen has an employment agreement with its president and chief executive officer which provides for a base salary and bonuses through July 31, 2003. The agreement also provides for the grant of an aggregate 240,000 options to be made in increments of 80,000, upon the closing of an initial public offering and on August 1, 2001 and 2002.

8. RELATED PARTIES:

     Introgen's chairman, its president and chief executive officer and another officer are owners in or otherwise associated with other companies that are or were previously stockholders of Introgen. Introgen paid the companies, with which these officers are associated, consulting fees of approximately $150,000, $175,000 and $175,000 during the years ended June 30, 1998, 1999 and 2000, respectively, and is obligated to pay one of the companies $175,000 per year until such time as Introgen, at its option, terminates the services of that company. As of June 30, 2000, these officers hold options to purchase up to 413,440 shares of Introgen's common stock.

     Introgen has a consulting agreement with an individual primarily responsible for the creation of one of its technologies, who is also a stockholder of Introgen. Under this consulting agreement, Introgen paid this individual fees of $120,800, $145,800 and $150,000 during the years ended June 30, 1998, 1999 and 2000, respectively, and is obligated to pay the individual fees of $150,000 per year, with such compensation increasing annually starting October 1, 2001 in varying increments until it reaches $200,000 per year, subject to adjustment for inflation. The agreement continues to September 2009, but Introgen may terminate the agreement upon one year's advance notice.

9. EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT (UNAUDITED):

Sublease and Loan Agreement

     Introgen is negotiating with a related party to sublease to them available space in its Houston facility at prevailing market rates. To finance development of the space to be subleased, Introgen entered into a $3.5 million loan agreement with a bank in July 2000. The loan bears interest at prime and is payable in equal monthly installments over five years. As of August 1, 2000, no amounts have been drawn under this agreement.

Stock Option Compensation

     Introgen anticipates that additional deferred compensation totaling approximately $395,000 will be recorded for options totaling 33,600, which were granted in July 2000. These amounts are being amortized over the vesting periods of the individual stock options, which is three years. Introgen expects to record additional amortization expense for deferred compensation related to these options as follows: $120,700 during fiscal 2001, $131,700 during fiscal 2002, $131,700 during fiscal 2003, and $10,900 during fiscal year 2004. The amount of deferred compensation expense to be recorded in future periods may decrease if unvested options for which deferred compensation has been recorded are subsequently forfeited or may increase if additional options are issued.

Registration with Securities and Exchange Commission

     In August 2000, Introgen amended its registration statement and, upon its effectiveness, the outstanding preferred stock will convert into 12,326,173 shares of common stock. Accordingly, the

                  INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES following components of stockholders' equity as of June 30, 2000, are adjusted here to reflect on a pro forma basis the conversion of all outstanding preferred stock into common stock.

                                                                  JUNE 30, 2000
                                                           ---------------------------
                                                              ACTUAL       PRO FORMA
                                                           ------------   ------------
Stockholders' equity --
  Convertible preferred stock............................  $      6,419   $         --
  Common stock...........................................         4,134         16,460
  Additional paid-in capital.............................    36,536,575     36,530,668
  Deferred compensation..................................    (4,210,412)    (4,210,412)
  Accumulated deficit....................................   (18,744,378)   (18,744,378)
                                                           ------------   ------------
                                                           $ 13,592,338   $ 13,592,338
                                                           ============   ============

     The upper left portion of the inside back cover contains a depiction of a syringe and vial containing INGN 201. The standard size syringe shows measurements by milliliters. The labeled vial is a sample of one used by the Company to treat patients. The image includes the following caption: INGN 201 is an investigational biologic and has not been approved for sale in any country.

     The lower portion of the inside back cover contains two separate parts. The first part shows a picture of a standard biopsy procedure, showing a biopsy needle injected into a lung cancer patient. The patient is shown lying face up. The second picture is a syringe containing INGN 201 being injected into a lung cancer patient. The images are explained with the following caption: Simple Administration of INGN 201 Utilizes Routine Biopsy Procedure and Local Injection.

     The upper right portion of the inside back cover contains a photographic illustration of p53 gene expression in the cells of a cancer patient. The left side of the photo shows cancer cells before treatment with INGN 201. The right side of the photo shows cells that have been treated with INGN 201. New p53 protein has been produced in the treated cells as evidenced by brown pigment in the treated cells.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all fees and expenses payable by Introgen in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC Registration Fee........................................  $   22,500
National Association of Securities Dealers, Inc. Filing
  Fee.......................................................       9,700
Nasdaq National Market listing fee..........................      95,000
Printing and Engraving Expenses.............................     200,000
Legal Fees and Expenses.....................................     450,000
Accounting Fees and Expenses................................     250,000
Transfer Agent and Registrar Fees and Expenses..............      25,000
Blue Sky fees and expenses..................................      10,000
Miscellaneous Expenses......................................      37,800
                                                              ----------
          Total.............................................  $1,100,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require Introgen, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Within the last three fiscal years, we have issued and sold the following unregistered securities:

          1. Since our inception, we have granted options to purchase 3,334,374 shares of common stock to employees, directors and consultants under our 1995 stock plan at exercise prices ranging from $0.391 to $1.25 per share. Of the 3,334,374 shares granted, 2,597,155 options remain outstanding, 205,603 shares of common stock have been purchased pursuant to exercises of stock options and 531,616 shares have been canceled and returned to our 1995 stock plan.

          2. In October 1997, we sold an aggregate of 1,100,000 shares of Series D preferred stock at a price of $10.00 per share to one investor.

          3. In June 1999, we sold an aggregate of 478,234 shares of Series B preferred stock at a price of $10.67 per share to one investor.

          4. In January 1997, we sold an aggregate of 491,329 shares of our Series B preferred stock at a price of $8.65 to one investor.

     The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder, Regulation S promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with Introgen, to information about us.

     (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS


        EXHIBIT
         NUMBER                            DESCRIPTION OF DOCUMENT
        -------                            -----------------------
          1.1            Form of Underwriting Agreement
          3.1(a)**       Certificate of Incorporation, as amended and as currently in effect
          3.1(b)*        Form of Certificate of Incorporation to be filed upon
                         completion of the offering
          3.2(a)**       Bylaws of Introgen as currently in effect
          3.2(b)**       Bylaws of Introgen as in effect upon completion of the
                         offering
          4.1**          Specimen Common Stock Certificate
          5.1**          Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                         Corporation
         10.1**          Form of Indemnification Agreement between Introgen and each of its directors and officers
         10.2**          1995 Stock Plan and form of stock option agreement
                         thereunder
         10.3*           2000 Stock Option Plan and forms of agreements thereunder
         10.4*           2000 Employee Stock Purchase Plan and forms of agreements
                         thereunder
         10.5**          Form of Series C Preferred Stock Purchase Agreement among
                         Introgen and certain investors.
         10.6**          Registration Rights Agreement, dated October 31, 1997
         10.7(a)**       Assignment of Leases, dated November 23, 1998, by TMX Realty
                         Corporation and Riverway Bank, and other related agreements.
         10.7(b)**       Lease Agreement, dated June 7, 1996, by and between Introgen and Plaza del Oro Business Center.
         10.7(c)**       Amendment No. 1 to Lease Agreement, effective as of May 9,
                         1997.
         10.7(d)**       Amendment No. 2 to Lease Agreement, effective as of July 31,
                         1998.
         10.7(e)**       Amendment No. 3 to Lease Agreement, effective as of June 29,
                         2000.
         10.8(a)+*       Patent and Technology License Agreement, effective as of
                         July 20, 1994, by and between the Board of Regents of The
                         University of Texas System, M.D. Anderson and Introgen.
         10.8(b)+*       Amendment No. 1 to Patent License Agreement, effective as of
                         September 1, 1996.
         10.8(c)+**      Amendment No. 2 to Patent License Agreement, effective as of
                         August 8, 1997.
         10.9+*          Sponsored Research Agreement for Clinical Study, No. CS
                         93-27, dated February 11, 1993, between Introgen and M.D.
                         Anderson, as amended.
         10.10           [Reserved]
         10.11+*         Sponsored Research Agreement No. SR 93-04, dated February
                         11, 1993 between M.D. Anderson and Introgen, as amended.
         10.12           [Reserved]
         10.13+*         Sponsored Research Agreement No. SR 96-004 between Introgen and M.D. Anderson, dated January 17, 1996.
         10.14           [Reserved]
         10.15+*         License Agreement, dated March 29, 1996 between Introgen and
                         SKCC.

        EXHIBIT
         NUMBER                            DESCRIPTION OF DOCUMENT
        -------                            -----------------------
         10.16**         Consulting Agreement between Introgen and Jack A. Roth,
                         M.D., effective as of October 1, 1994.
         10.17**         Consulting Agreement between EJ Financial Enterprises, Inc.
                         and Introgen, effective as of July 1, 1994.
         10.18(a)**      Employment Agreement dated as of August 1, 1996 between
                         Introgen and David G. Nance.
         10.18(b)**      Amendment No. 1 to Employment Agreement, effective as of
                         August 1, 1998.
         10.18(c)**      Amendment No. 2 to Employment Agreement, dated as of
                         February 15, 2000.
         10.19**         Service Agreement, effective as of July 1, 1994, between
                         Introgen and Domecq Technologies, Inc.
         10.20(a)+**     Collaboration Agreement (p53 Products), effective as of
                         October 7, 1994, between Introgen and RPR, as amended.
         10.20(b)+*      Addendum No. 1 to Collaboration Agreement (p53 Products),
                         dated January 23, 1996, between Introgen and RPR.
         10.20(c)+**     1997 Agreement Memorandum, effective as of July 22, 1997,
                         between Introgen and RPR.
         10.20(d)+*      Letter Agreement, dated April 19, 1999, from Introgen to RPR regarding manufacturing process for INGN 201.
         10.21(a)+**     Collaboration Agreement (K-ras Products), effective as of
                         October 7, 1994, between Introgen and RPR, as amended.
         10.21(b)**      Amendment No. 1 to Collaboration Agreement (K-ras Products),
                         effective as of September 27, 1995, between Introgen and
                         RPR.
         10.22+*         Collaborative Research and Development Agreement dated
                         October 30, 1998 between Introgen, RPR and NCI.
         10.23+**        Non-exclusive license agreement dated April 16, 1997, by
                         Introgen and Iowa Research Foundation.
         10.24+*         Option Agreement, effective as of June 1, 1998, by Introgen and Imperial Cancer Research Technology Limited ("ICRT").
         10.25+*         Option Agreement, effective as of January 1, 1999, by
                         Introgen and ICRT.
         10.26+*         Exclusive License Agreement, effective as of July 19, 1999, by Introgen and Corixa Corporation.
         10.27(a)        [Reserved]
         10.27(b)**      Letter dated January 28, 2000, from Introgen to LXR
                         Biotechnology ("LXR"), notifying LXR of its exercise of its option.
         10.27(c)+**     Exclusive License Agreement effective as of May 16, 2000, by and between Introgen and LXR.
         10.28+*         Administrative Services and Management Agreement, effective as of January 1, 1999, by and between Introgen and Gendux,
                         Inc.
         10.29+*         Research and Development Agreement, effective as of January
                         1, 1999, by and between Introgen and Gendux, Inc.
         10.30+*         Delivery Technology License Agreement, effective as of
                         January 1, 1999, by and between Introgen and Gendux, Inc.
         10.31+*         Target Gene License Agreement, effective as of January 1,
                         1999, by and between Introgen and Gendux, Inc.
         10.32+**        Nonexclusive License Agreement, dated as of August 17, 1998, by and between Introgen and National Institutes of Health.
         10.33**         Form of Series B Preferred Stock Purchase Agreement between
                         Introgen and an investor.
         10.34**         Master Lease Agreement, effective as of August 4, 1999, by and between Introgen and Finova Capital Corporation.

        EXHIBIT
         NUMBER                            DESCRIPTION OF DOCUMENT
        -------                            -----------------------
         10.35**         Construction Loan Agreement, effective as of July 24, 2000, by and between Introgen and Compass Bank.
         21.1**          List of subsidiaries of Introgen.
         23.1            Consent of Arthur Andersen LLP, independent public
                         accountants.
         23.2**          Consent of Counsel (included in Exhibit 5.1).
         24.1**          Power of Attorney (See page II-5).
         27.1**          Financial Data Schedule for year ended June 30, 2000.


---------------


 * Supersedes previously filed exhibit with same number



** Previously filed


 + Confidential treatment has been requested for portions of this exhibit

     (b) FINANCIAL STATEMENT SCHEDULES

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification by Introgen for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Introgen, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Introgen of expenses incurred or paid by a director, officer or controlling person of Introgen in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Introgen is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

          (a) We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Introgen pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (c) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Introgen Therapeutics, Inc. has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 4th day of October, 2000.


                                            INTROGEN THERAPEUTICS, INC.

                                            By:     /s/ DAVID G. NANCE
                                              ----------------------------------
                                                       David G. Nance
                                               President and Chief Executive
                                                          Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT ON FORM S-1 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                       SIGNATURE                                        TITLE                      DATE
                       ---------                                        -----                      ----

                   /s/ DAVID G. NANCE                       President and Chief Executive     October 4, 2000
--------------------------------------------------------   Officer and Director (Principal
                     David G. Nance                               Executive Officer)

               /s/ JAMES W. ALBRECHT, JR.                 Chief Financial Officer (Principal  October 4, 2000
--------------------------------------------------------  Financial and Accounting Officer)
                 James W. Albrecht, Jr.

            /s/ WILLIAM H. CUNNINGHAM, PH.D.                           Director               October 4, 2000
--------------------------------------------------------
              William H. Cunningham, Ph.D.

                 *JOHN N. KAPOOR, PH.D.                         Chairman of the Board         October 4, 2000
--------------------------------------------------------
                 John N. Kapoor, Ph.D.

                 *FRANCOIS MEYER, PH.D.                                Director               October 4, 2000
--------------------------------------------------------
                 Francois Meyer, Ph.D.

                *MAHENDRA G. SHAH, PH.D.                               Director               October 4, 2000
--------------------------------------------------------
                Mahendra G. Shah, Ph.D.

                *By: /s/ DAVID G. NANCE
  ---------------------------------------------------
                     David G. Nance
                   (Attorney-In-Fact)

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                            DESCRIPTION OF DOCUMENT
        -------                            -----------------------
          1.1            Form of Underwriting Agreement
          3.1(a)**       Certificate of Incorporation, as amended and as currently in effect
          3.1(b)*        Form of Certificate of Incorporation to be filed upon
                         completion of the offering
          3.2(a)**       Bylaws of Introgen as currently in effect
          3.2(b)**       Bylaws of Introgen as in effect upon completion of the
                         offering
          4.1**          Specimen Common Stock Certificate
          5.1**          Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                         Corporation
         10.1**          Form of Indemnification Agreement between Introgen and each of its directors and officers
         10.2**          1995 Stock Plan and form of stock option agreement
                         thereunder
         10.3*           2000 Stock Option Plan and forms of agreements thereunder
         10.4*           2000 Employee Stock Purchase Plan and forms of agreements
                         thereunder
         10.5**          Form of Series C Preferred Stock Purchase Agreement among
                         Introgen and certain investors.
         10.6**          Registration Rights Agreement, dated October 31, 1997
         10.7(a)**       Assignment of Leases, dated November 23, 1998, by TMX Realty
                         Corporation and Riverway Bank, and other related agreements.
         10.7(b)**       Lease Agreement, dated June 7, 1996, by and between Introgen and Plaza del Oro Business Center.
         10.7(c)**       Amendment No. 1 to Lease Agreement, effective as of May 7,
                         1997.
         10.7(d)**       Amendment No. 2 to Lease Agreement, effective as of July 31,
                         1998.
         10.7(e)**       Amendment No. 3 to Lease Agreement, effective as of June 29,
                         2000.
         10.8(a)+*       Patent and Technology License Agreement, effective as of
                         July 20, 1994, by and between the Board of Regents of The
                         University of Texas System, M.D. Anderson and Introgen.
         10.8(b)+*       Amendment No. 1 to Patent License Agreement, effective as of
                         September 1, 1996.
         10.8(c)+**      Amendment No. 2 to Patent License Agreement, effective as of
                         August 8, 1997.
         10.9+*          Sponsored Research Agreement for Clinical Study, No. CS
                         93-27, dated February 11, 1993, between Introgen and M.D.
                         Anderson, as amended.
         10.10           [Reserved]
         10.11+*         Sponsored Research Agreement No. SR 93-04, dated February
                         11, 1993 between M.D. Anderson and Introgen, as amended.
         10.12           [Reserved]
         10.13+*         Sponsored Research Agreement No. SR 96-004 between Introgen and M.D. Anderson, dated January 17, 1996.
         10.14           [Reserved]
         10.15+*         License Agreement, dated March 29, 1996 between Introgen and
                         SKCC.
         10.16**         Consulting Agreement between Introgen and Jack A. Roth,
                         M.D., effective as of October 1, 1994.
         10.17**         Consulting Agreement between EJ Financial Enterprises, Inc.
                         and Introgen, effective as of July 1, 1994.
         10.18(a)**      Employment Agreement dated as of August 1, 1996 between
                         Introgen and David G. Nance.
         10.18(b)**      Amendment No. 1 to Employment Agreement, effective as of
                         August 1, 1998.
         10.18(c)**      Amendment No. 2 to Employment Agreement, dated as of
                         February 15, 2000.
         10.19**         Service Agreement, effective as of July 1, 1994, between
                         Introgen and Domecq Technologies, Inc.
         10.20(a)+**     Collaboration Agreement (p53 Products), effective as of
                         October 7, 1994, between Introgen and RPR, as amended.
         10.20(b)+*      Addendum No. 1 to Collaboration Agreement (p53 Products),
                         dated January 23, 1996, between Introgen and RPR.

        EXHIBIT
         NUMBER                            DESCRIPTION OF DOCUMENT
        -------                            -----------------------
         10.20(c)+**     1997 Agreement Memorandum, effective as of July 22, 1997,
                         between Introgen and RPR.
         10.20(d)+*      Letter Agreement, dated April 19, 1999, from Introgen to RPR regarding manufacturing process for INGN 201.
         10.21(a)+**     Collaboration Agreement (K-ras Products), effective as of
                         October 7, 1994, between Introgen and RPR, as amended.
         10.21(b)**      Amendment No. 1 to Collaboration Agreement (K-ras Products),
                         effective as of September 27, 1995, between Introgen and
                         RPR.
         10.22+*         Collaborative Research and Development Agreement dated
                         October 30, 1998 between Introgen, RPR and NCI.
         10.23+**        Non-exclusive license agreement dated April 16, 1997, by
                         Introgen and Iowa Research Foundation.
         10.24+*         Option Agreement, effective as of June 1, 1998, by Introgen and Imperial Cancer Research Technology Limited ("ICRT").
         10.25+*         Option Agreement, effective as of January 1, 1999, by
                         Introgen and ICRT.
         10.26+*         Exclusive License Agreement, effective as of July 19, 1999, by Introgen and Corixa Corporation.
         10.27(a)        [Reserved]
         10.27(b)**      Letter dated January 28, 2000, from Introgen to LXR
                         Biotechnology ("LXR"), notifying LXR of its exercise of its option.
         10.27(c)+**     Exclusive License Agreement, effective as of May 16, 2000, by and between Introgen and LXR.
         10.28+*         Administrative Services and Management Agreement, effective as of January 1, 1999, by and between Introgen and Gendux,
                         Inc.
         10.29+*         Research and Development Agreement, effective as of January
                         1, 1999, by and between Introgen and Gendux, Inc.
         10.30+*         Delivery Technology License Agreement, effective as of
                         January 1, 1999, by and between Introgen and Gendux, Inc.
         10.31+*         Target Gene License Agreement, effective as of January 1,
                         1999, by and between Introgen and Gendux, Inc.
         10.32+**        Nonexclusive License Agreement, dated as of August 17, 1998, by and between Introgen and National Institutes of Health.
         10.33**         Form of Series B Preferred Stock Purchase Agreement between
                         Introgen and an investor.
         10.34**         Master Lease Agreement, effective as of August 4, 1999, by and between Introgen and Finova Capital Corporation.
         10.35**         Construction Loan Agreement, effective as of July 24, 2000, by and between Introgen and Compass Bank.
         21.1**          List of subsidiaries of Introgen.
         23.1            Consent of Arthur Andersen LLP, independent public
                         accountants.
         23.2**          Consent of Counsel (included in Exhibit 5.1).
         24.1**          Power of Attorney (See page II-5).
         27.1**          Financial Data Schedule for year ended June 30, 2000.


---------------


 * Supersedes previously filed exhibit with same number



** Previously filed


 + Confidential treatment has been requested for portions of this exhibit